Exhibit 4.2
EXECUTION VERSION
TERM LOAN AND REVOLVING LOAN CREDIT FACILITY AGREEMENT
PROVIDING FOR A
US$435,000,000
SECURED TERM LOAN FACILITY
10,000,000
SECURED REVOLVER FACILITY
AND A
US$50,000,000
SECURED COST OVERRUN TERM LOAN FACILITY

BULLY 2, LTD.,
AS BORROWER,
CHINA DEVELOPMENT BANK CORPORATION,
THE EXPORT-IMPORT BANK OF CHINA,
STANDARD CHARTERED BANK,
HSBC BANK PLC,
RZB FINANCE LLC,
AS LENDERS,
STANDARD CHARTERED BANK,
AS LEAD ARRANGER,
CHINA DEVELOPMENT BANK CORPORATION,
THE EXPORT-IMPORT BANK OF CHINA,
STANDARD CHARTERED BANK,
HSBC BANK PLC,
AS MANDATED LEAD ARRANGERS,
RZB FINANCE LLC,
AS COST OVERRUN TERM LOAN LEAD ARRANGER,
AND
STANDARD CHARTERED BANK,
AS ADMINISTRATIVE AGENT AND COLLATERAL AGENT

dated as of
October 21, 2008
AMENDED AND RESTATED
As of October 9, 2009

1.	DEFINITIONS		2

	1.1	Specific Definitions	2
	1.2	Computations of Time Periods; Other Definitional Provisions	47
	1.3	Accounting Terms	48
	1.4	Certain Matter Regarding Materiality	48
	1.5	Forms of Documents	48
	1.6	References to Date of Agreement	48

2.	REPRESENTATIONS AND WARRANTIES		49

	2.1	Representations and Warranties	49

3.	AMOUNT AND TERMS OF THE FACILITIES		58

	Purposes		58
	3.2	Advances	59
	3.3	The Notes	60
	3.4	Borrowing; Drawdown Notice	60
	3.5	Changes of Commitments	60
	3.6	Several Obligations; Certain Remedies Independent	61

4.	CONDITIONS		61

	4.1	Conditions Precedent to the Closing Date	61
	4.2	Conditions Precedent to the Effective Date	67
	4.3	Conditions Precedent to Senior Term Loans and Cost Overrun Term Loans	68
	4.4	Further Conditions Precedent	71

5.	REPAYMENT AND PREPAYMENT		73

	5.1	Repayment	73
	5.2	Mandatory Prepayments	74
	5.3	Voluntary Prepayment	75
	5.4	Repayments and Prepayments Generally	76

6.	INTEREST AND RATE		76

	6.1	Floating Rate	76
	6.2	Applicable Rate; Default Rate	76
	6.3	Interest Payments	77
	6.4	Banking Days	77
	6.5	360 Day Year	77

i

	6.6	Interest Determinations	77
	6.7	Consolidation of Advances	77

7.	PAYMENTS		78

	7.1	Borrower Payments Generally	78
	7.2	Advances	78
	7.3	Payments by Administrative Agent to Lenders	78
	7.4	Set-Off; Sharing of Payments	78
	7.5	Application of Insufficient Payments	79
	7.6	Pro Rata Treatment	79
	7.7	Non-Receipt of Funds by the Administrative Agent	80
	7.8	Non-Banking Days	80

8.	EVENTS OF DEFAULT		81

	8.1	Events of Default	81

9.	COVENANTS		86

	9.1	Affirmative Covenants	86
	9.2	Negative Covenants	103

10.	JOINT COMMITTEE		113

	10.1	Appointment of the Joint Committee	113
	10.2	Approval of a Wholly Owned Subsidiary Proposed Transaction	113
	10.3	Approval of a Proposed Transaction	114
	10.4	Proposed Transaction Fee	115
	10.5	No Waiver; Proposed Transaction	115

11.	SUCCESSORS AND ASSIGNS		115

	11.1	Successors and Assigns Generally	115
	11.2	Assignment; Participations; Etc. by the Lenders	115
	11.3	Assignment by SCB	117
	11.4	Register	118
	11.5	Participations	118
	11.6	Certain Pledges	119
	11.7	Taxes	119
	11.8	Treatment of Certain Refunds	120

12.	YIELD PROTECTION, ETC.		121

	12.1	Illegality	121

	12.2	Increased Costs	121
	12.3	Interest Rate Determination	122
	12.4	Administrative Agent's Certificate	124
	12.5	Break-Funding	124
	12.6	Mitigation Obligations	124

13.	CURRENCY INDEMNITY		125

	13.1	Judgment Currency	125

14.	FEES AND EXPENSES		125

	14.1	Fee Letters	125
	14.2	Commitment Fee	125
	14.3	Expenses	126

15.	APPLICABLE LAW AND JURISDICTION		126

	15.1	GOVERNING LAW	126
	15.2	Submission to Jurisdiction; Process Agent; Alternative Process;
		Waiver of Venue, Etc.	126
	15.3	WAIVER OF JURY TRIAL	127

16.	THE ADMINISTRATIVE AGENT		128

	16.1	Appointment of Administrative Agent	128
	16.2	Duties of the Administrative Agent	128
	16.3	Role of the Lead Arranger; Mandated Lead Arrangers	128
	16.4	No Fiduciary Duties	128
	16.5	Business with the Borrower and the Joint Venturers	129
	16.6	Rights and Discretions	129
	16.7	Required Lenders' Instructions	130
	16.8	Responsibility for Documentation	130
	16.9	Exclusion of Liability	131
	16.10	Resignation of the Administrative Agent	131
	16.11	Confidentiality	132
	16.12	Relationship with the Lenders	133
	16.13	Credit Appraisal by the Lenders	133
	16.14	Administrative Agent's and Joint Committee Management Time	134
	16.15	Deduction from Amounts payable by the Administrative Agent	134
	16.16	Reliance and Engagement Letters	134

17.	COLLATERAL AGENT		134

	17.1	Appointment by Administrative Agent	134

18.	NOTICES AND DEMANDS		134

	18.1	Addresses	134
	18.2	Receipt	135

19.	MISCELLANEOUS		136

	19.1	No Waiver	136
	19.2	Survival	136
	19.3	Severability	136
	19.4	No Fiduciary Relationship	136
	19.5	Indemnification by Borrower	136
	19.6	Captions	137
	19.7	Amendments	137
	19.8	Lender Confidentiality	138
	19.9	Entire Agreement	138
	19.10	WAIVER OF IMMUNITY	138
	19.11	USA Patriot Act Notice; OFAC and Bank Secrecy Act	139
	19.12	Defaulting Lenders	139

EXHIBITS

A	FORM OF DRAWDOWN NOTICE
B-1	FORM OF SENIOR TERM LOAN NOTE
B-2	FORM OF SENIOR REVOLVER NOTE
B-3	FORM OF COST OVERRUN TERM LOAN NOTE
C	FORM OF MARSHALL ISLANDS MORTGAGE
D	FORM OF ASSIGNMENT OF EARNINGS
E	FORM OF ASSIGNMENT OF INSURANCES
F	FORM OF ASSIGNMENT OF CONSTRUCTION CONTRACTS/DRILLING
CONTRACT
G	FORM OF SHARE PLEDGE AGREEMENT
H-1	FORM OF CONTROL AGREEMENT
H-2	FORM OF SINGAPORE CHARGE OF ACCOUNTS
I	FORM OF ASSIGNMENT OF MANAGEMENT AGREEMENT
J	FORM OF ASSIGNMENT AND ASSUMPTION
K	FORM OF COMPLIANCE CERTIFICATE
L	FORM OF LOAN BORROWING CERTIFICATE
M	FORM OF TECHNICAL AND ENVIRONMENTAL CONSULTANT

CERTIFICATE

N	RESERVED
O	FORM OF GUARANTEE
P	FORM OF CONSENT AND AGREEMENT
Q	FORM OF BORROWER SUBSIDIARY SECURITY AGREEMENT
R	FORM OF SINGAPORE DEED
S	FORM OF SECURITY AGREEMENT

v

SCHEDULES

1	THE LENDERS AND THE COMMITMENTS
1A	AMOUNTS AND PERCENTAGE INTERESTS
3	CONSTRUCTION DATA
5.1(a)	AMORTIZATION
9.1(z)	PROJECT STATISTICAL DATA

TERM LOAN
AND CREDIT FACILITY AGREEMENT
          THIS TERM LOAN AND REVOLVING LOAN CREDIT FACILITY AGREEMENT (this “Agreement”) is made as of the 21st day of October, 2008, as amended and restated on October 9, 2009, by and among (i) BULLY 2, LTD., an exempt company incorporated in the Cayman Islands, as borrower (the “Borrower”), (ii) CHINA DEVELOPMENT BANK CORPORATION, THE EXPORT-IMPORT BANK OF CHINA, STANDARD CHARTERED BANK, a company incorporated by Royal Charter in England (with reference number ZC18, hereinafter “SCB”), HSBC BANK PLC, RZB FINANCE LLC (together with their respective successors and assigns, the “Lenders”), (iii) SCB, as lead arranger (in such capacity and any successor thereto, the “Lead Arranger”), (iv) CHINA DEVELOPMENT BANK CORPORATION, THE EXPORT-IMPORT BANK OF CHINA, SCB and HSBC BANK PLC, as mandated lead arrangers (the “Mandated Lead Arrangers”), (v) RZB FINANCE LLC, as Cost Overrun Term Loan Lead Arranger (the “Cost Overrun Term Loan Lead Arranger”) and (vi) SCB as administrative agent (in such capacity and any successor thereto, the “Administrative Agent”) and collateral agent (in such capacity and any successor thereto, the “Collateral Agent”, and together with the Administrative Agent, the “Agents”) for the Lenders.
WITNESSETH THAT:
          WHEREAS, the Borrower, certain of the Lenders, the Lead Arranger, the Administrative Agent and the Collateral Agent entered into a Credit Agreement (the “Original Credit Agreement”), dated as of October 21, 2008 in order to, among other things, (i) partly finance the construction of the drillship to be named FRONTIER BULLY II and registered under the laws and flag of the Republic of the Marshall Islands pursuant to terms of the Construction Contracts, the Approved AFE and the Master Construction Schedule (as such terms are defined herein) and (ii) operate the Vessel to perform its obligations under the Drilling Contract (as hereinafter defined) (the “Project”);
          WHEREAS, at the request of the Borrower, SCB has agreed to serve as Lead Arranger and as the Administrative Agent and the Collateral Agent under this Agreement and the Lenders have agreed to provide to the Borrower secured term loans and a revolving credit facility in the aggregate amount of Four Hundred Ninety Five Million Dollars (US$495,000,000) on the terms and conditions set forth herein;
          WHEREAS, the Borrower has pledged all of its interest in the Collateral and the Accounts (as hereinafter defined) as security for the obligations of the Borrower under this Agreement;
          WHEREAS, in connection with the syndication of the Advances under the Original Credit Agreement, the parties hereto desire to amend and restate the Original Credit Agreement in its entirety as described herein;
          NOW, THEREFORE, in consideration of the premises set forth above, the covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as set forth below:
1. DEFINITIONS
     1.1 Specific Definitions. In this Agreement the words and expressions specified below shall, except where the context otherwise requires, have the meanings attributed to them below:

“Acceptable Accounting Firm”	means Deloitte & Touche or such internationally recognized accounting firm as shall be approved by the Majority Lenders, such approval not to be unreasonably withheld;

“Acceptable Insurance Broker”	means any nationally recognized independent insurance broker reasonably satisfactory to the Administrative Agent, after consultation with the Insurance Consultant and the Borrower;

“Account Collateral”	has the meaning assigned to that term in the Depositary Agreement;

“Administrative Agent”	has the meaning ascribed thereto in the preamble;

“Administrative Agent’s Account”	means Standard Chartered Bank, New York (SWIFT CODE SCBLUS33) for the account of Standard Chartered Bank, London (SWIFT CODE SCBLGB2L), (Account No. 3582-088442-001);

“Administrative Questionnaire”	means an Administrative Questionnaire in a form supplied by the Administrative Agent;

“Advance(s)”	means any amount advanced to the Borrower with respect to the Facilities or (as the context may require) the aggregate amount of all such Advances for the time being outstanding;

“Affected Property”	means the Vessel (in whole or in part) to the extent, lost, destroyed, damaged or otherwise taken as a result of any Event of Loss;

“Affiliate”	means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person; and for purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person shall mean the possession, direct or indirect, of the power to vote 15% or more of the Voting Shares of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of such Voting Shares, by contract or otherwise;

“Agency and Depositary Fee Letter”	means that certain letter agreement dated as of October 21, 2008 between the Borrower, the Agents and the Depositary with respect to certain fees payable by the Borrower for the account of SCB, in its capacities as Administrative Agent and Collateral Agent and Standard Chartered Bank, New York Branch in its capacity as Depositary;

“Agency and Depositary Fee”	has the meaning ascribed thereto in the Agency and Depositary Fee Letter;

“Agents”	has the meaning ascribed thereto in the preamble;

“Agreement”	has the meaning ascribed thereto in the preamble;

“Applicable Lending Office”	means, for each Lender, the “Lending Office” of such Lender (or of an Affiliate of such Lender) specified in the Administrative Questionnaire delivered by such Lender to the Administrative Agent or such other office of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify in writing to the Administrative Agent and the Borrower as the office by which its Advances are to be made and maintained;

“Applicable Margin”	means, for purposes of the Senior Term Loan and the Senior Revolver:

(a) during the period prior to the occurrence of the Delivery Date (as defined in the Shanghai Construction Contract), 2.50% per annum;

(b) for the period commencing with the occurrence of the Delivery Date (as defined in the Shanghai Construction Contract) and ending on (and excluding) the Shell Commencement Date, 2.30% per annum;

(c) for the period commencing with the Shell Commencement Date and ending on (and including) the day immediately prior to the first day of the sixth year following the Shell Commencement Date, 2.25% per annum;

(d) for the period commencing with the first day of the sixth year following the Shell Commencement Date and thereafter, 2.40% per annum;

provided that, if the Vessel has a Utilization Rate of at least 95% for 3 consecutive months at any time after the Shell Commencement Date, such margin shall be equal to (i) 2.15% with respect to clause (c) above and (ii) 2.30% with respect to clause (d) above commencing with the next succeeding Interest Period and each subsequent Interest Period thereafter for so long as such Utilization Rate remains at or above 95%; provided further, that if the Vessel has a Utilization Rate of at least 97.5% for 3 consecutive months at any time after the Shell Commencement Date, such margin shall be equal to (i) 2.10% with respect to clause (c) above and (ii) 2.25% with respect to clause (d) above commencing with the next succeeding Interest Period and each subsequent Interest Period thereafter for so long as such Utilization Rate remains at or above 97.5%;

For purposes of the Cost Overrun Term Loan:

(a) during the period prior to the occurrence of the Shell Commencement Date, 3.50% per annum;

(b) for the period commencing with the Shell Commencement Date and thereafter, 3.25% per annum;

“Applicable Rate”	has the meaning ascribed thereto in Section 6.2;

“Approved AFE”	means the AFE approved by the Borrower and the Manager and dated March 12, 2008 setting forth $470,416,641.00 as the amount of all projected payments of Project Costs to construct the Vessel through the Construction Completion Date, as certified by the Borrower and provided to the Administrative Agent and the Technical and Environmental Consultant;

“Approved Fund”	means any Fund which is, or the assets of which are, administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender;

“Approved Joint Venture”	means the joint venture between, Shell EP Offshore

Ventures Limited and Frontier Drillships 2 described in the Joint Venture Agreement;

“Assignment and Assumption”	means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.2), and accepted by the Administrative Agent, in substantially the form of Exhibit J or any other form approved by the Administrative Agent;

“Assignments”	means each of Assignment of Earnings, Assignment of Insurances, Assignments of Construction Contracts, Assignment of the Drilling Contract and Assignment of the Management Agreement;

“Assignment Notices”	means notices by the Borrower to be given pursuant to the respective Assignments, to be in form and substance satisfactory to the Administrative Agent in its sole discretion;

“Assignments of Construction Contracts”	means each of the first priority assignments of the Construction Contracts and other material contracts of the Borrower associated with the construction and outfitting of the Vessel including manufacturer’s warranties and guaranties in favor of the Collateral Agent in respect of the Vessel, substantially in the form of Exhibit F;

“Assignment of Drilling Contract”	means the first priority assignment of the Drilling Contract in favor of the Collateral Agent in respect of the Project, substantially in the form of Exhibit F;

“Assignment(s) of Earnings”	means first priority assignments of earnings and charterparties, to be made by the Borrower in favor of the Collateral Agent, in respect of the Project Revenues, including earnings under the Drilling Contract, and the mobilization fee to be paid by Shell EP Wells Equipment Services B.V. under the Drilling Contract, in accordance with the terms of the Drilling Contract, substantially in the form of Exhibit D;

“Assignment(s) of Insurances”	means first priority assignments of insurances, to be made by the Borrower in favor of the Collateral Agent, in respect of the insurances provided pursuant to Section 9.1(j), substantially in the form of Exhibit E;

“Assignment of Management	means the first priority assignment of the Management

Agreement”	Agreement in favor of the Collateral Agent in respect of the Project, substantially in the form of Exhibit I;

“Authorized Officer”	means (a) with respect to any Person that is a corporation, the chairman, chief executive officer, president, vice president, assistant vice-president, treasurer, assistant treasurer, attorney-in-fact, secretary, assistant secretary, general manager or director of such Person or the individuals authorized to act as such by the corporation’s by-laws, (b) with respect to any Person that is a partnership, each general partner of such person or the chairman, chief executive officer, president, vice president, treasurer, assistant treasurer, attorney-in-fact, secretary or assistant secretary of a general partner of such Person and (c) with respect to any Person that is a limited liability company, the manager, the managing partner or a duly appointed officer of such Person or the individuals authorized to represent such person pursuant to the constitutive documents of such limited liability company or the chairman, chief executive officer, president, vice president, treasurer, assistant treasurer, attorney-in-fact, secretary or assistant secretary of a manager or managing member of such Person;

“Banking Day(s)”	means days on which banks are open for the transaction of business of the nature required by this Agreement in New York, New York, Houston, Texas, London, England and Beijing, P.R. China;

“Base Case Forecast”	means the projections relating to the Construction and operation of the Project for the period commencing on the date of such Base Case Forecast and continuing through the Final Payment Date, as agreed upon with the Borrower and the Technical and Environmental Consultant, and in form and substance reasonably acceptable to the Administrative Agent and the Borrower, which projections shall be certified by an Authorized Officer of the Borrower to the effect that (a) such projections were made in good faith and (b) the assumptions on the basis of which such projections were made were (when made) believed to be reasonable and consistent with the estimated projected total Project Cost (not including soft costs) for the Construction of the Project through the Construction Completion Date being equal to or less than $492,723,924.00, and the Master Construction Schedule (plus a variance of four (4) months) and the Transaction Documents;

“Board”	means the Board of Governors of the Federal Reserve System;

“Borrower”	has the meaning ascribed thereto in the preamble, and any permitted successor or assign;

“Borrower Subsidiary Security Agreement”	means a security agreement substantially in the form attached as Exhibit Q securing a Borrower Subsidiary’s obligations under such Person’s Guarantee Agreement;

“Borrowing Certificate”	means a certificate and related attachments and certifications, substantially in the form of Exhibit L executed by an Authorized Officer of the Borrower and otherwise duly completed;

“Bridge Loan”	means the unsecured loan in an aggregate amount of $8,000,000.00 made by the Purchasers and Shell EP Offshore Ventures Limited to the Borrower pursuant to the note purchase agreement dated October 16, 2008 among such parties in order to pay certain Project Costs incurred by the Borrower prior to the Closing Date;

“Builders”	means each of (i) Shanghai Shipyard Co., Ltd., (ii) Keppel and (iii) Huisman;

“Bridge Loan Notes”	means the unsecured promissory notes executed by the Borrower to evidence the Bridge Loan;

“Bully Rig Intellectual Property Agreement”	means the Intellectual Property Contribution Agreement dated as of July 3, 2008, between the Borrower and Bully 1 Ltd.;

“Capital Budget”	means in respect of the Project a budget, prepared and certified by the Borrower of Permitted Capital Expenditures expected to be incurred by the Borrower during the relevant fiscal year to which such budget applies;

“Capital Expenditures”	means, for any Person for any period, the sum of, without duplication, (a) all expenditures relating to the Vessel made, directly or indirectly, by such Person or any of its Subsidiaries during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefore or additions thereto, that have been or should be, in accordance with

GAAP, reflected as additions to property, plant or equipment on a Consolidated balance sheet of such Person or have a useful life of more than one (1) year plus (b) the aggregate principal amount of all Indebtedness (including obligations under Capitalized Leases) assumed or incurred in connection with any such expenditures. For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be;

“Capitalized Leases”	means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases;

“Cash Equivalents”	means any of the following having a maturity of not greater than 180 days from the date of acquisition thereof: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) certificates of deposit of or time deposits with any commercial bank that is a Lender or a member of the Federal Reserve System, issues (or the parent of which issues) commercial paper rated as described in clause (c) below, is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $1,000,000,000, (c) commercial paper in an aggregate amount of no more than $5,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any State of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the equivalent grade) by S&P or (d) Investments, classified in accordance with GAAP as Current Assets of the Borrower or any of its Subsidiaries, in money market funds that are registered under the Investment Company Act of 1940, as amended, the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition;

“Change in Law”	means the occurrence, after the date of this Agreement,

of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority;

“Classification Society”	means Det Norske Veritas in Houston, Texas with whom the Vessel is or will be entered and who has conducted or will conduct periodic physical surveys and/or inspections of the Vessel;

“Closing Date”	means the date on which the Administrative Agent shall have notified the Borrower that all of the conditions set forth in Section 4.1 shall have been satisfied (or waived by each Lender);

“Code”	means the Internal Revenue Code of 1986, as amended, and any successor statute and regulations promulgated thereunder;

“Collateral”	means (a) the “Collateral” as defined in the Security Agreement, (b) the Account Collateral, (c) the Vessel, (d) the “Insurance” as defined in the Assignment of Insurances, (e) the “Earnings” as defined in the Assignment of Earnings, (f) the “Assigned Rights” as defined in each of the Assignment of Construction Contracts, the Assignment of the Drilling Contract and the Assignment of the Management Agreement, (g) the “Collateral” as defined in each Share Pledge Agreement, (h) the “Charged Asset” as defined in the Singapore Deed, (i) the “Charged Account” as defined in the Singapore Charge over Account, (j) each Local Payment Account and (k) all other Property of any Security Party, whether real, personal or mixed, with respect to which a Lien is granted as security for the Secured Obligations;

“Collateral Accounts”	has the meaning assigned to that term in the Depositary Agreement;

“Collateral Agency Agreement”	means the Collateral Agency and Intercreditor Agreement dated as of October 21, 2008, by and among the Borrower, the Administrative Agent, the Collateral Agent and the Depositary;

“Commitment(s)”	means, (a) the Senior Term Loan Commitments, (b) Senior Revolver Commitments and (c) the Cost Overrun Term Loan Commitments, with respect to any Lender set out opposite its name on Schedule 1 hereto or, as the case may be, pursuant to any assignment made pursuant to Section 11.2, which portion may be reduced in accordance with the terms of this Agreement;

“Commitment Letter”	means the Commitment Letter dated September 25, 2008 from SCB to the Borrower and acknowledged and agreed to by the Borrower;

“Computation Period”	means, on any date of determination following the Shell Commencement Date, the period of four consecutive complete fiscal quarters of the Borrower ending on or most recently prior to such date of determination; provided that, in the event such date of determination falls on a date prior to the fourth complete fiscal quarter of the Borrower after the Shell Commencement Date, “Computation Period” shall mean the period commencing on the first day of the first full fiscal quarter after the Shell Commencement Date and ending on the last day of the fiscal quarter of the Company ending on or most recently ended prior to such date of determination;

“Consent and Agreement”	means the consent and agreements to be provided with respect to the Project Documents, each substantially in the form of Exhibit P;

“Consolidated”	refers to the consolidation of accounts in accordance with GAAP;

“Consolidated Net Income”	means, with respect to the Borrower and its Subsidiaries for any period, the net income (or loss) of the Borrower and its Subsidiaries, determined on a Consolidated basis in accordance with GAAP, after allowances for taxes for such period; provided, however that the following shall be excluded from such net income (or loss): (a) the net income of any Person in which the Borrower or any of its Subsidiaries has an interest (which interest does not cause the net income of such Person to be Consolidated with the net income of the Borrower and its Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in cash during such period by such Person to the Borrower or any of its Subsidiaries, (b) the net income during such period of any Subsidiary of the Borrower that is not a Security Party to the extent that the declaration or payment or dividends or similar distributions by that Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or governmental authorization (which has not been obtained) applicable to such Subsidiary, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, (c) any extraordinary non-cash gains or losses during such period and (d) any gains or losses attributable to write-ups or write-downs of assets; provided further that if the Borrower or any of its Subsidiaries shall acquire or dispose of any material property during such period, then Consolidated Net Income shall be calculated after giving pro forma effect to such acquisition or disposition, as if such acquisition or disposition had occurred on the first day of such period;

“Construction”	means the construction of the Vessel by the Builders, pursuant to the Approved AFE and the Master Construction Schedule; the verb “Construct” shall have a correlative meaning;

“Construction Completion Date”	means the date on which the Vessel is ready to commence mobilization to the first work location in accordance with the Drilling Contract as certified by an Authorized Officer of the Borrower in accordance with Section 9.1(l);

“Construction Contracts”	means each of the contracts in excess of $15,000,000 between the Security Parties and a shipyard or third party vendor relating to the Construction of the Vessel, including, but not limited to (i) Shanghai Construction Contract; (ii) Keppel Construction Contract; and (iii) Huisman Construction Contract, in each case including any refund guarantees, performance guarantees, completion guarantees and/or performance bonds associated therewith;

“Construction Period Insurances”	has the meaning ascribed thereto in Section 9.1(j);

“Construction Report”	means a report of the status of Construction containing a summary of data relating to the Construction of the Vessel with respect to the categories listed in Schedule 3, executed by an Authorized Officer of the Borrower and delivered from time to time as contemplated by Section 9.1(w);

“Contribution Agreement”	means the Capital Contribution and Note Purchase Agreement dated October 21, 2008 between the Borrower and the Joint Venturers, in form and substance acceptable to the Administrative Agent, in respect of the obligation of the Joint Venturers to (i) make capital contributions to the Borrower in connection with the Senior Capital Contribution Funding in the aggregate amount of $94,000,000 and (ii) make capital contributions to the Borrower in connection with the Cost Overrun Capital Contribution Funding in the initial aggregate amount of $100,000,000 pursuant to the issuance of Cost Overrun Notes, such unsecured notes to be fully subordinated to the obligations of the Borrower to the Secured Parties hereunder and under the Security Documents;

“Contribution Certificate”	means a certificate of an Authorized Officer from each of the Joint Venturers, in form and substance acceptable to the Administrative Agent, (i) identifying the amount of the Term Loan Capital Contribution and identifying whether such Term Loan Capital Contribution is a Senior Capital Contribution Funding or a Cost Overrun Capital Contribution Funding, (ii) identifying the sources of capital contribution for such Term Loan Capital Contribution, (iii) in respect of a Senior Capital Contribution Funding, confirming that the Senior Term Loan Required Equity Ratio is satisfied, (iv) in respect of a Cost Overrun Capital Contribution Funding, confirming that the Cost Overrun Term Loan Required Equity Ratio is satisfied and (v) that any such contribution or loan was made in exchange for not less than reasonably equivalent value;

“Control Agreement”	means any an account control agreement among the Borrower or a Permitted Person, a bank maintaining a Local Payment Account and the Collateral Agent, (i) with respect to any Local Payment Account held at Wells Fargo Bank, National Association substantially in the form of Exhibit H-1 hereto and (ii) with respect to any other Local Payment Account (other than an account maintained in Singapore) in form and substance satisfactory to the Joint Committee pursuant to Article 10; provided that no Control Agreement shall be required with respect to any Unsecured Local Payment Account;

“Coordination Fee”	has the meaning ascribed thereto in the Upfront Fee and Coordination Fee Letter;

“Cost Overrun Capital Contribution Funding”	means an irrevocable capital contribution to the Borrower that has been certified as such in an applicable Contribution Certificate and made pursuant to the Contribution Agreement to fund Project Cost overruns in the maximum aggregate amount of One Hundred Million Dollars ($100,000,000); provided that if (i) the “Current Project Outlook” line item (or its equivalent) as contained in the most recent Construction Report delivered prior to the Keppel Commencement Date projects that total Project Costs through the Construction Completion Date will be equal to or less than $470,416,641.00 and (ii) no Cost Overrun Capital Contributions have been made as of the Keppel Commencement Date, then upon the occurrence of the Keppel Commencement Date, the aggregate “Cost Overrun Capital Contribution Funding” commitment (inclusive of amounts contributed or advanced to the Borrower pursuant to the Cost Overrun Capital Contribution Funding commitment) shall be reduced to an amount equal to Fifty Million Dollars ($50,000,000);

“Cost Overrun Lenders”	means the Lenders providing the Cost Overrun Term Loan (together with their respective successors and assigns) and identified as such on Schedule 1;

“Cost Overrun Note(s)”	means a promissory note of the Borrower substantially in the form of Exhibit A to the Contribution Agreement;

“Cost Overrun Secured Hedge Agreement”	has the meaning ascribed thereto in Section 9.1(u)(ii);

“Cost Overrun Term Loan”	has the meaning ascribed thereto in Section 3.1(b);

“Cost Overrun Term Loan Commitments”	means, with respect to any Lender, the Cost Overrun Term Loan portion of the Facilities set out opposite its name on Schedule 1 hereto or, as the case may be, pursuant to any assignment made pursuant to Section 11.2, which portion may be reduced in accordance with the terms of this Agreement; provided that if (i) the “Current Project Outlook” line item (or its equivalent) as contained in the most recent Construction Report delivered prior to the Keppel Commencement

Date projects that total Project Costs through the Construction Completion Date will be equal to or less than $470,416,641.00 and (ii) no Cost Overrun Capital Contributions have been made as of the Keppel Commencement Date, then upon the occurrence of the Keppel Commencement Date, the aggregate “Cost Overrun Term Loan Commitments” shall be reduced ratably among the Cost Overrun Lenders according to their respective Cost Overrun Term Loan Commitments to an amount equal to Twenty Five Million Dollars ($25,000,000);

“Cost Overrun Term Loan Drawdown Date(s)”	means the dates, each being a Banking Day, upon which the Borrower has requested that an Advance under the Cost Overrun Term Loan be made available to the Borrower, and such Advance is made;

“Cost Overrun Term Loan Equity Ratio”	means, at any time, the ratio of (A) the sum of all Cost Overrun Capital Contribution Fundings made to and including such time to (B) the sum of all Advances of the Cost Overrun Term Loan made to and including such time;

“Cost Overrun Term Loan Lead Arranger”	has the meaning ascribed thereto in the preamble;

“Cost Overrun Term Loan Note”	means the promissory note to be executed by the Borrower to evidence the Cost Overrun Term Loan, substantially in the form of Exhibit B-3;

“Current Assets”	of any Person means all assets (other than non-cash obligations under FAS 133) of such Person that would, in accordance with GAAP, be classified as current assets on a Consolidated balance sheet of a company conducting a business the same as or similar of that of such Person, after deducting adequate reserves in each case in which a reserve is proper in accordance with GAAP;

“Current Liabilities”	of any Person means (a) all Indebtedness of such Person except Funded Debt, (b) all amounts of Funded Debt of such Person required to be paid or prepaid within one year after such date and (c) all other items (including taxes accrued as estimated but excluding non-cash obligations under FAS 133) that in accordance with GAAP would be classified as current liabilities on a Consolidated balance sheet of such Person;

“Debt Service”	means, for any period with respect to the Project, the sum, computed without duplication, of the following: (a) all amounts payable by the Borrower in respect of scheduled payments of principal of the Advances for such period (and excluding prepayments of Advances payable during such period pursuant to Section 5.3) plus (b) all amounts payable by the Borrower in respect of Interest Expense for such period plus (c) all fees payable in accordance with Article 14 and in accordance with the Fee Letters;

“Debt Service Coverage Ratio”	means, for any period, the ratio of (a) the excess (if any) of (i) Project Revenues for such period over (ii) Operation and Maintenance Expenses for such period plus any Capital Expenditures for such period which are not Permitted Capital Expenditures to (b) Debt Service for such period;

“Default”	means an Event of Default or an event which with notice or lapse of time or both would become an Event of Default;

“Default Rate”	has the meaning ascribed thereto in Section 6.2;

“Defaulting Lender”	means, at any time, a Lender as to which the Administrative Agent has notified the Borrower that (i) such Lender has failed for three or more Business Days to comply with its obligations under the Credit Agreement to make an Advance (a “funding obligation”), (ii) such Lender has notified the Administrative Agent, or has stated publicly, that it will not comply with any such funding obligation thereunder, or has defaulted on its funding obligations under any other loan agreement or credit agreement or other similar agreement, (iii) such Lender has, for three or more Business Days, failed to confirm in writing to the Administrative Agent, in response to a written request of the Administrative Agent, that it will comply with its funding obligations under the Credit Agreement, or (iv) a Lender Insolvency Event has occurred and is continuing with respect to such Lender. Any determination that a Lender is a Defaulting Lender under clauses (i) through (iv) above will be made by the Administrative Agent in its sole discretion acting in good faith. The Administrative Agent will promptly send to all parties hereto a copy of any notice to the Borrower provided for in this definition;

“Depositary”	has the meaning ascribed thereto in the Depositary Agreement;

“Depositary Agreement”	means the Depositary Agreement dated as of October 21, 2008, by and among the Borrower, the Collateral Agent and the Depositary;

“Direct Agreement”	means the agreement between Shell EP Wells Equipment Services B.V. and the Collateral Agent (on behalf of the Lenders) dated as of October 21, 2008;

“Disposition”	means any sale, assignment, transfer or other disposition of any property (whether now owned or hereafter acquired) by the Borrower or any Subsidiary of the Borrower to any other Person excluding any sale, assignment, transfer or other disposition of any property sold or disposed of in the ordinary course of business and on ordinary business terms;

“Distribution Certificate”	has the meaning ascribed thereto in Section 9.2(g);

“Distribution Conditions”	has the meaning ascribed thereto in Section 9.2(g);

“DOC”	means a document of compliance issued to an Operator in accordance with Rule 13 of the ISM Code;

“Dollars” and the sign “$”	means the legal currency, at any relevant time hereunder, of the United States of America;

“Drawdown Dates”	means collectively the Senior Term Loan Drawdown Dates, the Senior Revolver Drawdown Dates and the Cost Overrun Term Loan Drawdown Dates;

“Drawdown Notice”	has the meaning ascribed thereto in Section 3.4(a);

“Drilling Contract”	means the Offshore Drilling Rig Contract dated as of March 20, 2008, and amended by Amendment No. 1 dated June 18, 2008 between Shell EP Wells Equipment Services B.V. and the Borrower and assigned to the Secured Parties pursuant to the Assignment of the Drilling Contract;

“Effective Date”	has the meaning ascribed thereto in Section 4.2;

“Eligible Assignee”	means (a) a Lender, (b) an Affiliate of a Lender, (c) an

Approved Fund, and (d) any other Person (other than a natural person) approved by the Administrative Agent, such approval not to be unreasonably withheld or delayed; provided that the term “Eligible Assignee” shall not include the Borrower or any Affiliate or Subsidiary thereof;

“Environmental Affiliate”	means the Manager, any Permitted Person and any other Person or entity the liability of which for Environmental Claims the Borrower or any other Security Party may have assumed by contract or operation of law;

“Environmental Approvals”	has the meaning ascribed thereto in Section 2.1(w);

“Environmental Claim”	has the meaning ascribed thereto in Section 2.1(x);

“Environmental Laws”	has the meaning ascribed thereto in Section 2.1(w);

“Equator Principles”	means The “Equator Principles — An Industry Approach for Financial Institutions in Determining, Assessing and Managing Environmental and Social Risk in Project Financing,” dated June 4, 2003, as amended on July 8, 2006, to which certain Lenders are a party;

“Equity Interests”	means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest;

“ERISA”	means the Employment Retirement Income Security Act of 1974, as amended;

“ERISA Affiliate”	means a trade or business (whether or not incorporated) which is under common control with the Borrower within the meaning of Sections 414(b), (c), (m) or (o) of the Code;

“Event of Abandonment”	means a formal, public announcement by any Security Party or Builder of a decision to abandon or indefinitely defer, or the abandonment of, the Construction, completion or operation of any material portion of the Project for any reason;

“Event(s) of Default”	means any of the events set out in Section 8.1;

“Event of Loss”	means any loss of, destruction of or damage to, or any

condemnation or other taking of (including an Event of Taking), the Vessel;

“Event of Taking”	means any taking, seizure, confiscation, requisition, exercise of rights of eminent domain, public improvement, inverse condemnation, condemnation or similar action or threat of any such action of or proceeding by any Government Authority or other Person relating to the Vessel;

“Excluded Taxes”	means, with respect to either Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of a Security Party under the Loan Documents, (a) Taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), in either case, by the jurisdiction under the laws of which such recipient is organized, in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located and (b) any branch profits taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which any Security Party is located;

“Facility(ies)”	means the credit facility, consisting of each of the Senior Term Loan, the Senior Revolver and the Cost Overrun Term Loan, to be made available to the Borrower by the Lenders pursuant to Section 3.2 in the maximum principal amount of Four Hundred Ninety Five Million Dollars ($495,000,000);

“Facility Balance”	means the aggregate Dollar amount of the Facilities, including unpaid costs and accrued but unpaid interest, at any relevant time then outstanding;

“FDR Holdings”	means FDR Holdings Limited, an exempt company incorporated in the Cayman Islands;

“Fee Letters”	means, collectively, the Agency and Depositary Fee Letter and the Upfront Fee and Coordination Fee Letter;

“Final Payment Date”	means the date which is the earlier of (i) the date that is the fifteenth calendar day of the month immediately following the last day of the first complete fiscal quarter following the seven (7) year anniversary of the Shell Commencement Date (or such earlier date as the Commitments shall have been terminated in accordance with the terms herein), and (ii) April 15, 2018; provided that if such date is not a Banking Day, then the Final Payment Date shall be the next following Banking Day unless such next following Banking Day falls in the following month, in which case the Final Payment Date shall be the immediately preceding Banking Day;

“Frontier Drillships”	means Frontier Drillships, Ltd., an exempt company incorporated in the Cayman Islands;

“Frontier Drillships 2”	means Frontier Drillships 2, Ltd., an exempt company incorporated in the Cayman Islands;

“Frontier Group Company”	means any Subsidiary of FDR Holdings Limited, other than the Borrower and any Subsidiary of the Borrower;

“Frontier Security Parties”	has the meaning ascribed thereto in the introductory paragraph of Section 2.1;

“Fund”	means any Person (other than a natural person) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business;

“Funded Debt”	of any Person means Indebtedness in respect of the Facilities, in the case of the Borrower and any Subsidiary of the Borrower, and all other Indebtedness of such Person that by its terms matures more than one (1) year after the date of determination or matures within one (1) year from such date but is renewable or extendible, at the option of such Person, to a date more than one (1) year after such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one (1) year after such date, including, without limitation, all amounts of Funded Debt of such Person required to be paid or prepaid within one (1) year after the date of determination;

“GAAP”	has the meaning given to it in Section 1.3 below;

“Government Approval”	means (a) any authorization, consent, approval, license, lease, ruling, permit, certification, waiver, exemption, filing, variance, claim, order, judgment or decree of, by or with, (b) any required notice to, (c) any declaration of or with or (d) any registration by or with, any

Government Authority, in each case relating to the Project to the extent (i) not routine, (ii) not ministerial in nature or (iii) not otherwise immaterial to the Project or compliance with any Government Rule or obtaining or maintaining any Government Approval;

“Government Authority”	means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank);

“Government Rule”	means any statute, law, regulation, ordinance, rule, judgment, order, decree, permit, concession, grant, franchise, license, agreement, directive, requirement of, or other governmental restriction or any similar binding form of decision of or determination by, or any binding interpretation or administration of any of the foregoing by, any Government Authority, including all common law, whether now or hereafter in effect;

“Guarantee Agreement”	means a guarantee agreement substantially in the form attached as Exhibit O pursuant to which a Borrower Subsidiary agrees to guarantee the Secured Obligations;

“Guarantor”	has the meaning assigned to that term in the Guarantee Agreement;

“Guaranty”	By any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, or by agreement to purchase assets, goods, securities or services, or to take-or-pay, other than agreements to purchase goods at an arm’s length price in the ordinary course of business) or (b) entered into for the purpose of assuring in any other manner the holder of such Indebtedness of the payment thereof or to protect such holder against loss in respect thereof (in whole or in part), provided that the term

“Guaranty” shall not include endorsements of instruments for collection or deposit in the ordinary course of business; the term “Guarantee” used as a verb has a corresponding meaning;

“Gusto Consent”	means the consent of Gusto B.V. to the sublicense of the Gusto License from Bully 1, Ltd. to the Borrower;

“Gusto License”	has the meaning ascribed thereto in the Bully Rig Intellectual Property Agreement;

“Hedging Agreement”	means any interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, currency hedging agreement or other similar agreement or arrangement entered into between the Borrower and a Permitted Hedging Counterparty, which is designed to protect the Borrower against fluctuations in interest rates or currency rates applicable under this Agreement, and which will be covered by a 1992 or 2002 multicurrency cross border ISDA Master Agreement (ISDA Master Agreement), issued by the International Swaps and Derivatives Association; provided however that, notwithstanding anything to the contrary contained herein or in any of the Security Documents, only “Hedging Agreements” entered into by and between the Borrower and a Permitted Hedging Counterparty shall be secured on a pari passu basis;

“HSE Case”	has the meaning ascribed thereto in the Drilling Contract;

“Huisman Construction Contract”	means the agreement between Huisman Special Lifting Equipment B.V. and the Borrower in respect of the construction of the drill tower on the Vessel dated March 28, 2008, and amended by Amendment No. 1 dated September 8, 2008;

“Huisman”	means Huisman Special Lifting Equipment B.V.;

“IADC Guidelines”	means all guidelines, guidance notes, manuals, handbooks, codes of practice or related documents published by the International Association of Drilling Contractors, as amended or modified;

“Impairment”	means, with respect to any Project Document or Government Approval, any of the following which could reasonably be expected to have a Material Adverse Effect on the Borrower or the Project if not cured within 30 days of the occurrence of such event, (a) the rescission, early termination, cancellation, repeal or invalidity thereof, (b) the suspension or injunction thereof, (c) the inability to satisfy in a timely manner stated conditions to effectiveness thereof or (d) the amendment, modification or supplement (unless otherwise approved by the Administrative Agent in accordance with Section 9.2(k)(i)(F) and Section 9.2(o)) of such Project Document or Government Approval in whole or in part. The verb “Impair” shall have a correlative meaning;

“Indebtedness”	means, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto), (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery thereof or the completion of such services, except trade payables arising in the ordinary course not overdue for more than 60 days, (v) all obligations on account of principal of such Person as lessee under capitalized leases, (vi) all indebtedness of other Persons secured by a lien on any asset of such Person, whether or not such indebtedness is assumed by such Person; provided that if recourse to such indebtedness is limited to the value of the secured asset the amount of such indebtedness shall be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such indebtedness, (vii) all obligations of such Person under Hedging Agreements and (viii) all indebtedness of other Persons guaranteed by such Person to the extent guaranteed; the amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided that the amount outstanding at any time of any indebtedness issued with original issue discount is the face amount of such indebtedness less the remaining unamortized portion of the original issue discount of such indebtedness at such time as determined in conformity with GAAP; and provided further that (A) for purposes of this definition, the amount of the obligations of such Person in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedging Agreement were terminated at such time and (B) Indebtedness shall not include (1) any liability for current or deferred federal, state, local or other taxes, (2) any trade payables arising in the ordinary course not overdue for more than 60 days or (3) the Cost Overrun Notes issued pursuant to the Contribution Agreement;

“Indemnified Taxes”	means Taxes other than Excluded Taxes;

“Initial Advance”	means that portion of the Senior Term Loan to be advanced on the Initial Drawdown Date;

“Initial Capital Budget”	has the meaning ascribed thereto in Section 9.1(y);

“Initial Cost Overrun Term Loan Advance”	means the initial Advance of the Cost Overrun Term Loan;

“Initial Drawdown Date”	means the Drawdown Date on which the Initial Advance under the Senior Term Loan shall be drawn down pursuant to terms hereof;

“Initial Operating Budget”	has the meaning ascribed thereto in Section 9.1(y);

“Initial Principal Payment Date”	means, the earlier to occur of (a) the date that is the fifteenth calendar day of the month immediately following the last day of the first complete fiscal quarter following the Shell Commencement Date and (b) July 15, 2011; provided that if any such date is not a Banking Day, then the Initial Principal Payment Date shall be the immediately preceding Banking Day;

“Insurance Consultant”	means AON Limited who shall advise the Administrative Agent and Lenders in connection with the insurance-related matters in connection with the Project and including any replacement of AON Limited by the Administrative Agent selected in consultation with the Borrower;

“Insurance Report”	has the meaning ascribed thereto in Section 4.1(o);

“Interest Expense”	shall mean, for any period, the sum, computed without duplication, of the following: (a) all interest in respect of the Advances accrued or capitalized during such period (whether or not actually paid during such period) plus (b) the net amounts payable (or minus the net amounts receivable) under interest rate Hedging Agreements during such period as determined in accordance with GAAP;

“Interest Payment Date”	means, the last day of each Interest Period; provided that interest payable at the Default Rate shall be payable from time to time on demand and if no such demand is made, then each Principal Payment Date;

“Interest Period”	means, in respect of each Advance, the period commencing on the relevant Drawdown Date or the last day of the preceding Interest Period for such Advance and ending (3) months thereafter, except for the initial Interest Period which will be less than three (3) months, in accordance with Section 6.1 or such other period selected by the Borrower and agreed to by the Administrative Agent; provided that such other period shall not be for a period longer than three (3) months;

“Investment”	by a Person means any loan or advance or the extensions of credit to or for the benefit of, or any Guaranty of any obligations of, another Person (other than Indebtedness of such Person), any purchase or other acquisition of any equity interests or debt or the assets comprising a division or business unit (including any vessel) or a substantial part of all of the business of such other Person, any capital contribution to such other Person or any other direct or indirect investment in such other Person, including, without limitation, any acquisition by way of a merger or consolidation (or similar transaction) and any arrangement pursuant to which the investor incurs Indebtedness in respect of such other Person;

“ISM Code”	means the International Safety Management Code for the Safe Operating of Ships and for Pollution Prevention constituted pursuant to Resolution A. 741(18) of the International Maritime Organization and incorporated into the Safety of Life at Sea Convention and includes any amendments or extensions thereto and any regulation issued pursuant thereto;

“ISPS Code”	means the International Ship and Port Facility Code adopted by the International Maritime Organization at a conference in December 2002 and amending the Safety of Life at Sea Convention and includes any amendments or extensions thereto and any regulation issued pursuant thereto;

“ISSC”	means the International Ship Security Certificate issued pursuant to the ISPS Code;

“Joint Committee”	has the meaning ascribed thereto in Section 10.1;

“Joint Committee Approval”	has the meaning ascribed thereto in Section 10.3;

“Joint Venture Agreement”	the Joint Venture Agreement entered into between Shell EP Offshore Ventures Limited and Frontier Drillships 2 dated July 3, 2008 and assigned and amended by the Assignment Agreement and Amendment to Joint Venture Agreement dated September 30, 2008 among Shell EP Offshore Ventures Limited, Frontier Drillships and Frontier Drillships 2;

“Joint Venturers”	means Frontier Drillships 2 and Shell EP Offshore Ventures Limited as the shareholders of the Borrower;

“Keppel”	means Keppel Shipyard Limited of Singapore;

“Keppel Commencement Date”	means, as confirmed by the Technical and Environmental Consultant in writing to the Administrative Agent, the date on which all of the following shall have occurred: (i) the Vessel has arrived at the Keppel shipyard, (ii) the arrival at the Keppel shipyard of all major equipment and components to be incorporated into the Vessel (other than the blow-out preventer and drilling riser) and (iii) the Construction of the Vessel is still scheduled to be completed materially in accordance with the Approved AFE and the Master Construction Schedule;

“Keppel Construction Contract”	means the agreement for the integration of the Vessel, entered into by and between Keppel and the Borrower, dated January 22, 2008;

“Lead Arranger”	has the meaning ascribed thereto in the preamble;

“Lead Arranger’s Side Letter Agreement”	means that certain letter agreement dated as of October 21, 2008, between the Borrower and the Lead Arranger;

“Lender(s)”	has the meaning ascribed thereto in the preamble;

“Lender Insolvency Event”	means that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment;

“LIBOR”	means, in relation to any Advance:
(a) the applicable Screen Rate; or

(b) (if no Screen Rate is available for the currency or Interest Period of that Advance) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Administrative Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in Dollars and for a period comparable to the Interest Period of that Advance;

“Lien”	means, with respect to any Property of any Person, any mortgage, lien, pledge, charge, lease, easement, servitude, security interest, fiduciary or conditional assignment or transfer or encumbrance of any kind in respect of such Property of such Person. For purposes of this Agreement and the other Loan Documents, a Person shall be deemed to own subject to a Lien any Property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement (other than an operating lease) relating to such Property;

“Loan Documents”	means, collectively, this Agreement, the Notes, the Security Documents, the Hedging Agreements, the Lead Arranger’s Side Letter Agreement and the Fee Letters;

“Local Payment Account”	has the meaning assigned to that term in the Depositary Agreement;

“Loss Proceeds”	means insurance proceeds, condemnation awards or other compensation, awards, damages and other payments or relief (exclusive, in each case, of the proceeds of liability insurance and any payments for interruption of operations) with respect to any Event of Loss;

“Majority Lenders”	means, (a) at any time prior to the indefeasible payment in full of the Secured Obligations of the Senior Lenders, the Senior Lenders holding more than 50% of the aggregate outstanding principal amount of the Advances under the Senior Facility and (b) at any time after the indefeasible payment in full of the Secured Obligations of the Senior Lenders, the Cost Overrun Lenders holding more than 50% of the aggregate outstanding principal amount of the Advances under the Cost Overrun Term Loan or, if no Advances are outstanding under the Cost Overrun Term Loan, Cost Overrun Lenders having more than 50% of the aggregate amount of the Cost Overrun Term Loan Commitments as most recently in effect;

“Management Agreement”	means the management agreement entered into between the Borrower and Frontier Drilling USA, Inc. dated as of July 10, 2008;

“Manager”	means Frontier Drilling USA, Inc. in its capacity as manager under the Management Agreement;

“Mandated Lead Arrangers”	has the meaning ascribed thereto in the preamble;

“MARPOL”	means the International Convention for the Prevention of Pollution from Ships, 1973, as modified by the Protocol of 1978 relating thereto, as amended or modified;

“Master Construction Schedule”	means the construction schedule dated July 2, 2007 setting forth the proposed design, engineering, procurement, construction and testing milestone schedule for the Vessel through the Construction Completion Date, provided pursuant to Section 4.1(s) and as certified by the Borrower;

“Material Adverse Effect”	means a material adverse effect on one or more of the following: (a) the business, assets, operations or financial condition of the Borrower or any of its Subsidiaries, (b) the ability of the Borrower or any of its Subsidiaries, the Manager, Shell EP Wells Equipment Services B.V., subject to the proviso hereto, Shell EP Offshore Ventures Limited and Frontier Drillships 2 and any Permitted Person party to a Permitted Charter Agreement and/ or Permitted Local Agency Agreement to perform its material obligations under any Transaction Document to which it is a party in accordance with the terms thereof, (c) the validity or enforceability of the obligations of the Borrower or any of its Subsidiaries, the Manager, Shell EP Wells Equipment Services B.V., subject to the proviso hereto, Shell EP Offshore Ventures Limited and Frontier Drillships 2 and any Permitted Person party to a Permitted Charter Agreement and/ or Permitted Local Agency Agreement or the rights of the Administrative Agent or Lenders under this Agreement or under any other Transaction Document or (d) the validity, enforceability or priority of the security interests granted to the Collateral Agent pursuant to the Security Documents; provided that, references to Shell EP Offshore Ventures Limited and Frontier Drillships 2 in this definition shall no longer apply after each of Shell EP Offshore Ventures Limited and Frontier Drillships 2 have irrevocably paid the Senior Capital Contribution Funding and their respective obligations to make any Cost Overrun Capital Contribution Funding pursuant to the Contribution Agreement have terminated;

“Materials of Environmental Concern”	has the meaning ascribed thereto in Section 2.1(w);

“Modified Base Case Forecast”	means the modified Base Case Forecast adjusting the assumptions in the Base Case Forecast as to (i) the interest rate (including the Applicable Margin) to reflect the fixed interest rate contracted pursuant to the interest rate Hedging Agreements entered into pursuant to Section 9.1(u), (ii) the foreign exchange rates to reflect the fixed foreign exchange rates contracted pursuant to foreign exchange rate Hedging Agreements entered into pursuant to Section 9.1(u) and (iii) the commitment fee required pursuant to Section 14.2 and the fees required pursuant to the Upfront Fee and Coordination Fee Letter and Additional Upfront Fee Letter, such modified Base Case Forecast dated as of December 11, 2008 and prepared by the Lead Arranger (in consultation with the Borrower) and delivered to the Borrower by the Lead Arranger;

“Moody’s”	means Moody’s Investors Service, Inc;

“Mortgage”	means the first preferred mortgage to cover the Vessel under the laws of the Republic of the Marshall Islands, to be granted by the Borrower in favor of the Collateral Agent, substantially in the form of Exhibit C, pursuant to Section 9.1(p);

“Net Available Amount”	means (a) in the case of any Disposition, the amount of Net Cash Payments received in connection with such Disposition and (b) in the case of any Event of Loss, the aggregate amount of Loss Proceeds received by the Borrower or any of its Subsidiaries in respect of an Event of Loss related to the Project net of reasonable expenses incurred by such or the Borrower or any of its Subsidiaries, as applicable, in connection with the collection of such Loss Proceeds;

“Net Cash Payments”	means, with respect to any Disposition, the aggregate amount of all cash payments, and the fair market value of any non-cash consideration, received by the Borrower or any of its Subsidiaries directly or indirectly in connection with such Disposition; provided that (a) Net Cash Payments shall be net of (i) the amount of any legal, title and recording tax expenses, commissions and other fees and expenses paid by the Borrower or any of its Subsidiaries in connection with such Disposition and (ii) any federal, state and local income or other taxes estimated to be payable to a Governmental Authority by the Borrower or any of its Subsidiaries as a result of such Disposition (but only to the extent that such estimated taxes are in fact paid to the relevant federal, state or local governmental authority within one year of the date of such Disposition); provided that any portion of the taxes contemplated in this clause (a)(ii) that are not paid within one year of receipt of the proceeds of such Disposition will become Net Cash Payments at the earlier of (x) the time at which it is determined that such taxes are not payable and (y) the end of such period, (b) Net Cash Payments shall be net of any repayments by the Borrower or any of its Subsidiaries of Indebtedness

permitted pursuant to Section 9.2(e), including any prepayment premium thereon, to the extent that (i) such Indebtedness is secured by a Lien on the property that is the subject of such Disposition and (ii) the transferee of (or holder of a Lien on) such property requires that such Indebtedness be repaid as a condition to the purchase of such property and (c) any reserve for adjustment in respect of (i) the sale price of property Disposed of established in accordance with GAAP and (ii) any liabilities associated with such property and retained by the Borrower or any of its Subsidiaries after the Disposition thereof, including liabilities related to environmental matters or indemnification obligations associated with such transaction; provided that any portion of the reserves or liabilities contemplated by this clause (c) that are later reversed or canceled will become Net Cash Payments at the time of such reversal or cancellation;

“Non-Defaulting Lender”	means, at any time, a Lender that is not a Defaulting Lender or a Potential Defaulting Lender;

“Notes”	means collectively, the Senior Term Loan Note, the Senior Revolver Note and the Cost Overrun Term Loan Note;

“Operating Budget”	means in respect of the Project a budget, prepared and certified by the Borrower of Operation and Maintenance Expenses expected to be incurred by the Borrower during the relevant fiscal year to which such budget applies;

“Operating Rate”	means the Operating Rate, the Reduced Operating Rate, the Rig Moving Rate, the Remedial Work Rate and the Force Majeure Rate (each as defined in the Drilling Contract);

“Operation and Maintenance Expenses”	means, for any period with respect to the Project, the sum, computed without duplication, of the following:

(a) general and administrative expenses plus (b) payroll and other expenses for operating the Project and maintaining it in good repair and operating condition payable during such period plus (c) insurance costs payable during such period plus (d) applicable sales and excise taxes (if any) payable by the Borrower or any Subsidiary with respect to amounts paid under any time charter agreement and bareboat charter agreement and other products and services generated by the Project during such period plus (e) franchise taxes payable by the Borrower or any Subsidiary during such period plus (f) without duplication of taxes referred to in clauses (d) and (e) above, all Taxes payable by Subsidiaries in connection with Permitted Transactions, (g) registration fees and property taxes payable by the Borrower or any Subsidiary during such period plus (h) costs and fees attendant to the obtaining and maintaining in effect the Government Approvals payable during such period plus (i) legal, accounting and other professional fees attendant to any of the foregoing items payable during such period plus (j) any fees and expenses of the Secured Parties during such period not included in Debt Service hereunder plus (k) the reasonable costs of administration and enforcement of the Transaction Documents plus (l) all other costs and expenses included in the applicable Operating Budget plus (m) management fees payable under the Management Agreement incurred after the Construction Completion Date; but excluding (i) payments into any of the Collateral Accounts during such period, (ii) payments of any kind with respect to Restricted Payments during such period, (iii) depreciation for such period and (iv) any Permitted Capital Expenditures made during such period that are properly chargeable to fixed capital accounts for such period in accordance with GAAP;

“Operator”	means, with respect to the Vessel, the Borrower or an Affiliate of the Borrower, or, subject to the sole discretion of the Administrative Agent, such Person(s) with whom the Borrower has contracted to be concerned with the operation of the Vessel and falls within the definition of “Company” set out in rule 1.1.2 of the ISM Code;

“Ordinary Course Settlement Payments”	means all regularly scheduled payments due under any Hedging Agreement from time to time, calculated in accordance with the terms of such Hedging Agreement, as applicable, including “Fixed Rate” payment amounts, but excluding, for the avoidance of doubt any Termination Payments due and payable under such Hedging Agreement;

“Original Credit Agreement”	has the meaning ascribed thereto in the recitals;

“Other Taxes”	means all present or future stamp, or documentary taxes

or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or the Contribution Agreement or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement, any other Loan Document or the Contribution Agreement;

“Parent Company”	means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender;

“Participant”	has the meaning ascribed thereto in Section 11.5;

“Permitted Affiliate”	has the meaning ascribed thereto in Section 9.2(p);

“Permitted Bareboat Charter Agreement”	means any bareboat charter agreement entered into in connection with a Permitted Transaction;

“Permitted Capital Expenditures”	has the meaning ascribed thereto in Section 9.2(l);

“Permitted Charter Agreement”	means a Permitted Bareboat Charter Agreement and / or Permitted Time Charter Agreement as the context may require;

“Permitted Hedging Counterparty(ies)”	means any Person that (i) is a Lender, (ii) enters into a Hedging Agreement in accordance with Section 9.1(u) and (iii) enters into a Secured Party Addition Agreement pursuant to Section 3.03(c) of the Collateral Agency Agreement. Any “Permitted Hedging Counterparty” that ceases to be a Lender hereunder shall also cease to be a “Permitted Hedging Counterparty” upon the expiration of any outstanding hedges with such counterparties;

“Permitted Indebtedness”	means (i) Indebtedness under this Facility, (ii) the Cost Overrun Notes issued under the Contribution Agreement, (iii) trade debt incurred in the ordinary course of business which is not more than sixty (60) days past due or is being disputed in good faith, and (iv) only until the Initial Advance under this Agreement, the Bridge Loan and related Bridge Loan Notes issued in connection therewith;

“Permitted Investments”	has the meaning ascribed thereto in Section 9.2(d);

“Permitted Liens”	means:

(i) liens for Taxes, assessments and other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and for which such reserve or other appropriate provisions, if any, to the extent required by GAAP for the eventual payment thereof in the event it is found that such are payable by the Borrower;

(ii) liens imposed by law of carriers, warehousemen, mechanics, materialmen and landlords, trade credit under industry standard terms and other similar liens incurred in the ordinary course of business for sums not overdue or being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the Property subject to such liens and for which adequate reserves have been made to the extent required by GAAP for the eventual payment thereof in the event it is found that such sums are payable by the Borrower;

(iii) maritime liens:

(a) arising in the ordinary course of business by operation of law in respect of sums which are not overdue or of which the Borrower is unaware or that are being contested in good faith by appropriate proceedings and for which reserves have been made to the reasonable satisfaction of the Administrative Agent; or

(b) arising in connection with salvage and general average; or

(c) arising in connection with crew wages claimed but not paid;

(iv) liens incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders and statutory obligations entered into in the ordinary course of business or to secure obligations on surety or appeal bonds in the ordinary course of business or easements, rights of way and similar encumbrances incurred in the ordinary course of business and not interfering with the ordinary conduct of the business of the Borrower; and

(v) liens required by the terms of this Agreement;

“Permitted Local Agency Agreement”	means any local agency agreement entered into in connection with a Permitted Transaction;

“Permitted Local Agent”	has the meaning ascribed thereto in Section 9.2(p);

“Permitted Person”	has the meaning ascribed thereto in Section 9.2(p);

“Permitted Time Charter Agreement”	means any time charter agreement entered into in connection with a Permitted Transaction;

“Permitted Transaction”	means, any Proposed Transaction approved in accordance with Section 10.2 or Section 10.3;

“Person”	means any individual, sole proprietorship, corporation, partnership (general or limited), limited liability company, business trust, bank, trust company, joint venture, association, joint stock company, trust or other unincorporated organization, whether or not a legal entity, or any government or agency or political subdivision thereof;

“Plan”	means any employee benefit plan covered by Title IV of ERISA;

“Pledgor(s)”	means each of the Borrower (to the extent it has provided a pledge with respect of the shares of a Subsidiary), Frontier Drillships 2 and Shell EP Offshore Ventures Limited and any party acquiring an ownership stake in the Borrower in connection with the Approved Joint Venture;

“Potential Defaulting Lender”	means, at any time, a Lender (i) as to which the Administrative Agent has notified the Borrower that an event of the kind referred to in the definition of “Lender Insolvency Event” has occurred and is continuing in respect of any Subsidiary of such Lender, (ii) as to which the Administrative Agent has in good faith determined and notified the Borrower that such Lender or its Parent Company or a Subsidiary thereof has notified the Administrative Agent, or has stated publicly, that it will not comply with its funding obligations under any other loan agreement or credit agreement or other similar agreement or (iii) that has, or whose Parent Company has, a non-investment grade rating from Moody’s or S&P or another nationally recognized rating agency. Any determination that a Lender is a Potential Defaulting Lender under any of clauses (i) through (iii) above will be made by the Administrative Agent in its sole discretion acting in good faith. The Administrative Agent will promptly send to all parties hereto a copy of any notice to the Borrower provided for in this definition;

“Principal Payment Dates”	means the Initial Principal Payment Date and the dates falling at quarterly intervals thereafter until and including the Final Payment Date; provided that if any such date is not a Banking Day, then the relevant Principal Payment Date shall be the next following Banking Day unless such next following Banking Day falls in the following month, in which case such Principal Payment Date shall be the immediately preceding Banking Day;

“Project”	has the meaning ascribed thereto in the preamble;

“Project Costs”	means all costs incurred by the Borrower to achieve the Construction Completion Date with respect to the Project in the manner contemplated by (and consistent with) the Transaction Documents and the Approved AFE or otherwise approved by the Majority Lenders, in consultation with the Technical and Environmental Consultant, which costs include, without duplication:

(a) costs incurred by the Borrower under the Construction Contracts, and other costs directly related to the design, engineering, construction, installation, commissioning, testing, acceptance and transporting of the Vessel;

(b) fees and expenses incurred by or on behalf of the Borrower in respect of the Construction, including financial, accounting, legal, surveying and consulting fees, and the costs of engineering;

(c) Interest Expense, fees and expenses under the Loan Documents incurred until the Construction Completion Date;

(d) insurance required during Construction as set forth in Section 9.1(j);

(e) costs incurred for commissioning, conducting the sea trials for, and operation of Vessel prior to the Construction Completion Date;

(f) management fees payable under the Management Agreement incurred until the Construction Completion Date;

(g) other general administrative costs in connection with the Project incurred until the Construction Completion Date; and

(h) solely with respect to the Advance immediately preceding the Construction Completion Date the estimate of the Borrower, including a reasonable contingency, of Project Costs during the period between the Construction Completion Date and a reasonable period (in light of the nature of the Project Costs to be incurred) after the Shell Commencement Date;

“Project Cost Threshold Amount”	means, the aggregate amount of Project Costs (not including Interest Expense during Construction and other financing costs) estimated to be incurred by the Project through the Construction Completion Date, which, prior to the delivery of the Modified Base Case Forecast, shall be equal to $492,723,924.00 as indicated in the Base Case Forecast and, after the delivery of the Modified Base Case Forecast, shall be equal to the analogous amount of such Project Costs pursuant to the Modified Base Case Forecast as notified to the Borrower by the Administrative Agent;

“Project Documents”	means, collectively, the Construction Contracts, the Drilling Contract, the Management Agreement, the Rig Transportation Agreement upon the execution thereof, any “Other Contract” (as defined in the Drilling Contract pursuant to Sections IIB Article 28.1.3 and 28.1.4) which requires the written consent of the Collateral Agent pursuant to Section 4(b) of the Direct Agreement, the Joint Venture Agreement and the Contribution Agreement, any other contracts, agreements, instruments, letters, undertakings or other documentation entered into in connection with a Permitted Transaction and any other contracts, agreements, instruments, letters, undertakings or other documentation (x) under which the Borrower or any Borrower Subsidiary could reasonably be expected to have obligations or liabilities in excess of $15,000,000 in the aggregate at any one time and (y) that could not be reasonably replaced by a third party provider without undue expense;

“Project Party”	means each Person from time to time party to a Project Document;

“Project Revenues”	mean, for any period with respect to the Project, (a) all ordinary course cash revenues under the Drilling Contract, (b) any payments received for interruption of operations during such period (including business interruption insurance) and (c) all other ordinary course income or revenue, however earned or received, by the Borrower (with respect to the Project) during such period, including any Government Authority incentives received as tax credits, tax deductions or otherwise but only to the extent, and when, realized by the Borrower in cash. Project Revenues shall exclude, (i) net amounts receivable under Hedging Agreements earned in respect of the Project, (ii) the Net Available Amount in respect of an Event of Loss, (iii) amounts received under the Shanghai Completion Guarantee and (v) amounts received under physical loss or damage insurance policies;

“Property”	of any Person means any property or assets, or interest therein, of such Person;

“Proposed Transaction”	means any transaction proposed by the Borrower in relation to the operation of the Vessel including any proposed bareboat charter agreements, proposed time charter agreements, proposed local agency agreements, and any other instruments and documentation related to such transaction, any proposed Permitted Persons related thereto and any other actions required and proposed by the Borrower to be taken in connection with Section 9.2(p);

“Proposed Transaction Documentation”	means all proposed documentation and information required to be provided in connection with a Proposed Transaction pursuant to Section 9.2(p) including, but not limited to, information reasonably requested by the Joint Committee in relation thereto pursuant to such Section;

“Purchasers”	means each of the purchasers identified in the Sponsor Purchase Agreement;

“Quarterly Date”	means the fifteenth day of each January, April, July and October in each year, the first of which shall be the first such day after the date hereof; provided that if any such day is not a Banking Day, such Quarterly Date shall be the next preceding Banking Day;

“Quotation Day”	means the day on which an interest rate is determined for an Interest Period;

“Reference Banks”	means the principal London offices of Citibank, N.A. and Standard Chartered Bank or such other banks as may be appointed by the Administrative Agent in consultation with the Borrower;

“Regulation T”	means Regulation T of the Board (or any successor) as the same may be modified and supplemented and in effect from time to time;

“Regulation U”	means Regulation U of the Board (or any successor) as the same may be modified and supplemented and in effect from time to time;

“Regulation X”	means Regulation X of the Board (or any successor) as the same may be modified and supplemented and in effect from time to time;

“Related Parties”	means, with respect to any Person, such Person’s Affiliates and such Person’s and such Person’s Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, fund managers and advisors;

“Required Cost Overrun Capital Contribution Funding”	means, at any time, the amount of Cost Overrun Capital Contribution Funding to be made to maintain the Cost Overrun Term Loan Equity Ratio equal to or greater than 1.00 to 1.00;

“Required Senior Capital Contribution Funding”	means, at any time, the amount of Senior Capital Contribution Funding to be made to maintain the Senior Term Loan Equity Ratio equal to or greater than 17.5 to 82.5;

“Requisite Lenders”	means the Majority Lenders, the Supermajority Lenders, or the Supermajority Cost Overrun Lenders, as the context may require;

“Restoration”	means, with respect to any Affected Property, to rebuild, repair, restore or replace such Affected Property;

“Restricted Payment”	means any dividend or other payment made by a Person in respect of, or any purchase, redemption, retirement, defeasance or other acquisition for value of, any of such Person’s capital stock or other equity interests (or any warrants, rights or options to acquire such capital stock or other equity interests), whether now or hereafter outstanding;

“Restricted Payment Date”	has the meaning ascribed thereto in Section 9.2(g);

“Revenue Account”	has the meaning ascribed thereto in the Depositary Agreement;

“Rig Transportation Agreement”	shall mean the agreement to be entered into by the Borrower providing for the towing of the hull from Shanghai Shipyard Co., Ltd.’s shipyard to the shipyard of Keppel Shipyard Limited of Singapore;

“S&P”	means Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc.;

“SCB”	has the meaning ascribed thereto in preamble;

“Screen Rate”	means the British Bankers’ Association Interest Settlement Rate for the relevant currency and period displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Administrative Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders;

“Second Advance”	means that portion of the Senior Term Loan to be advanced on the Second Drawdown Date;

“Second Drawdown Date”	means the Drawdown Date on which the Second Advance under the Senior Term Loan shall be drawn down pursuant to the terms hereof;

“Secured Hedging Agreement Obligations”	means, with respect to any Hedging Agreement, the unpaid amount of any Ordinary Course Settlement Payment or any Termination Payment and interest thereon (including interest accruing after the maturity thereof and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) and all other obligations and liabilities of the Borrower to the Permitted Hedging Counterparty, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, such Hedging Agreement or any other document made, delivered or given in connection therewith, whether on account of principal, interest, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel that are required to be paid by the Borrower) or otherwise;

“Secured Parties”	means the Administrative Agent, the Collateral Agent, each Lender and each Permitted Hedging Counterparty;

“Secured Party Addition Agreement”	has the meaning ascribed thereto in the Collateral Agency Agreement;

“Secured Obligations”	means, collectively, without duplication: (i) all of the Borrower’s and each Subsidiary of the Borrower’s Indebtedness, financial liabilities and obligations, of whatsoever nature and however evidenced (including principal, interest (including interest accruing after the maturity of such indebtedness, financial liabilities or obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower or any Subsidiary of the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), premium, fees, reimbursement obligations, penalties, indemnities and legal and other expenses, whether due after acceleration or otherwise) to the Secured Parties in their capacities as such under the Loan Documents, including the Secured Hedging Agreement Obligations; (ii) any and all sums advanced by the Collateral Agent in order to preserve the Collateral or preserve its security interest in the Collateral; and (iii) in the event of any proceeding for the collection or enforcement of the obligations described in clauses (i) and (ii) above, after an Event of Default has occurred and is continuing and unwaived, the expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Collateral Agent of its rights under the Security Documents, together with reasonable attorneys’ fees and court costs;

“Security Agreement”	the security agreement entered into between the Borrower and the Collateral Agent substantially in the form of Exhibit S;

“Security Document(s)”	means the Mortgage, the Assignments, the Share Pledge Agreements, the Security Agreement, the Collateral Agency Agreement, the Depositary Agreement, the Direct Agreement, each Consent and Agreement, the Singapore Deed, any Control Agreement, any Singapore Charge over Account, each Borrower Subsidiary Security Agreement, any security documents or instruments entered into in connection with a Permitted Transaction, and any documents required by the Administrative Agent in substitution for any of the foregoing and any other documents that may be executed as security for the repayment of the Secured Obligations;

“Security Party(ies)”	means the Borrower, any Subsidiary of the Borrower, the Pledgors and, in connection with any Permitted Transaction, any Permitted Person party to a Security Document or any of them, as the context may require;

“Security Period”	means the period from the Closing Date to the date upon which the Secured Obligations are repaid in full or prepaid in full;

“Senior Capital Contribution Funding”	means an irrevocable capital contribution to the Borrower, made pursuant to the Contribution Agreement and for purposes of maintaining a Senior Term Loan Equity Ratio equal to or greater than 17.5 to 82.5 that has been certified as such in an applicable Contribution Certificate;

“Senior Facility”	means the Senior Term Loan and the Senior Revolver;

“Senior Lenders”	means those Lenders providing the Senior Term Loan and, if applicable, the Senior Revolver (together with their respective successors and assigns) and identified as such on Schedule 1;

“Senior Revolver”	has the meaning ascribed thereto in Section 3.1(a);

“Senior Revolver Availability Period”	means the period from the Construction Completion Date until the date which is three months immediately preceding the Final Payment Date, provided that if such date is not a Banking Day, the “Senior Revolver Availability Period” shall end on the immediately preceding Banking Day;

“Senior Revolver Commitment”	means, with respect to any Senior Lender, the Senior Revolver portion of the Senior Facility set out opposite its name on Schedule 1 hereto or, as the case may be, pursuant to any assignment made pursuant to Section 11.2, which portion may be reduced in accordance with the terms of this Agreement; provided that such Senior Revolver Commitment shall, upon written request of the Borrower made not later than thirty (30) days prior to the end of the Term Loan Availability Period, be increased by the Unused Senior Term Loan Commitment ratably among the Senior Lenders maintaining both Senior Term Loan Commitments and Senior Revolver Commitments, in accordance with such Senior Lenders respective Senior Revolver Commitments immediately prior to such increase;

“Senior Revolver Drawdown Date(s)”	means the dates, each being a Banking Day, upon which the Borrower has requested that an Advance under the Senior Revolver be made available to the Borrower, and such Advance is made;

“Senior Revolver Note”	means the promissory note to be executed by the Borrower to evidence the Senior Revolver, substantially in the form of Exhibit B-2;

“Senior Secured Hedge Agreement”	has the meaning ascribed thereto in Section 9.1(u)(i);

“Senior Term Loan”	has the meaning ascribed thereto in Section 3.1(a);

“Senior Term Loan Commitments”	means, with respect to any Lender, the Senior Term Loan portion of the Senior Facility set out opposite its name on Schedule 1 hereto or, as the case may be, pursuant to any assignment made pursuant to Section 11.2 and 11.3, which portion may be reduced in accordance with the terms of this Agreement;

“Senior Term Loan Drawdown Date”	means the date, being a Banking Day, upon which the Borrower has requested that the Senior Term Loan be made available to the Borrower, and such Advance is made;

“Senior Term Loan Equity Ratio”	means, at any time, the ratio of (A) the sum of all Senior Capital Contribution Fundings made to and including such time to (B) the sum of all Advances of the Senior Term Loan made to and including such time;

“Senior Term Loan Note”	means the promissory note to be executed by the Borrower to evidence the Senior Term Loan, substantially in the form of Exhibit B-1;

“Shanghai Completion Guarantee”	means the Completion Guarantee dated as of June 8, 2008 and issued by Bank of China in favor of the Borrower;

“Shanghai Consent and Agreement”	means the Consent and Agreement provided by Shanghai Shipyard Co., Ltd. in connection with the Shanghai Constructing Contract substantially in the form of the exhibit thereof attached to the Assignment of the Shanghai Construction Contract;

“Shanghai Construction Contract”	means the contract for the Construction of the Vessel, entered into by and between Shanghai Shipyard Co., Ltd. and the Borrower (as successor by novation to Frontier Drillships), dated June 23, 2007;

“Share Pledge Agreement(s)”	means the pledge of ordinary shares of the Borrower to be executed by the Pledgors in favor of the Collateral Agent pursuant to Section 4.1(d) hereof substantially in the form of Exhibit G;

“Shell Cancellation Event”	means the delivery by Shell EP Wells Equipment Services B.V. of a notice of termination under Section IIA, Article 15 of the Drilling Contract pursuant to the terms thereof;

“Shell Commencement Date”	means the date on which the Vessel is ready to begin operations at the first work location in accordance with the Drilling Contract as certified by an Authorized Officer of the Borrower and notified in writing to the Administrative Agent and Technical and Environmental Consultant;

“Shell EP Offshore Ventures Limited”	means Shell EP Offshore Ventures Limited, a company organized under the laws of England and Wales and a 100% indirect subsidiary of Royal Dutch Shell plc;

“Shell EP Wells Equipment Services B.V.”	means Shell EP Wells Equipment Services B.V., a company organized under the laws of Netherlands and a 100% indirect subsidiary of Royal Dutch Shell plc;

“Shell HSE Policies”	means all guidelines, guidance notes, manuals, handbooks, codes of practice, memorandum and other documents provided by, or on behalf of, Shell EP Wells Equipment Services B.V. relating to Shell EP Wells Equipment Services B.V.’s environmental, health and safety standards and environmental, health and safety risk assessment process;

“Singapore Charge over Account”	means any a charge over account by the Borrower in favor of the Collateral Agent with respect to a Local Payment Account of the Borrower held in the Republic of Singapore substantially in the form of Exhibit H-2 hereto;

“Singapore Deed”	the deed entered into between the Borrower and the Collateral Agent substantially in the form of Exhibit R;

“SMC”	means a safety management certificate issued in respect of the Vessel in accordance with Rule 13 of the ISM Code;

“SOLAS”	means the International Convention for the Safety of Life at Sea, 1974;

“Solvent”	means, with respect to any Person at any time, that (a) the fair value of the Property of such Person is greater than the total amount of liabilities (including contingent liabilities) of such Person, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, (c) such Person is not engaged in a business and is not about to engage in a business for which such Person’s Property would constitute an unreasonably small capital and (d) such Person is not insolvent as defined in the bankruptcy or insolvency laws of the country of its formation, and with respect to the Borrower, the United States of America and the Cayman Islands;

“Specified Time”	means approximately 11:00 a.m. London, England time on the date two (2) Banking Days prior to the relevant Interest Period;

“Sponsor Purchase Agreement”	means the Purchase and Sale Agreement dated as of September 30, 2008 between FDR Holdings, Frontier

Drillships 2, Frontier Drillships and the Purchasers in respect of the obligation of the Purchasers to purchase securities of, or provide funding to, Frontier Drillships 2 in connection with (i) the Senior Capital Contribution Funding in the aggregate amount of $47,000,000 and (ii) the Cost Overrun Capital Contribution Funding in the aggregate principal amount of up to $50,000,000, all on the terms and conditions provided therein;

“Subsidiary(ies)”	means, with respect to any Person, any business entity of which more than 50% of the outstanding voting stock or other equity interest is owned directly or indirectly by such Person and/or one or more other Subsidiaries of such Person;

“Supermajority Cost Overrun Lenders”	means, the Cost Overrun Lenders holding more than 66 2/3% of the aggregate outstanding principal amount of the Advances under the Cost Overrun Term Loan or, if no Advances are outstanding under the Cost Overrun Term Loan, Cost Overrun Lenders having more than 66 2/3% of the aggregate amount of the Cost Overrun Term Loan Commitments as most recently in effect;

“Supermajority Lenders”	means, (a) at any time prior to the indefeasible payment in full of the Secured Obligations of the Senior Lenders, the Senior Lenders holding more than 66 2/3% of the aggregate outstanding principal amount of the Advances under the Senior Facility and (b) at any time after the indefeasible payment in full of the Secured Obligations of the Senior Lenders, the Supermajority Cost Overrun Lenders;

“Suspension Account”	has the meaning ascribed thereto in the Depositary Agreement;

“Taxes”	means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Government Authority, including any interest, additions to Tax or penalties applicable thereto;

“Technical and Environmental Consultant”	means Det Norske Veritas AS in Oslo, Norway who shall advise the Administrative Agent and Lenders in connection with the Construction;

“Technical and Environmental Consultant’s Report”	means, with respect to the Project, a report covering the technical and environmental due diligence of the Project in accordance with the scope of work agreed to as part of the engagement by the Lenders of the Technical and Environmental Consultant, including but not limited to the information required in such report pursuant to Section 4.1(s);

“Termination Payment”	means any amount payable to or by the Borrower in connection with a termination (whether as a result of the occurrence of an event of default or other termination event) of any Hedging Agreement; provided that for the avoidance of doubt, “Termination Payments” shall not include any Ordinary Course Settlement Payments due under any such Hedging Agreement;

“Term Loan Availability Period”	means the period from the Closing Date until the earlier to occur of (a) the Construction Completion Date and (b) March 30, 2011, provided that if such date is not a Banking Day, the “Term Loan Availability Period” shall end on the immediately preceding Banking Day;

“Term Loan Capital Contribution”	means a capital contribution consisting of either a Senior Capital Contribution Funding or a Cost Overrun Capital Contribution Funding;

“Total Loss”	has the meaning ascribed thereto in the Mortgage;

“Transaction Documents”	means the Loan Documents and the Project Documents;

“Unsecured Local Payment Account”	(i) any deposit account of the Borrower established and maintained by a banking institution in which the Borrower maintains an average daily balance of less than Two Hundred Thousand Dollars ($200,000.00) and less than One Million Dollars ($1,000,000.00) at all times; provided that no more than three (3) such Unsecured Local Payment Accounts shall exist at any time and the aggregate amounts contained in all such Unsecured Local Payment Accounts shall be less than One Million One Hundred Thousand Dollars ($1,100,000.00) at all times;

“Unused Senior Term Loan Commitment”	means a portion of the Senior Term Loan Commitment remaining on the last day of the Term Loan Availability Period (taking into account any reduction due to any Advance made on such date), up to but not exceeding Ten Million Dollars ($10,000,000);

“Upfront Fee”	has the meaning ascribed thereto in the Upfront Fee and Coordination Fee Letter;

“Upfront Fee and Coordination Fee Letter”	means that certain letter agreement dated as of the date hereof between the Borrower and Standard Chartered Bank, in its capacity as an Lead Arranger hereof;

“Utilization Rate”	means the percentage obtained by dividing (i) the number of days, including partial days, the Borrower is entitled to receive compensation at the Operating Rate for a given period by (ii) the actual number of days in such period, as reported by the Borrower to the Administrative Agent as part of the operating report provided pursuant to Section 9.1(z), as verified by the Administrative Agent in its reasonable discretion, following consultation with the Technical and Environmental Consultant;

“Vessel”	means the whole of the drillship to be named FRONTIER BULLY II described in recitals hereof and includes her engines, machinery, boats, boilers, masts, rigging, anchors, chains, cables, apparel, tackle, outfit, spare gear, fuel, consumable or other stores, freights, belongings and appurtenances, whether on board or ashore, whether now owned or hereafter acquired, and all additions, improvements and replacements hereafter made in or to the said Vessel, or any part thereof, or in or to the stores, belongings and appurtenances aforesaid except such equipment or stores which, when placed aboard said Vessel, do not become the Property of the Borrower;

“Voting Shares”	means, with respect to any Person, any class or classes of capital stock or other ownership interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect directors, managers or trustees of such Person (irrespective of whether or not, at the time, stock of any other class or classes has, or might have, voting power by reason of the happening of any contingency).
     1.2 Computations of Time Periods; Other Definitional Provisions.
          In this Agreement and the other Loan Documents, unless the context requires otherwise, (a) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”, (b) references to “writing” include printing, typing, lithography and other means of reproducing words in a tangible visible form, (c) the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”, (d) references to sections, articles, clauses (or subdivisions of clauses), exhibits, annexes or schedules are to this Agreement, (e) references to any definition of or reference to agreements, instruments or other contractual instruments (including this Agreement and the other Loan Documents) shall be deemed to include all subsequent amendments, amendments and restatements, supplements, and other modifications to such instruments (provided, however, such amendments, amendments and restatements, supplements, and other modifications occur in accordance with the terms of thereof), (f) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (g) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (h) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (i) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (j) references to days, months, quarters and years refer to calendar days, months, quarters and years, respectively. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The word “will” shall be construed to have the same meaning and effect as the word “shall” and the words importing either gender include the other gender.
     1.3 Accounting Terms. Unless otherwise specified herein, all accounting terms used in this Agreement and the other Loan Documents shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Administrative Agent or to the Lenders under this Agreement shall be prepared, in accordance with generally accepted accounting principles for the United States (“GAAP”).
     1.4 Certain Matter Regarding Materiality. To the extent that any representation, warranty, covenant or other undertaking of the Borrower in this Agreement is qualified by reference to those which are not reasonably expected to have a “Material Adverse Effect” or language of similar import, no inference shall be drawn therefrom that any Administrative Agent or any Lender has knowledge or approves of any noncompliance by the Borrower with any Governmental Rule, as in effect from time to time.
     1.5 Forms of Documents. Except as otherwise expressly provided in this Agreement, references to documents or certificates “substantially in the form” of Exhibits to another document shall mean that such documents or certificates are duly completed in the form of the related Exhibits with substantive changes subject to the provisions of Section 19.7 of this Agreement, as the case may be, or the correlative provisions of the Security Documents.
     1.6 References to Date of Agreement. All references herein to “the date hereof”, “the date of this Agreement” and the like are, unless otherwise specified, references to October 21, 2008.

2. REPRESENTATIONS AND WARRANTIES
     2.1 Representations and Warranties. In order to induce the Administrative Agent, the Collateral Agent and the Lenders to enter into this Agreement and to make the Facilities, the Borrower on its own behalf and, where applicable, on behalf of the Security Parties, other than Shell EP Offshore Ventures Limited (the “Frontier Security Parties”), represents and warrants to the Administrative Agent, the Collateral Agent and the Lenders (which representations and warranties shall survive the execution and delivery of this Agreement and the making of the Facilities) that:
(a)	Use of Proceeds. The proceeds of the Facilities will be used solely in accordance with, and solely for the purposes contemplated by Section 9.1(x) and the Borrower’s use of the Facilities does not contravene any law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Communities) and comparable United States Federal and state laws, including without limitation, (A) the United States Trading with the Enemy Act of October 6, 1917, as amended, (B) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (C) Executive Order No. 13224, 66 Fed. Reg. 49,079 (2001), issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) and (D) the anti-money laundering provisions of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Public Law 107-56 (October 26, 2001) amending the Bank Secrecy Act, 31 U.S.C. Section 5311 et seq. No part of the proceeds from the Facilities will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in material violation of the United States Foreign Corrupt Practices Act of 1977, as amended. None of the Frontier Security Parties, (A) is or will become a “blocked person” or entity described in Schedule 1 of the Terrorism Order or described in such Department of the Treasury Rule or (B) engages or will engage in any dealings or transactions, nor is any such Person otherwise associated, with any such blocked person or entity.

(b)	Corporate Status. Each of the Frontier Security Parties is a company duly organized and validly existing under the laws of its jurisdiction of formation, and are qualified to do business and in good standing in each jurisdiction wherein the nature of the business transacted thereby makes such qualification necessary and where failure so to qualify could reasonably be expected to have a Material Adverse Effect.

(c)	Corporate Authority. Each of the Frontier Security Parties has full power and authority to, and all necessary consents, approvals and authorizations have been obtained to permit the Borrower to own its Property and carry on its business as now being or as proposed to be conducted and enter into and perform its obligations under this Agreement, the Notes and the Security Documents to which it is a party and to borrow, service and repay the Facilities and no further consents or authorities are necessary for the service and repayment of the Facilities or any part thereof.

(d)	Project Documents.
(i)	As of the Closing Date all Project Documents required to be delivered on the Closing Date have been obtained and are in full force and effect.

(ii)	The Project Documents in effect on the Closing Date and on the date of the Initial Advance, constitute and include all material contracts and agreements relating to the Vessel as of the Closing Date.

(iii)	There are no material contracts, services, materials or rights (other than Government Approvals) required for the current stage of the Construction other than those granted by, or to be provided to the Borrower pursuant to, the Project Documents.

(iv)	The Administrative Agent has received a certified copy of each Project Document (other than those that are not required to be delivered as of the date of the making of this representation) as in effect on the date of its delivery to the Administrative Agent and each amendment, modification or supplement to each such Project Document.

(v)	Except as permitted pursuant to Section 9.2(k), none of the Project Documents has been amended, modified or supplemented or has been Impaired, and all of the Project Documents (other than those that are not required to be entered into pursuant to this Agreement as of the date of the making of this representation or that have been cancelled or terminated as permitted under this Agreement) are in full force and effect. All conditions precedent to the obligations of the Borrower under the Project Documents have been satisfied or waived except for such conditions precedent which need not and cannot be satisfied until a later stage of Construction.

(vi)	No Project Party is in default of any material covenant or material obligation set forth in any Project Document.

(vii)	All representations, warranties and other factual statements made by each Frontier Security Party in the Project Documents to which such Security Party is a party are true and correct in all material respects.

(viii)	No undischarged Liens have been filed in connection with any work performed or Project Document, except for Permitted Liens.

(ix)	All material permits, licenses, trademarks, patents or agreements with respect to the usage of technology that are necessary for the Construction have been obtained, are final and are in full force and effect, except for any such material permit, license, trademark, patent or agreement the failure of which to obtain and maintain in full force and effect could not reasonably be expected to have a Material Adverse Effect.
(e)	Drilling Contract Validity. The Drilling Contract constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject, however, to the effect of insolvency or bankruptcy laws affecting generally the enforcement of creditors’ rights.

(f)	Enforceability. This Agreement has been duly executed and delivered by the Borrower and each of this Agreement and the other Transaction Documents constitutes the legal, valid and binding obligation of each of the Frontier Security Parties party thereto, enforceable against each of the Frontier Security Parties party thereto in accordance with its terms, subject, however, to the effect of insolvency or bankruptcy laws affecting generally the enforcement of creditors rights.

(g)	Filings; Stamp Taxes. Other than the recording of the Mortgage with the Maritime Administrator of the Republic of the Marshall Islands in New York promptly upon registration of the Vessel under Marshall Islands flag, but in any event no later than the Shell Commencement Date and the filing of UCC Financing Statements with the Recorder of Deeds in Washington, D.C. in respect of the Security Documents, and fees consequent thereto, it is not necessary for the legality, validity, enforceability or admissibility into evidence of this Agreement and the other Loan Documents that any of them or any document relating thereto be registered, filed, recorded or enrolled with any Government Authority in any relevant jurisdiction or that any stamp, registration, recording or similar Taxes be paid on or in relation to this Agreement and the other Loan Documents.

(h)	Collateral. On and after the Closing Date (and, with respect to the Mortgage, after the recording of the Mortgage with the Maritime Administrator of the Republic of the Marshall Islands) the provisions of the Security Documents then delivered are effective to create, in favor of the Collateral Agent for the benefit of the Secured Parties, a legal, valid and enforceable first priority Lien on and security interest in all of the Collateral purported to be covered thereby, and all necessary and appropriate action has been taken so that each such Security Document creates a perfected Lien on and security interest in all right, title and interest of the Borrower in the Collateral covered thereby, prior and superior to all other Liens other than Permitted Liens and all necessary and appropriate consents to the creation, perfection and enforcement of such Liens have been obtained from each of the parties to the Project Documents.

(i)	Government Approvals.
(i)	No material Government Approvals the failure of which to obtain could reasonably be expected (either individually or in the aggregate) to have a Material Adverse Effect are required to be obtained by the Borrower prior to the Shell Commencement Date.

(ii)	With respect to representations and warranties made on and after the Shell Commencement Date, the Borrower has obtained and maintained all material Government Approvals for the benefit and operation of the Vessel by the Borrower or any third party.

(iii)	The Borrower is not in violation of or failing to comply with, any applicable Government Rule or Government Approval the violation of or the non-compliance with which could reasonably be expected (either individually or in the aggregate) to have a Material Adverse Effect.
(j)	Violation of Law, Contracts. The execution and delivery of, the performance of its obligations under, and compliance by each of the Frontier Security Parties with the provisions of this Agreement, the other Loan Documents and the Contribution Agreement to which they are parties do not, and will not during the Security Period, contravene (i) any Government Rule existing at the date hereof, (ii) any contractual restriction binding each of the Frontier Security Parties or their assets or (iii) the constitutive documents of the Frontier Security Parties.

(k)	Litigation. No action, suit or proceeding is pending or threatened against any Frontier Security Party or with respect to any Project Document which could reasonably be expected (either individually or in the aggregate) to have a Material Adverse Effect.

(l)	Defaults. The Borrower is not in default (A) under any Transaction Document in any material respect by which it is bound, (B) in respect of any material financial commitments or obligations or (C) under any applicable order, writ, injunction or decree of any Government Authority or arbitral tribunal. No default has occurred and is continuing or would result from the consummation of the transaction contemplated by this Agreement or any other Security Document which could reasonably be expected (either individually or in the aggregate) to have a Material Adverse Effect.
(m)	Investment Company. None of the Frontier Security Parties are required to be registered as an “investment company” (as defined in the Investment Company Act of 1940, as amended).
(n)	Margin Stock. None of the proceeds of the Facilities will be used to purchase or carry margin stock or extend credit to others for the purpose of purchasing or carrying margin stock within the meanings of Regulations T, U or X; neither of the Frontier Security Parties is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock within the meaning of Regulations T, U or X.
(o)	Disclosure.
(i)	The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected (either individually or in the aggregate) to have a Material Adverse Effect. Neither this Agreement nor any other Transaction Document nor any reports, financial statements, certificates or other written information furnished to the Administrative Agent or the Lenders by or on behalf of the Borrower in connection with the negotiation of, and the extension of credit under, this Agreement and the other Loan Documents and the transactions contemplated by the Project Documents or delivered to the Administrative Agent or the Lenders hereunder or thereunder (as modified or supplemented by other information so furnished) contains any untrue statement of a material fact or omits to state a material fact (known to the Borrower in the case of any documents not furnished by it) in each case, necessary to make the statements contained herein or therein, taken as a whole, in light of the circumstances under which they were made, not misleading; provided that with respect to any projected financial information, forecasts, estimates, or forward-looking information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and is subject to the uncertainties that are inherent in any projections, and makes no representation as to the actual attainability of any projections. Without limiting the generality of the foregoing, no representation or warranty is made by the Borrower as to any information or material provided to the Borrower, the Administrative Agent or the Lenders by the Technical and Environmental Consultant or the Insurance Consultant (except to the extent such information or material originated with the Borrower).
(ii)	As of the Closing Date, the Borrower has provided all material information to the Technical and Environmental Consultant in order to allow such Person to issue their bring-down certificate on the Closing Date as contemplated in Section 4.1(s)(iii).
(iii)	To the extent required pursuant to Sections 4.3(e) and (f), as of the date of the Initial Advance, the Borrower has provided all material information to the Technical and Environmental Consultant or the Insurance Consultant, as applicable, in order to allow such Persons to issue their bring-down certificates on the date of each Initial Advance.
(p)	The Vessel.
(i)	During Construction, the Vessel will be insured in accordance with Section 9.1(j).
(ii)	After completion of the Construction:
(A)	the Vessel will be classed in the highest classification and rating for vessels of the same age and type with the Classification Society without any material outstanding overdue recommendations affecting class;
(B)	the Vessel will be in every material way fit for its intended services;
(C)	the Vessel will conform to and comply with all applicable Government Approvals, applicable Environmental Laws and all applicable Government Rules, except where the failure to so conform and comply could not reasonably be expected (either individually or in the aggregate) to have a Material Adverse Effect;
(D)	the Facility will be secured by the Mortgage, entered into by the Borrower in favor of the Collateral Agent; and
(E)	the Vessel will be insured in accordance with the provisions of the Mortgage and Section 9.1(j) herein.
(q)	Ownership. (i) 50% of the outstanding ordinary shares of the Borrower are owned by Frontier Drillships 2 and (ii) 50% of the outstanding ordinary shares of the Borrower are owned by Shell EP Offshore Ventures Limited, and (iii) all of the outstanding ordinary shares of Frontier Drillships 2 are owned by FDR Holdings and the Purchasers. None of such ordinary shares or capital stock is, other than as provided in the Sponsor Purchase Agreement or the Approved Joint Venture, subject to any existing option, warrant, call, right, commitment or other agreement of any character to which either the Borrower, any Subsidiary of the Borrower or the Pledgors is a party requiring, and there are no securities or interests of the Borrower or any Subsidiary of the Borrower outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional equity interests of the Borrower or any Subsidiary of the Borrower or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase partnership interests, ordinary shares or other equity securities of the Borrower or any Subsidiary of the Borrower, as the case may be. There are no shareholder agreements or other written agreements among the Borrower’s shareholders other than as contemplated by the Contribution Agreement and the Approved Joint Venture or this Agreement. On the Closing Date, the Borrower does not have any Subsidiaries.

(r)	Foreign Assets Control Regulation. None of the transactions contemplated herein will violate any of the provisions of the Foreign Assets Control Regulations of the United States of America (Title 31, Code of Federal Regulations, Chapter V, Part 500, as amended), any of the provisions of the Cuban Assets Control Regulations of the United States of America (Title 31, Code of Federal Regulations, Chapter V, Part 515, as amended), any of the provisions of the Iranian Assets Control Regulations (Title 31, Code of Federal Regulations, Chapter V, Part 560, as amended) or any provisions of Executive Order No. 12810, or any of the provisions of the Regulations of the United States of America Governing Transactions in Foreign Shipping of Merchandise (Title 31, Code of Federal Regulations, Chapter V, Part 505, as amended).
(s)	Offices. The registered office of the Borrower is located at Appleby Trust (Cayman) Ltd., Clifton House, 75 Fort Street, P.O. Box 1350, Grand Cayman KY1-1108, Cayman Islands, British West Indies.
(t)	ERISA. The execution and delivery by the Borrower of this Agreement and the other Transaction Documents and the consummation by the Borrower of the transactions hereunder and thereunder will not involve any prohibited transaction within the meaning of ERISA or Section 4975 of the Code. No condition exists or event or transaction has occurred in connection with any Plan maintained or contributed to by any Frontier Security Party or any ERISA Affiliate thereof resulting from the failure of any thereof to comply with ERISA insofar as ERISA applies thereto which is reasonably likely to result in the Borrower or the Pledgors or any ERISA Affiliate thereof incurring any liability, fine or penalty which individually or in the aggregate could have a Material Adverse Effect on the Borrower or any other Frontier Security Party.

(u)	Taxes. The Borrower has filed or caused to be filed all tax returns which are required to have been filed and have paid all Taxes shown to be due and payable on said returns or on any assessments made against it or any of its property or assets except such as are being contested in good faith by appropriate proceedings and for which adequate reserves have been made to the extent required in accordance with GAAP. The Borrower is not liable for Taxes of any other Person, whether by contract, by operation of law (including as a successor) or otherwise.
(v)	Payments Free of Taxes. All payments made or to be made by or on behalf of the Borrower under or pursuant to this Agreement, the other Loan Documents and the Contribution Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes, provided all Lenders that are not resident for tax purposes in the jurisdiction in which the Borrower is resident comply with Section 11.7(e).
(w)	Environmental Compliance. (A) The Borrower and the Subsidiaries of the Borrower are in material compliance with all applicable Government Rules, conventions and agreements, including, without limitation, applicable laws of the Republic of the Marshall Islands, SOLAS and MARPOL requirements, relating to pollution prevention or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, navigable waters, waters of the contiguous zone, ocean waters and international waters), including, without limitation, Government Rules, laws of the Republic of the Marshall Islands, SOLAS and MARPOL requirements relating to (1) emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, toxic wastes, toxic substances, hazardous materials, oil, hazardous substances, petroleum and petroleum products and by-products (“Materials of Environmental Concern”), and (2) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern (“Environmental Laws”); (B) each of the Borrower and the Subsidiaries of the Borrower have all Government Approvals required under applicable Environmental Laws (“Environmental Approvals”); (C) the Borrower and the Subsidiaries of the Borrower will, when required, be in compliance with all Environmental Approvals required to operate its business as then being conducted; and (D) to the best of the Borrower’s knowledge there are no circumstances that may prevent or interfere with such compliance, in the future, including any pending or threatened actions to challenge, revoke, cancel, terminate, limit or modify any Government Approvals; except, in the case of clauses (A), (B), (C) and (D) above, to the extent any such violation, breach default or circumstance could not reasonably be expected to have a Material Adverse Effect.
(x)	Environmental Claims. There is no claim, action, cause of action, investigation or demand by any Person, entity, enterprise or government, or any political subdivision, intergovernmental body or agency, department or instrumentality thereof, alleging potential liability for, or a requirement to incur, investigatory costs, cleanup costs, response and/or remedial costs (whether incurred by a governmental entity or otherwise), natural resources damages, property damages, personal injuries, attorneys’ fees and expenses, or fines or penalties, in each case arising out of, based on or resulting from (A) the presence, or release or threat of release into the environment, of any Materials of Environmental Concern at any location, whether or not owned by such Person, or (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law or Environmental Approval (“Environmental Claim”) (other than Environmental Claims that have been fully and finally adjudicated or otherwise determined and all fines, penalties and other costs, if any, payable by the Borrower or any Subsidiary of the Borrower, as the case may be, in respect thereof have been paid in full or which are fully covered by insurance (including permitted deductibles)) or, to the best of the Borrower’s knowledge, threatened against the Borrower or any Subsidiary of the Borrower; except, in the case of clauses (A) and (B) above, to the extent any such claim, action, cause of action, investigation or demand could not reasonably be expected to have a Material Adverse Effect.
(y)	Past Environmental Matters. To the best of the Borrower’s knowledge, there is no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Materials of Environmental Concern, that could form the basis of any Environmental Claim against the Borrower or any Subsidiary of the Borrower.
(z)	Compliance with ISM Code and ISPS Code. Upon the Shell Commencement Date, the Vessel and its respective Operator will comply with, to the extent applicable, with the requirements of the ISM Code, and the ISPS Code including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto.
(aa)	Borrower’s Activities. The Borrower (i) is not engaged in any other business activity other than the Construction of the Vessel and activities relating thereto, (ii) has no subsidiaries other than as permitted by this Agreement, and (iii) has no Indebtedness other than Permitted Indebtedness.
(bb)	Sponsor Purchase Agreement. The Sponsor Purchase Agreement has been entered into by the parties thereto and remains in full force and effect.
(cc)	Liens. There are no Liens of any kind on any Property owned by the Borrower other than Permitted Liens.
(dd)	Solvency. The Borrower is and, immediately after giving effect to each Advance and the use of proceeds thereof will be, Solvent.

(ee)	Title to Property. Borrower has good and marketable title to, or valid and subsisting leasehold interest in, its properties and assets, including all Property forming a part of the Collateral pursuant to this Agreement or the Security Documents or permitted thereby.
(ff)	Survival of Representations. All representations, covenants and warranties made herein without reference to a specific date and in any certificate or other document delivered pursuant hereto or in connection herewith shall survive (A) the making of the Facilities, (B) the issuance of the Notes to be issued by the Borrower hereunder, and (C) shall be reaffirmed and have full force and effect as if entered into upon any Drawdown Date or upon the making of any Advance under any of the Facilities (except for the representation made in Section 2.1(d)(ii)).
(gg)	Absence of Immunity. The Borrower is not entitled to any immunity on the ground of sovereignty or the like from the jurisdiction of any court or from any action, suit, set-off or proceeding, or the service of process in connection therewith, arising under the Transaction Documents.
(hh)	Event of Loss. No Event of Loss has occurred and is continuing that could reasonably be expected to have a Material Adverse Effect.
(ii)	No Material Adverse Effect. As of the Closing Date, there are no facts or circumstances which, individually or in the aggregate, have resulted in or could reasonably be expected (either individually or in the aggregate) to have a Material Adverse Effect.
     3. AMOUNT AND TERMS OF THE FACILITIES
            Purposes. Subject to the terms and conditions hereof, the Senior Lenders and Cost Overrun Lenders, as applicable, shall make the Facilities available to the Borrower or its order in an aggregate amount of up to Four Hundred Ninety Five Million Dollars ($495,000,000).
(a)	Senior Facility. The Senior Facility provided by the Senior Lenders shall be comprised of two (2) tranches as follows:
(i)	A term loan in the aggregate principal amount of up to Four Hundred and Thirty Five Million Dollars ($435,000,000) (the “Senior Term Loan”) for the purposes set forth in Section 9.1(x)(i), (ii) and (iv); and
(ii)	Subject to an increase pursuant to the Unused Senior Term Loan Commitment as referenced in the definition of “Senior Revolver Commitment”, a revolving credit facility in the aggregate principal amount of up to Ten Million Dollars ($10,000,000) (the “Senior Revolver”) for the purposes set forth in Section 9.1(x)(iii).

(b)	Cost Overrun Term Loan. Subject to the reduction of the Cost Overrun Term Loan Commitment after the Keppel Commencement Date as referenced in the definition of “Cost Overrun Term Loan Commitment”, the Cost Overrun Term Loan provided by the Cost Overrun Lenders shall be comprised of a credit facility in the aggregate principal amount of up to Fifty Million Dollars ($50,000,000) (the “Cost Overrun Term Loan”) solely for the purpose of financing, together with the Cost Overrun Capital Contribution Fundings, potential cost overruns related to the Construction including, but not limited to interest accruing on the Cost Overrun Term Loan.
     3.2 Advances.
(a)	With respect to the Senior Term Loan, each of the Senior Lenders, relying upon each of the representations and warranties set out in Section 2.1, hereby severally and not jointly agrees with the Borrower, subject to and upon the terms and conditions of this Agreement, to make one or more term loans available through the Administrative Agent to the Borrower or its order in an aggregate principal amount not to exceed its Senior Term Loan Commitment ratably with the other Senior Lenders according to their respective Senior Term Loan Commitments and, as to all Lenders, in an aggregate principal amount up to but not exceeding Four Hundred and Thirty Five Million Dollars ($435,000,000), provided that (i) any such Advance shall be in a minimum amount of Five Million Dollars ($5,000,000) and (ii) no such Advance shall occur after the Term Loan Availability Period.
(b)	With respect to the Senior Revolver, each of the Senior Lenders, relying upon each of the representations and warranties set out in Section 2.1, hereby severally and not jointly agrees with the Borrower, subject to and upon the terms and conditions of this Agreement, to make loans through the Administrative Agent to the Borrower or its order in an aggregate principal amount at any one time outstanding up to but not exceeding such Lender’s Senior Revolver Commitment ratably with the other Senior Lenders according to their respective Senior Revolver Commitments; provided that (i) any such Advance shall be in a minimum amount of Two Million Dollars ($2,000,000); (ii) no more than five (5) Senior Revolver Advances shall be outstanding at any time; and (iii) the last Senior Revolver Drawdown Date shall occur prior to the end of the Senior Revolver Availably Period. During the Senior Revolver Availability Period, within such limit and subject to the other terms and conditions of this Agreement, the Borrower may borrow under this Section 3.2(b), prepay under Section 5.3 and Section 3.2(d) of the Depositary Agreement, and reborrow under this Section 3.2(b).

(c)	With respect to the Cost Overrun Term Loan, each of the Cost Overrun Lenders, relying upon each of the representations and warranties set out in

Section 2.1, hereby severally and not jointly agrees with the Borrower, subject to and upon the terms and conditions of this Agreement, to make one or more Cost Overrun Term Loans available through the Administrative Agent to the Borrower or its order in an aggregate principal amount not to exceed its Cost Overrun Term Loan Commitment ratably with the other Cost Overrun Lenders according to their respective Cost Overrun Term Loan Commitments and, as to all Lenders, in an aggregate principal amount, subject to the reduction of the Cost Overrun Term Loan Commitment after the Keppel Commencement Date as referenced in the definition of “Cost Overrun Term Loan Commitment”, up to but not exceeding Fifty Million Dollars ($50,000,000), provided that (i) any such Advance shall be in a minimum amount of One Million Dollars ($1,000,000); and (ii) no such Advance shall occur after the Term Loan Availability Period.
     3.3 The Notes. Each of the Facilities shall be evidenced by a separate Note payable to the order of applicable Lender and dated the Closing Date. Each Advance made by the Lenders to the Borrower may be evidenced by a notation of the same made by the Administrative Agent on the grid attached to the applicable Note relating to the Facility under which such Advance was made, which notation, absent manifest error, shall be prima facie evidence of the amount of the relevant Advance.
     3.4 Borrowing; Drawdown Notice.
          (a) The Borrower shall, not later than 11:00 a.m. London, England time on the date three (3) Banking Days prior to the relevant Drawdown Date, serve a notice (a “Drawdown Notice”) for an Advance under any of the Facilities substantially in the form of Exhibit A on the Administrative Agent. Each such notice shall (i) be in writing addressed to the Administrative Agent, (ii) be effective on receipt by the Administrative Agent, (iii) specify the amount of the Advance to be drawn and identify the Facility and, if applicable, the tranche of such Facility to which such Advance relates, (iv) specify the initial Interest Period for such Advance, (v) specify the Banking Day on which such Advance is to be drawn and (vi) be irrevocable. The Administrative Agent shall promptly notify the Lenders of the contents of each such notice. The Borrower shall not be permitted to request more than two Advances during each calendar month.
          (b) Not later than 11:00 a.m. London, England time on each Drawdown Date, each Lender shall make available the amount of the Advance to be made by such Lender on such Drawdown Date to the Administrative Agent, at the Administrative Agent’s Account, in immediately available funds, for the account of the Borrower. The amount so received by the Administrative Agent shall, subject to the terms and conditions of this Agreement, be remitted by the Administrative Agent in such manner as may be agreed by the Administrative Agent and the Borrower.
     3.5 Changes of Commitments.
          (a) The aggregate amount of the Senior Revolver Commitments shall be automatically reduced to zero on the last day of the Senior Revolver Availability Period.

          (b) The aggregate amount of the Senior Term Loan Commitments and Cost Overrun Term Loan Commitments shall be automatically reduced to zero on the last day of the Term Loan Availability Period.
          (c) The Borrower shall have the right to terminate or reduce the aggregate unused amount of the Commitments at any time or from time to time; provided that (i) the Borrower shall provide no less than fifteen (15) Banking Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof) of each such termination or reduction, which notice shall specify the effective date of such termination or reduction and the amount of any such reduction (provided that the amount of any such reduction of the Commitments shall be equal to $5,000,000 or an integral multiple of $1,000,000 in excess thereof or, if less than such amount remains unutilized, the remaining Commitments) and (ii) the Commitments may not be reduced below an amount which is available and sufficient, in the reasonable judgment of the Administrative Agent and the Technical and Environmental Consultant, to achieve the Construction Completion Date in accordance with the Approved AFE and the Master Construction Schedule; provided that the Commitments shall terminate upon payment in full of the Facilities. Any notice provided pursuant to this Section 3.5(c) shall be irrevocable and effective only upon receipt by the Administrative Agent.
          (d) The Commitments once terminated or reduced may not be reinstated.
     3.6 Several Obligations; Certain Remedies Independent. The failure of any Lender to make any Advance required to be made by it shall not relieve any other Lender of its obligation to make its Advances, but neither any Lender nor either Agent shall be responsible for the failure of any other Lender to make an Advance to be made by such other Lender, and (except as otherwise provided in Section 7.7) no Lender shall have any obligation to either Agent or any other Lender for the failure by such Lender to make any Advance required to be made by such Lender. The amounts payable by the Borrower at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its individual rights arising out of this Agreement and the Notes independently of any other Lender, and it shall not be necessary for any other Lender or either Agent to consent to, or be joined as an additional party in, any proceedings to recover the payment of any overdue amounts.
4. CONDITIONS
     4.1 Conditions Precedent to the Closing Date. The occurrence of the Closing Date is subject to (1) the Lenders having completed their commercial, legal, technical and environmental due diligence review with respect to the Security Parties and the Project in scope and with results satisfactory to the Lenders and (2) receipt by the Administrative Agent of each of the agreements and other documents, and the satisfaction of the conditions precedent, set forth below, each of which shall be (x) in form and substance satisfactory to the Lenders and (y) if applicable, in full force and effect (unless, in each case, waived by each Lender):
(a)	Borrower Documents. The Administrative Agent shall have received the following documents in form and substance satisfactory to the Administrative Agent and its counsel:

(i)	copies, certified as true and complete by an Authorized Officer of the Borrower, of the resolutions of the board of directors and shareholders of the Borrower evidencing approval of this Agreement and the other Transaction Documents to which it is a party and authorizing an appropriate officer or officers or attorney or attorneys-in-fact to execute the same on its behalf, together with an incumbency certificate with respect thereto;
(ii)	copies, certified as true and complete by an Authorized Officer of the Borrower of all documents evidencing any other necessary action (including by such parties thereto other than the Borrower as may be required by the Administrative Agent), approvals or consents with respect to this Agreement and the other Transaction Documents to which it is a party;
(iii)	copies, certified as true and complete by an Authorized Officer of the Borrower of the constitutional documents of the Borrower and all amendments thereto;
(iv)	a good standing certificate or the equivalent thereto for the Borrower; and
(v)	a certificate of an Authorized Officer of the Borrower certifying that: (i) each of the representations and warranties contained in Section 2.1 is true and correct on and as of the Closing Date, (ii) no Default or Event of Default has occurred and is continuing as of the Closing Date and no Default or Event of Default will result from the consummation of the transactions contemplated by the Transaction Documents, (iii) no Material Adverse Effect has occurred and is continuing between the execution of the Commitment Letter and the Closing Date and (iv) the Collateral is subject to the perfected first priority Lien (subject only to Permitted Liens) and the security interest established pursuant to the Security Documents.
(b)	Other Security Party Corporate Documents. The Administrative Agent shall have received from Frontier Drillships 2 and Shell EP Offshore Ventures Limited the following documents in form and substance satisfactory to the Administrative Agent and its counsel:
(i)	copies, certified as true and complete by an Authorized Officer of each of Frontier Drillships 2 and Shell EP Offshore Ventures Limited of the resolutions of its respective board of directors evidencing approval of the Transaction Documents to which it is a party authorizing an appropriate officer(s) or director(s), attorney or attorneys-in-fact or other authorized Person to execute the same on its behalf, together with an incumbency certificate with respect thereto;
(ii)	copies, certified as true and complete by an Authorized Officer of all documents evidencing any other necessary action (including by such parties thereto other than Frontier Drillships 2 and Shell EP Offshore Ventures Limited as may be required by the Administrative Agent), approvals or consents with respect to the Transaction Documents to which it is a party;
(iii)	copies, certified as true and complete by an Authorized Officer of constitutional documents and all amendments thereto;
(iv)	a good standing certificate or the equivalent from the jurisdiction of formation of Frontier Drillships 2 and Shell EP Offshore Ventures Limited; and
(v)	evidence that each of Frontier Drillships 2 and Shell EP Offshore Ventures Limited, is the legal and beneficial owner of fifty percent (50%) of ordinary shares of the Borrower, as set forth in Section 2.1(q).
(c)	Loan Documents. The Administrative Agent shall have received each Loan Document (other than the Hedging Agreements which shall be provided pursuant to Section 9.1(u), the Mortgage which shall be provided pursuant to Section 9.1(p), and the Shanghai Consent and Agreement and the acknowledgments related to the Assignments of Construction Contracts which shall each be provided pursuant to Section 9.1(dd)) and the Contribution Agreement duly executed and delivered by the intended parties thereto.
(d)	Ancillary Security Documents. The Administrative Agent shall have received (a) such Uniform Commercial Code Financing Statements as the Administrative Agent shall require, each in form and substance satisfactory to the Administrative Agent; (b) from each Pledgor, the share certificates, if certificated, irrevocable proxies, instruments of transfer and other documents to be delivered pursuant to the Share Pledge Agreements and (c) the executed copies of the Assignment Notices delivered by the Borrower pursuant to the Assignments;.
(e)	Project Documents. The Administrative Agent shall have received a duly signed and executed copy of each Project Document, each certified as true and complete by an Authorized Officer of the Borrower, and a certificate of the Technical and Environmental Consultant certifying that they have reviewed the Approved AFE, Master Construction Schedule, the Keppel Construction Contract, the Shanghai Construction Contract, the Huisman Construction Contract, the technical assumption in the Base Case Forecast as per the Technical and Environmental Consultant’s memorandum dated June 9, 2008 and purchase order amounts dated May 6, 2008.
(f)	Financial Statements; Solvency. The Administrative Agent shall have received pro forma financial statements for the Borrower.
(g)	Legality. The Administrative Agent being satisfied that no Default or Event of Default has occurred, no Event of Default will arise following the making of the Initial Advance and that no event or state of affairs exists which constitutes, in the opinion of the Administrative Agent, a threat that it will be unlawful for the Borrower or any other Security Party to make any payment as required under the terms of this Agreement, any other Loan Document or the Contribution Agreement.
(h)	Governmental Approvals. The Administrative Agent shall have received satisfactory evidence that all material permits and Government Approvals necessary for the then-current stage of Construction have been obtained and complied with and continue to be complied with in all material respects.
(i)	Environmental Claims. The Administrative Agent shall be satisfied that neither the Borrower nor any other Security Party is subject to any Environmental Claim which could have a material adverse effect on the business, assets or results of operations of any thereof.
(j)	Money Laundering Due Diligence. The Administrative Agent having received such documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), shall have been received by the Agents in form and substance reasonably satisfactory to the Agents, and such other information as may reasonably be requested by the Agents.
(k)	Process Agent. CT Corporation System shall have delivered to the Administrative Agent a signed copy of its acceptance of appointment as agent as provided for in Section 15.2 and any other Loan Document.
(l)	Reserved.
(m)	Legal Opinions. The Administrative Agent shall have received opinions, dated the date hereof and, in the case of clause (v) below, a final draft opinion which shall be executed prior to the Initial Drawdown Date, each in form and substance reasonably satisfactory to the Administrative Agent and its counsel, from (i) Gardere Wynne Sewell LLP, special counsel to the Security Parties (other than Shell EP Wells Equipment Services B.V. and Shell EP Offshore Ventures Limited), (ii) Appleby, special Cayman Islands counsel to the Borrower, (iii) Slaughter and May, special counsel to Shell EP Offshore Ventures Limited, (iv) Milbank, Tweed, Hadley and McCloy LLP, special counsel to the Administrative Agent, (v) De Brauw Blackstone Westbroek N.V., special counsel to Shell EP Wells Equipment Services B.V. (vi) Stephenson Harwood, special counsel to the Borrower, (vii) Stamford Law Corporation, special counsel to the Administrative Agent and (viii) such other legal counsel as requested by the Administrative Agent.
(n)	Technical and Environmental Consultant. The Technical and Environmental Consultant shall have been appointed to act on behalf of the Administrative Agent and the Lenders.
(o)	Insurance Consultant’s Report. A report from the Independent Insurance Consultant confirming, among other things, that the insurance policies provided for the Project are typical for undertakings similar to the Project, are in full force and effect, the premiums due thereon have been paid, that such policies otherwise conform with the requirements specified in the Loan Documents and including as annexes the certificates of insurance for such insurance policies (the “Insurance Report”).
(p)	Joint Venture. Evidence that each of Shell EP Offshore Ventures Limited and Frontier Drillships 2 has made a capital contribution in the amount of Forty Seven Million Dollars ($47,000,000.00) to the Borrower and purchased 50% of the outstanding capital shares of the Borrower.
(q)	Sponsor Purchase Agreement. The Administrative Agent shall have received a certified copy of the executed Sponsor Purchase Agreement.
(r)	Appraisal.
(i)	The Administrative Agent shall have received an appraisal of the Vessel produced by an appraisal company acceptable to the Administrative Agent which includes (but is not limited to) (i) a description of the potential market for the Vessel for a period of time requested by the Administrative Agent, (ii) a description of historical market valuations and (iii) an assessment of the fair market value of the Vessel at or near (x) the Closing Date and (y) the estimated Final Payment Date.
(s)	Project Development.
(i)	Approved AFE and Master Construction Schedule. The Administrative Agent shall have received a copy of the Approved AFE and the Master Construction Schedule, each certified as true and complete by an Authorized Officer of the Borrower, which shall be reviewed and approved by the Technical and Environmental Consultant on behalf of the Administrative Agent.

(ii)	Base Case Forecast for the Project. The Administrative Agent shall have received a copy of the Base Case Forecast for the Project, dated as of the Closing Date certified as such by an Authorized Officer of the Borrower, in consultation with the Technical and Environmental Consultant and in form and substance satisfactory to the Administrative Agent, and all related statements and reports.

(iii)	Report and Bring-Down Certificate of the Technical and Environmental Consultant. The Administrative Agent shall have received the Technical and Environmental Consultant’s Report on the Project favorably reviewing (among other matters reviewed at the request of the Administrative Agent or the Lenders):
(A)	Technical. (1) the technical and economic feasibility of the Project and permitting relating to the Project, (2) the reasonableness and consistency of the Approved AFE, the Master Construction Schedule, the Project Documents and the assumptions related to the costs and operating performance of the Project, (3) the reasonableness of the assumptions underlying the Base Case Forecast for the Project, (4) the appropriateness and completeness of the Government Approvals obtained and (5) such other matters as the Administrative Agent may reasonably request.

(B)	Environmental. An assessment of whether the Project’s environmental, health and safety review process, based on the Shell HSE Policies, including the delivery of a HSE Case pursuant to Section 9.1(cc) hereto, conforms to the Equator Principles.

(C)	Generally. In addition, the Technical and Environmental Consultant shall provide a bring-down certificate, dated the Closing Date, to the effect that no act, event or condition has occurred since the date of each such report that adversely affects the information and conclusions set forth therein in a material manner and entitling the Administrative Agent to rely upon the findings of the Technical and Environmental Consultant as set forth in the report. The foregoing certificate shall be in form and substance acceptable to the Administrative Agent.
(t)	Accounts Established. Evidence of the establishment of the Collateral Accounts.

(u)	Shanghai Completion Guarantee. The Borrower shall have delivered to the Administrative Agent and the Collateral Agent a copy of the duly signed and executed Shanghai Completion Guarantee.

(v)	Capitalization of Shell EP Wells Equipment Services B.V.. Evidence that Shell EP Wells Equipment Services B.V. has an issued share capital in an amount in excess of $200,000,000.

(w)	Insurance.
(i)	The Borrower shall have delivered a certificate of an Authorized Officer setting forth the Construction Period Insurances and stating that such insurance (A) has been obtained and in each case is in full force and effect, (B) materially complies with Section 9.1(j) and (C) that all premiums then due and payable have been paid in full.

(ii)	The Borrower shall have delivered certificates of insurance evidencing the existence of all insurance required to be maintained by the Borrower pursuant to Section 9.1(j) and the designation of the Collateral Agent as the loss payee or additional named insured, as the case may be, thereunder to the extent required by Section 9.1(j), such certificates to be in such form and contain such information as is specified in Section 9.1(j), including one or more certificates from Acceptable Insurance Brokers.
(x)	Intellectual Property. The Borrower shall have delivered evidence satisfactory to the Administrative Agent that Bully 1 has consented to the assignment of the Bully Rig Intellectual Property Agreement.

(y)	Register of Mortgages and Charges; Register of Members; Registrar of Companies. The Borrower shall have delivered a certified copy of its (A) register of mortgages and charges evidencing the charges over the assets of the Borrower created pursuant to the Security Documents and (B) register of members evidencing the equitable charge over the shares of the Borrower created pursuant to the Share Pledge Agreements.
     4.2 Conditions Precedent to the Effective Date. The amendment and restatement shall become effective on the first date on which all of the following conditions precedent have been satisfied (the “Effective Date”):
(a)	Borrower Documents. The Administrative Agent shall have received each of the following documents in form and substance satisfactory to the Administrative Agent and its counsel:
(i)	this Agreement, duly executed and delivered by the Borrower and dated as of the Effective Date;

(ii)	evidence that all actions that the Administrative Agent may deem necessary or desirable in order to maintain the Liens created or intended to be created by the Security Documents as valid perfected first priority and subsisting Liens on the Collateral has been taken; and

(iii)	amendments to each of the Share Pledge Agreements, duly executed and delivered by each of Frontier Drillships 2 and Shell EP Offshore Ventures Limited and dated as of the Effective Date.
(b)	No Default; Representations and Warranties. On the Effective Date, the following statements shall be true and the Administrative Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Borrower, dated the Effective Date, stating that:
(i)	The representations and warranties set forth in Section 2.1 are true and correct prior to, and immediately after, the Effective Date; and

(ii)	No Default or Event of Default has occurred and is continuing.
(c)	Legal Opinions. The Administrative Agent shall have received opinions, dated the date of the Effective Date, each in form and substance reasonably satisfactory to the Administrative Agent and its counsel, from (i) Gardere Wynne Sewell LLP, special counsel to the Security Parties (other than Shell EP Wells Equipment Services B.V. and Shell EP Offshore Ventures Limited) and (ii) Appleby, special Cayman Islands counsel to the Borrower.
     4.3 Conditions Precedent to Senior Term Loans and Cost Overrun Term Loans. In addition to the conditions set forth in Section 4.4, the obligation of the Lenders to make any Advance available to the Borrower under the Senior Term Loan or the Cost Overrun Term Loan shall be expressly and separately subject to the following conditions precedent on the relevant Drawdown Date, in each case in form and substance satisfactory to the Lenders, unless in each case, waived by the Administrative Agent (acting on the behalf of the Majority Lenders):
(a)	Liens. The Administrative Agent shall have received evidence satisfactory to it and to its legal advisers that, save for Permitted Liens and the Liens created by the Mortgage and the Security Documents, there are no Liens, charges or encumbrances of any kind whatsoever on the Vessel, its earnings or insurances or on any other assets thereof except as permitted hereby or by any of the Security Documents.

(b)	No Change in Laws. The Administrative Agent being satisfied that no change in any applicable laws, regulations, rules or in the interpretation thereof shall have occurred which make it unlawful for the Borrower or any other Security Party to make any payment as required under the terms of this Agreement, the other Loan Documents, the Contribution Agreement or any of them.

(c)	Required Capital Contribution.
(i)	Required Senior Capital Contribution. In respect of any Advance under the Senior Term Loan the Administrative Agent shall have received satisfactory evidence that after giving effect to such Advance the Senior Term Loan Equity Ratio will be equal to or greater than 17.5 to 82.5, including a Contribution Certificate from each of Frontier Drillships 2 and Shell EP Offshore Ventures Limited evidencing any Required Senior Capital Contribution Funding.

(ii)	Required Cost Overrun Capital Contribution.
(A)	In respect of the Initial Cost Overrun Term Loan Advance the Administrative Agent shall have received satisfactory evidence that the sum of all Cost Overrun Capital Contribution Fundings made prior to such Advance equals or exceeds Ten Million Dollars ($10,000,000).

(B)	In respect of any Advance under the Cost Overrun Term Loan, the Administrative Agent shall have received satisfactory evidence that after giving effect to such Advance the Cost Overrun Term Loan Equity Ratio will be equal to or greater than 1.00 to 1.00, including a Contribution Certificate from each of Frontier Drillships 2 and Shell EP Offshore Ventures Limited evidencing any Required Cost Overrun Capital Contribution Funding.
(d)	Insurance. With respect to each Senior Term Loan or the Cost Overrun Term Loan Advance, all insurance for the Project shall be in full force and effect, as certified by the Insurance Consultant, and certificates of insurance with respect to the insurance policies required by Section 9.1(j) in respect of the Project, together with evidence of the payment of all premiums therefor which are then due and payable, shall have been delivered.

(e)	Technical and Environmental Consultant Bring-Down. Solely with respect to the Initial Advance and to the extent that the proposed Initial Drawdown Date is later than 30 days after the Closing Date, the Technical and Environmental Consultant shall provide a bring-down certificate, dated the Initial Drawdown Date, to the effect that no act, event or condition has occurred since the date of each such report that adversely affects the information and conclusions set forth therein and entitling the Administrative Agent to rely upon the findings of the Technical and

Environmental Consultant as set forth in the report. The foregoing certificate shall be in form and substance acceptable to the Administrative Agent.

(f)	Insurance Consultant Bring-Down. Solely with respect to the Initial Advance, the Insurance Consultant shall provide a bring-down certificate, dated the Initial Drawdown Date, to the effect that no act, event or condition has occurred since the date of each such report that adversely affects the information and conclusions set forth therein and entitling the Administrative Agent to rely upon the findings of the Insurance Consultant as set forth in the report. The foregoing certificate shall be in form and substance acceptable to the Administrative Agent.

(g)	RESERVED.

(h)	Funding Limitation. The Administrative Agent and the Borrower shall have received written confirmation from the Lead Arranger of the occurrence of the Close of Syndication pursuant to the Lead Arranger’s Side Letter Agreement; provided that the foregoing condition shall not apply if (i) the aggregate amount of Advances plus (ii) the amount in the Drawdown Notice for the proposed Advance does not exceed One Hundred Million Dollars ($100,000,000.00).

(i)	Bridge Loan Notes. Solely for purposes of the Initial Advance, the Borrower shall repay on the Initial Drawdown Date all outstanding principal and interest on the Bridge Loan Notes with the proceeds of the Initial Advance.

(j)	Fees.
(i)	Solely for purposes of the Initial Advance and contemporaneously with the Initial Drawdown Date, the Borrower shall pay in full any fees due and payable under the Upfront Fee and Coordination Fee Letter to the Administrative Agent from the proceeds of the Initial Advance; provided that if the Initial Drawdown Date has not occurred within fifteen (15) days of the Closing Date payment of such fees shall be due and payable pursuant to Section 9.1(m).

(ii)	Solely for purposes of the Initial Advance and contemporaneously with the Initial Drawdown Date, the Borrower shall pay in full any fees and expenses due and payable pursuant to Article 14 to the recipient of such amounts from the proceeds of the Initial Advance; provided that if the Initial Drawdown Date has not occurred within fifteen (15) days of the Closing Date payment of such fees and expenses shall be due and payable pursuant to Section 9.1(m).

(iii)	Solely for purposes of the Second Advance and contemporaneously with the Second Drawdown Date, the Company shall pay in full any fees due and payable under the Additional Upfront Fee Letter to the Administrative Agent from the proceeds of the Second Advance; provided that if the Second Drawdown Date has not occurred within fifteen (15) days of the date of the Additional Upfront Fee Letter, (A) the Borrower shall pay the Additional Upfront Fee on or prior to the fifteenth (15th) day after the date of the Additional Upfront Fee Letter in accordance with the terms thereof.
(k)	Initial Advance Cost of Funds. Solely for purposes of the Initial Advance, the Borrower shall have delivered an executed copy of a letter confirming the Substitute Basis applicable to the Initial Advance in form and substance acceptable to the Administrative Agent and acknowledged and agreed to by the Administrative Agent.

(l)	Intellectual Property. The Borrower shall have delivered a certified copy of the Gusto Consent.
     4.4 Further Conditions Precedent. The obligation of the Lenders to make any Advance available to the Borrower shall be expressly and separately subject to the following conditions precedent on the relevant Drawdown Date, in each case in form and substance satisfactory to the Lenders, unless in each case, waived by the Administrative Agent (acting on the behalf of the Majority Lenders):
(a)	Drawdown Notice. The Administrative Agent having received a Drawdown Notice substantially in the form of Exhibit A in accordance with the terms of Section 3.4, such notice shall include a certification that all amounts of the Advance requested for the proposed Drawdown Date shall be utilized to pay for Project Costs (and in the case of the Initial Advance, repay all outstanding principal and interest on the Bridge Loan Notes) and shall include a listing of each such Project Cost which the Borrower intends to pay with such Advance which is individually above the amount of Two Million Dollars ($2,000,000).

(b)	Borrower Certificate.
(i)	A Borrowing Certificate certifying that: (1) each of the representations and warranties contained in Section 2.1 (other than Section 2.1(d)(ii)) is true and correct on and as of the Drawdown Date, (2) no Default or Event of Default has occurred and is continuing as of the Drawdown Date and (3) no Material Adverse Effect has occurred and is continuing as of the Drawdown Date, (4) in respect of any Advance under the Senior Term Loan by the Senior Lenders, after giving effect to such Advance the Senior Term Loan Equity Ratio will be equal to or greater than 17.5 to 82.5 and (5) in respect of any Advance under the Cost Overrun Term Loan by the Cost Overrun Lenders, after giving effect to such Advance the Cost Overrun Term Loan Equity Ratio will be equal to or greater than 1.00 to 1.00.

(ii)	In addition, and solely with respect to any Advance requested by the Borrower under the Senior Term Loan or the Cost Overrun Term Loan, the certificate shall also include a certification that: (A) the “Revised Authority Total” set forth in the latest Construction Report provided pursuant to Section 9.1(w) does not exceed the Project Cost Threshold Amount, (B) the construction schedule contained in the latest Construction Report provided pursuant to Section 9.1(w) is in compliance with the Master Construction Schedule within a variance of four (4) months, (C) the Vessel is reasonably expected to achieve the Construction Completion Date by no later than October 31, 2010 and (D) sufficient funds exist in order to achieve the Shell Commencement Date.

(iii)	In addition, and solely with respect to any Advance requested by the Borrower under the Senior Revolver, the certificate shall also include a certification that all amounts of the Advance requested for the proposed Drawdown Date shall be used to pay for Operation and Maintenance Expenses related to the operation of the Vessel including mobilization costs of the Vessel incurred after the Construction Completion Date.
(c)	Technical and Environmental Consultant’s Certificate. Solely with respect to any Advance requested by the Borrower under the Senior Term Loan or the Cost Overrun Term Loan and in the event that the Borrower is unable make any certification required pursuant to Section 4.4(b)(ii), the Administrative Agent shall require the receipt of a report of the Technical and Environmental Consultant prior to the Drawdown Date reasonably satisfactory to the Administrative Agent, as to (a) the progress of Construction of the Project as provided in the construction schedule contained in the latest Construction Report provided pursuant to Section 9.1(w), (b) the existence of sufficient committed funds needed to achieve the Shell Commencement Date and (c) the Vessel is reasonably expected to achieve the Construction Completion Date by no later than March 30, 2011. The Technical and Environmental Consultant’s report shall contain, at a minimum, a certificate of the Technical and Environmental Consultant substantially in the form of Exhibit M; provided that, if the Borrower is unable to make any certification required pursuant to Section 4.4(b)(ii) for more than one consecutive Advance, the requirements of this Section will be satisfied by a certification from the Borrower that there have been no changes to the Construction of the Vessel or the construction schedule related thereto which would result in the report previously provided by the

Technical and Environmental Consultant pursuant to this Section to no longer be true and correct; provided further, that notwithstanding the immediately preceding proviso, the Administrative Agent, in its discretion, may require receipt of a report of the Technical and Environmental Consultant prior to the Drawdown Date to the extent that the Administrative Agent receives any information from the Technical and Environmental Consultant indicating that any statement contained in the most recent Technical and Environmental Consultant report submitted pursuant to the first clause of this Section 4.4(c), other than statements related to past events, is no longer true and correct.

(d)	No Change in Laws. The Administrative Agent being satisfied that no Change in Law exists as of the Drawdown Date that could reasonably be expected to have a Material Adverse Effect.

(e)	Senior Facility Interest Hedging Agreement. After the occurrence of the Initial Drawdown Date, the Borrower shall have entered into an interest rate Hedging Agreement pursuant to Section 9.1(u) and such agreement shall be secured on a pari passu basis with the Facilities.

(f)	Currency Hedging Agreement. After the occurrence of the Initial Drawdown Date, the Borrower shall have entered into a foreign currency Hedging Agreement pursuant to Section 9.1(u) and such agreement shall be secured on a pari passu basis with the Facilities.

(g)	Cost Overrun Term Loan Hedging Agreement. With respect only to Advances under the Cost Overrun Term Loan and after the occurrence of the Initial Cost Overrun Term Loan Advance, the Borrower shall have entered into an interest rate Hedging Agreement pursuant to Section 9.1(u) and such agreement shall be secured on a pari passu basis with the Facilities.

(h)	Fees. The Administrative Agent shall have received payment of any fees due and payable under Section 14.

(i)	Accounts. Evidence of the establishment of the Collateral Accounts, including any additional Collateral Accounts established pursuant to an amendment or modification of the Depositary Agreement.
5. REPAYMENT AND PREPAYMENT
     5.1 Repayment. The Borrower shall repay:
(a)	the principal of the Senior Term Loan in twenty-eight (28) consecutive quarterly installments in accordance with Schedule 5.1(a) commencing on the Initial Principal Payment Date and on each Principal Payment Date thereafter. The final installment shall be payable on the Final Payment

Date and shall be in the amount referenced in Schedule 5.1(a), together with a one-time balloon payment of Ninety Million Dollars ($90,000,000) (as may be reduced by prepayment or otherwise), plus any other amount which remains outstanding under or in connection with the Senior Term Loan on the Final Payment Date; provided, however, that if the Senior Term Loan has not been fully advanced, the balloon payment shall be reduced by such undrawn portion;

(b)	on the Final Payment Date, the principal of any Advances under the Senior Revolver outstanding at that time; and

(c)	on each Principal Payment Date, the outstanding principal of Advances under the Cost Overrun Term Loan to the extent of funds available pursuant to clause seventh of Section 3.2(d) of the Depositary Agreement, commencing with the third Principal Payment Date after the Initial Principal Payment Date and ending (but not including) on the Final Payment Date for the quarterly period which ends on such Principal Payment Date. All amounts outstanding under the Cost Overrun Term Loan shall be repaid in full on the Final Payment Date.
     5.2 Mandatory Prepayments. In addition to mandatory repayments of principal of Advances as set forth in Section 5.1 above, the Borrower shall make the following mandatory prepayments (to be effected in each case in the manner specified in Section 5.4 below):
(a)	Event of Loss. The Borrower shall prepay the Advances in an amount equal to such portion of the Net Available Amount determined in accordance with 9.1(j)(ix) as no longer required for Restoration.

(b)	Asset Sales. Pursuant to Section 3.11 of the Depositary Agreement, the Borrower shall prepay the Advances in an aggregate amount equal to 100% of the Net Available Amount in excess of $1,000,000 resulting from the Disposition of any of its or any other Subsidiary’s physical assets (other than Dispositions permitted under Sections 9.2(h)).

(c)	Debt Service Coverage Ratio Prepayment Event. If the Debt Service Coverage Ratio for the applicable Computation Period falls below 1.25 to 1.0 for:
(i)	two (2) consecutive fiscal quarters, then fifty percent (50%) of amounts on deposit in the Suspension Account will be applied to prepay the Advances on the Principal Payment Date immediately following the end of such second fiscal quarter;

(ii)	three (3) consecutive fiscal quarters, then seventy-five percent (75%) of amounts on deposit in the Suspension Account will be applied to prepay the Advances on the Principal Payment Date immediately following the end of such third fiscal quarter; and

(iii)	four (4) consecutive quarters and each consecutive quarter thereafter that the Debt Service Coverage Ratio remains below 1.25 to 1.0, then one hundred percent (100%) of amounts on deposit in the Suspension Account will be applied to prepay the Advances on the Principal Payment Date immediately following the end of such fourth quarter and any applicable fiscal quarter thereafter.
(d)	Project Payments. The Borrower shall prepay the Advances in an amount equal to 100% of the net proceeds received from Project Parties in respect of termination payments, liquidated damages, indemnity payments and any damages payments due under the terms of such Project Documents, other than any such proceeds to the extent such amounts are applied to pay for Project Costs as certified in writing and confirmed by the Technical and Environmental Consultant.

(e)	Shell Cancellation Event. Pursuant to Section 3.8 of the Depositary Agreement, upon the occurrence and during the continuance of a Shell Cancellation Event, 100% of the amounts on deposit in the Suspension Account will be applied to prepay the Advances.
     5.3 Voluntary Prepayment.
(a)	The Borrower shall be entitled to prepay the Senior Facility in whole or in part without penalty at the end of any Interest Period in minimum amounts equal to Five Million Dollars ($5,000,000) or such lesser amount required to prepay the Senior Revolver in full, and integral multiples of Five Million Dollars ($5,000,000) or such lesser amount required to prepay the Senior Revolver in full, upon giving to the Administrative Agent prior written notice not later than 11:00 a.m. London, England time on the date ten (10) Banking Days prior to the relevant date of prepayment. Such optional prepayment notice shall be irrevocable and any amounts received by the Senior Lenders as a prepayment under this Section 5.3(a) shall be applied toward the payment of principal as due on each Principal Payment Date in inverse order of maturity. Each notice of optional prepayment shall specify the Senior Facility, the amount to be prepaid and the date of prepayment. The Administrative Agent shall promptly notify the Senior Lenders of the contents of each such notice.

(b)	Upon repayment in full of the Senior Facility, the Borrower shall be entitled to prepay the Cost Overrun Term Loan in whole or in part without penalty at the end of any Interest Period prior to the Final Maturity Date. Each notice of optional prepayment shall specify the Cost Overrun Term Loan, the amount to be prepaid and the date of prepayment. The Administrative Agent shall promptly notify the Cost Overrun Term Loan Lenders of the contents of each such notice.

     5.4 Repayments and Prepayments Generally. Any and all repayments and prepayments hereunder, whether mandatory or voluntary, are subject to the following:
(a)	with respect to the Senior Term Loan and the Cost Overrun Term Loan, any amounts repaid or prepaid shall not be available for reborrowing; and

(b)	shall be applied (i) first, to the installments of the Senior Term Loan in the inverse order of maturity and the outstanding principal amount of the Senior Revolver Advances until the Senior Facility is repaid in full and (ii) second, to the outstanding principal amount of the Cost Overrun Term Loan until repaid in full; amounts paid in respect of (i) and (ii) above shall be accompanied, on the date of repayment or prepayment, by all accrued interest up until the date of such prepayment with respect to the portion of the principal being prepaid together with all amounts (if any) payable under Section 12.5 as a result of such prepayment.
6. INTEREST AND RATE
     6.1 Floating Rate. Each Interest Period (other than the initial Interest Period) shall be a period of three (3) months (unless otherwise provided below) and shall be subject to the following restrictions: (a) no Event of Default shall have occurred and be continuing, (b) during the Term Loan Availability Period, no Interest Period may commence before and end after any Quarterly Date, and, after the Term Loan Availability Period, no Interest Period may commence before and end after any Principal Payment Date unless, after giving effect to such Advance, the aggregate principal amount of the Advances having Interest Periods that end after such Principal Payment Date shall be equal to or less than the aggregate principal amount of the Advances scheduled to be outstanding after giving effect to the payments of principal required to be made on such Principal Payment Date, as applicable; provided that no Interest Period should commence before and end after the Final Payment Date, (c) subject to clause (b) above, the initial Interest Period in respect of each Advance made after the initial Advance shall end on the last day of the then current Interest Period for the initial Advance and (d) any Interest Period that would otherwise end on a day that is not a Banking Day shall end on the next succeeding Banking Day unless such succeeding Banking Day would fall in the next month, in which case such Interest Period shall end on the immediately preceding Banking Day. The Borrower shall pay any and all administrative costs incurred by the Lenders and any costs incurred pursuant to Section 12.5 by reason of the Borrower’s selection of Interest Periods and as a consequence of the Interest Period consolidation referenced in clause (c) of this Section 6.1 (the Administrative Agent’s certification as to the amount such costs shall be conclusive absent manifest error).
     6.2 Applicable Rate; Default Rate. The Borrower agrees to pay to the Administrative Agent for the account of each Lender interest on the unpaid principal amount of each Advance of such Lender for the period from the relevant Drawdown Date until the date such Advance shall be paid in full at a rate per annum equal to the Applicable Margin plus LIBOR (the “Applicable Rate”) for each Interest Period in respect of such Advance. Notwithstanding the foregoing, any payment hereunder not paid when due, whether on a Principal Payment Date or by acceleration, shall bear interest thereafter at a rate per annum (the “Default Rate”) equal to either (i) the

Applicable Margin plus two percent (2%) over the cost to the Lenders of funding such overdue amount, or (ii) two percent (2%) over the Applicable Rate, whichever is greater.
     6.3 Interest Payments. During the Term Loan Availability Period interest will be capitalized and added to the principal amount of the Senior Term Loan or Cost Overrun Term Loan, as applicable, on the Interest Payment Date. Following the Term Loan Availability Period, the Borrower shall pay interest on all Advances on each Interest Payment Date; provided that interest payable at the Default Rate shall be payable from time to time on demand.
     6.4 Banking Days. If interest would, under this Article 6, be payable on a day which is not a Banking Day, it shall then be payable on the next following Banking Day, unless such next following Banking Day falls in the following month in which case it shall be payable on the Banking Day immediately preceding the day on which such interest would otherwise be payable.
     6.5 360 Day Year. All interest on the Advances and fees hereunder shall accrue from day to day and be calculated on the actual number of days elapsed occurring in the period for which payable and on the basis of a 360 day year.
     6.6 Interest Determinations. Promptly after the determination of any interest rate provided for herein or any change therein, the Administrative Agent shall give notice thereof to the Lenders and to the Borrower. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.
     6.7 Consolidation of Advances.
(a)	If two or more Interest Periods:
(i)	relates to Advances made under a Facility; and

(ii)	end on the same date;
those Advances will be consolidated into, and treated as, a single Advance made on the last day of the Interest Period.

(b)	Any Advance made during an Interest Period for a previous Advance (an “Existing Interest Period”) will, subject to paragraph (c) and (d) below, have an initial Interest Period ending on the last day of such Existing Interest Period.

(c)	The Administrative Agent shall be entitled to shorten any interest period for any Advance to ensure that the aggregate principal amount of Advances with an Interest Period ending on a Principal Payment Date is not less than the amount of principal due to be repaid on that Principal Payment Date.

(d)	If paragraph (b) above would result in an Advance having an Interest Period of less than one month, then the initial Interest Period for such Advance will be such period as the Administrative Agent and the Borrower may agree.

7. PAYMENTS
     7.1 Borrower Payments Generally. Each payment of principal, interest and other amounts to be made by the Borrower under this Agreement and the other Loan Documents shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Administrative Agent’s Account not later than 11:00 a.m. London, England time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Banking Day).
     7.2 Advances. The Borrower shall, subject to Section 7.6 and the order of priority set forth in Section 3.2(d) of the Depositary Agreement, at the time of making each payment under this Agreement and the Notes for account of any Lender, specify to the Administrative Agent (which shall notify the intended recipient(s) thereof) the amounts payable by the Borrower hereunder to which such payment is to be applied (and in the event that the Borrower fails to so specify, or if an Event of Default has occurred and is continuing, the Administrative Agent shall distribute such payment to the Lenders for application in accordance with an order of priority consistent with Section 3.2(d) of the Depositary Agreement).
     7.3 Payments by Administrative Agent to Lenders. Each payment received by the Administrative Agent under this Agreement for account of any Lender shall be paid by the Administrative Agent promptly to such Lender, in the same funds as received, for account of such Lender’s Applicable Lending Office.
     7.4 Set-Off; Sharing of Payments.
          (a) Set-Off Generally. Upon the occurrence and during the continuance of any Event of Default, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. Each Lender agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section 7.4(a) are in addition to other rights and remedies (including other rights of set-off) that such Lender and its Affiliates may have.
          (b) Sharing Among Lenders. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim or pursuant to a secured claim under Section 506 of the Federal Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim, exercised or received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Advance or Advances and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, it shall (i) notify the Administrative Agent of such fact and (ii) be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the funded Commitment of such other Lender so that the aggregate funded Commitment of each Lender shall be in the same proportion to the aggregate funded Commitments then outstanding as its funded Commitment prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all funded Commitments outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that, if any such purchase or purchases or adjustments shall be made pursuant to this Section 7.4(b) and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Borrower expressly consents to the foregoing arrangement and agrees, to the extent it may effectively do so under applicable law, that any Lender holding a participation in a funded Commitment deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing to such Lender by reason thereof as fully as if such Lender had made an Advance in the amount of such participation. The provisions of this Section 7.4(b) shall not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances to an assignee or Participant, other than to the Borrower or any Affiliate thereof (as to which the provisions of this subsection shall apply).
          (c) Exercise of Rights Not Required. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.
     7.5 Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest, fees and other amounts then due and payable hereunder, such funds shall be applied in accordance with an order of priority consistent with Section 3.2(d) of the Depositary Agreement and then, after application thereof, to pay other amounts then due and payable hereunder, ratably among the parties entitled thereto in accordance with the amounts of such other amounts then due and payable to such parties.
     7.6 Pro Rata Treatment. Except to the extent otherwise expressly provided herein or any other Loan Document, (a) the Advances under each of the Facilities shall be made, and any reduction of Commitments under each of the Facilities shall be made, pro rata according to the respective amounts of the Commitments; (b) each payment or prepayment of principal of the (i) Advances under the Senior Term Loan and Senior Revolver shall be made for account of the Senior Lenders pro rata in accordance with the respective unpaid principal amounts of the Advances under the Senior Term Loan and Senior Revolver, as the case may be, held by them and (ii) Advances under the Cost Overrun Term Loan shall be made for account of the Cost Overrun Lenders pro rata in accordance with the respective unpaid principal amounts of the Advances under the Cost Overrun Term Loan held by them; (c) each payment of interest on the Advances under the Senior Facility and fees applicable to the Senior Facility hereunder shall be made for account of the Senior Lenders pro rata in accordance with the respective amounts of interest on the Advances under the Senior Facility or fees hereunder, as applicable, then due and payable to the Senior Lenders; and (d) each payment of interest on the Advances under the Cost Overrun Term Loan and fees applicable to the Cost Overrun Term Loan hereunder shall be made for account of the Cost Overrun Lenders pro rata in accordance with the respective amounts of interest on the Advances under the Cost Overrun Term Loan or fees hereunder, as applicable, then due and payable to the Cost Overrun Lenders.
     7.7 Non-Receipt of Funds by the Administrative Agent.
          (a) Funding By Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed Drawdown Date that such Lender will not make available to the Administrative Agent such Lender’s share of the applicable Advance, the Administrative Agent may assume that such Lender has made such share available at such time in accordance with Section 3.4(b) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of such Advance available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from the date such amount is made available to the Borrower until the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, a rate per annum equal to the sum of (x) the rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation plus (y) the Applicable Margin per annum. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the relevant Advance to the Administrative Agent, then the amount so paid shall constitute such Lender’s Advance included in such Advance. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
          (b) Payments by Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from the date such amount is distributed to it until the date of payment to the Administrative Agent, a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
     7.8 Non-Banking Days. Subject to Section 6.4, if the due date of any payment under this Agreement would otherwise fall on a day that is not a Banking Day, such date shall be extended to the next succeeding Banking Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.
8. EVENTS OF DEFAULT
     8.1 Events of Default. In the event that one or more of the following events shall occur and be continuing:
(a)	Facilities Payment Default. Any principal of or interest payable in connection with the Facilities is not paid on the due date thereof or any other amount becoming payable to the Lenders under this Agreement or any other Loan Document (other than the fees payable in connection with the Fee Letters) or any of them is not paid within five (5) Banking Days of the due date thereof; or

(b)	Fee Letter Payment Default. Any fee payable in connection with the Fee Letters is not paid on the due date thereof or any other amount becoming payable to the Lenders under the Fee Letters; or

(c)	Breach of Representation. (i) Any representation or warranty made or deemed made by the Borrower or any other Security Party in this Agreement, any other Loan Document or the Contribution Agreement or (ii) any representation, warranty or statement in any certificate, financial statement or other document furnished to the Administrative Agent or any Lender by or on behalf any Security Party or (iii) any material representation or warranty made or deemed made by any Security Party in connection with any Transaction Document or the Contribution Agreement or (iv) any representation, warranty or statement in any certificate, financial statement or other document furnished to the Administrative Agent or any Lender by or on behalf of any Security Party shall prove to have been false or misleading in any material respect as of the time made or deemed made, confirmed or furnished; provided that such misrepresentation or such false statement shall not constitute an Event of Default if such condition or circumstance is (A) subject to cure, as determined by the Majority Lenders in their reasonable judgment and (B) remedied within thirty (30) days after written notice of such default from the Administrative Agent;

(d)	Impossibility; Illegality; Unenforceability. It becomes impossible or unlawful for the Borrower or any other Security Party to fulfill any of the covenants and obligations contained in this Agreement, any other Loan Document or the Contribution Agreement or for the Administrative Agent or the Lenders to exercise any of the material rights vested in them under this Agreement, any other Loan Document or the Contribution Agreement or this Agreement, any other Loan Document or the Contribution Agreement becomes unenforceable; or

(e)	Covenant Default.
(i)	The Borrower shall fail to observe or perform any covenant or agreement contained in Sections 9.1(a), 9.1(c), 9.1(j), 9.1(n), 9.1(t), 9.2(a), 9.2(b), 9.2(e), 9.2(g) and 9.2(h) or shall default in the performance of any of its obligations contained in any Loan Document or the Contribution Agreement and shall fail to cure such default within the grace period specified therein, if any; or

(ii)	The Borrower shall default in the performance of any of its covenants or obligations to be performed or observed by it under this Agreement or any other Loan Document (not otherwise addressed in this Section 8.1) and such default shall continue unremedied for a period of thirty (30) days after written notice of such default (specifying such default and requiring remedy thereof) from the Administrative Agent; provided that such cure period shall be extended to a total of sixty (60) days so long as no Material Adverse Effect could reasonably be expected to occur as a result of such default; or

(iii)	Any Security Party (other than the Borrower) shall fail to observe or perform any covenant or agreement contained in any Transaction Document to which it is a party and shall fail to cure such default within the grace period specified therein, if any; or
(f)	Cancellation or Termination of a Project Document.
(i)	Any of the Construction Contracts, the Contribution Agreement, the Management Agreement or the Drilling Contract has been repudiated, cancelled, materially changed or it has been terminated for any reason and a substitute contract acceptable to the Administrative Agent and the Majority Lenders is not entered into within thirty (30) days; or

(ii)	Any Project Document (other than the Construction Contracts, the Management Agreement or the Drilling Contract) has been repudiated, cancelled, materially changed or has been terminated for any reason and such repudiation, cancellation, material change or termination could reasonably be expected to have a Material Adverse Effect and a substitute contract acceptable to the Administrative Agent and the Majority Lenders is not entered into within thirty (30) days; or
(g)	Other Debts. The Borrower fails to make payment at stated maturity, upon acceleration or otherwise of any principal of, premium or interest on any indebtedness or obligation for borrowed money or for the deferred purchase price of property which indebtedness or obligation in the aggregate exceeds Five Million Dollars ($5,000,000) and any such failure shall continue for more than the period of grace, if any, specified in the terms of such indebtedness or obligation, or otherwise agreed, and shall not have been remedied or waived pursuant thereto; or any mortgage or other security interest or charge present or future and created or assumed by the Borrower shall become enforceable and the holder thereof shall take steps to enforce the same; or

(h)	Change of Control. Other than as provided in the Approved Joint Venture, the current shareholders of the Borrower cease to retain 100% control of the Borrower, as set forth in Section 2.1(q); or

(i)	The Vessel. The Borrower ceases to retain its ownership of the Vessel (other than in the case of a sale or Total Loss of the Vessel, the proceeds from which are applied in accordance with Section 3.10 of the Depositary Agreement) or, without the prior written consent of the Administrative Agent, the registration or flag of the Vessel is changed; provided, however, the Borrower may transfer ownership of the Vessel to a Subsidiary of the Borrower or Permitted Affiliate in connection with a Permitted Transaction; or

(j)	Bankruptcy; Reorganization.
(i)	The (A) Borrower or any of its Subsidiaries, (B) prior to the expiration of any Builder’s warranty obligations under the Construction Contracts, any Builder or (C) any other Project Party shall (1) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its Property, (2) make a general assignment for the benefit of its creditors, (3) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, suspension of payments, liquidation, dissolution, arrangement or winding-up, or composition or readjustment of debts or (4) take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts described in this Section 8.1(j); or

(ii)	A proceeding or case shall be commenced against the (A) Borrower or any of its Subsidiaries, (B) prior to the expiration of any Builder’s warranty obligations under the Construction Contracts, any Builder or (C) any other Project Party without its application or consent, seeking (1) its reorganization, liquidation, dissolution, arrangement or winding up, (2) the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of it or of all or any substantial part of its Property or (3) similar relief in respect of it under any law relating to bankruptcy, insolvency, reorganization, winding up, or composition or adjustment or debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days, or a declaration of bankruptcy or suspension of payments shall be entered against the Borrower under the bankruptcy laws of the Cayman Islands or any Subsidiary of the Borrower under the jurisdiction of its formation as now or hereafter in effect; or
(k)	Inability to Pay Debts. The Borrower or any Subsidiary of the Borrower is unable to pay or admits its inability to pay its debts as they become due or if a moratorium shall be declared in respect of any indebtedness of the Borrower or any Subsidiary of the Borrower; or

(l)	Total Loss of the Vessel. The Vessel shall become a Total Loss unless such loss is fully covered by insurance maintained pursuant to Section 9.1(j) and as required pursuant to the Mortgage assigned to the Collateral Agent and the related insurer has not disputed liability with respect to such Total Loss; or

(m)	Material Adverse Effect. A Material Adverse Effect shall, in the reasonable opinion of the Majority Lenders, have occurred; or

(n)	Cancellation or Termination of Sponsor Purchase Agreement. The Sponsor Purchase Agreement has been repudiated, cancelled, materially changed (and such material change could reasonably be expected to have a Material Adverse Effect) or it has been terminated for any reason without the prior written consent of the Majority Lenders; or

(o)	Enforceability.
(i)	(A) This Agreement, any other Loan Document or the Contribution Agreement ceases to be enforceable, (B) any Loan Document or the Contribution Agreement, except for any Security Document, shall otherwise cease to be valid and binding or in full force and effect or shall be Impaired (in each case, except in connection with its expiration in accordance with its terms in the ordinary course (and not related to any default hereunder)) or (C) any party to a Loan Document or the Contribution Agreement shall have expressly repudiated its obligations thereunder; or

(ii)	(A) Any Construction Contract, the Management Agreement or the Drilling Contract ceases to be enforceable, otherwise ceases to be valid and binding or in full force and effect or shall be Impaired (in each case, except in connection with its expiration in accordance with its terms in the ordinary course (and not related to any default thereunder)) or (B) any Builder or Shell EP Wells Equipment

Services B.V. shall be in material default (after any applicable notice, grace period or both) or shall have expressly repudiated its obligations thereunder, as applicable; or

(iii)	(A) Any Project Document (other than any Construction Contract, Management Agreement or the Drilling Contract) ceases to be enforceable, otherwise ceases to be valid and binding or in full force and effect or shall be Impaired (in each case, except in connection with its expiration in accordance with its terms in the ordinary course (and not related to any default thereunder)) or (B) any Project Party (other than any Builder, the Manager or Shell EP Wells Equipment Services B.V.) shall be in material default (after any applicable notice, grace period or both) or shall have expressly repudiated its obligations thereunder, as applicable; provided that (A) and (B) of this Section 8.1(o)(iii) shall only be an Event of Default if such event could reasonably be expected to have a Material Adverse Effect;
(p)	Liens. (i) The Liens in favor of the Secured Parties under the Security Documents shall at any time cease to constitute valid and perfected Liens granting a first priority security interest in the Collateral (subject to Permitted Liens) to the Secured Parties, (ii) except for expiration in accordance with its terms, any of the Security Documents shall at any time for any reason cease to be valid and binding or in full force and effect or (iii) the enforceability of any Loan Document or the Contribution Agreement shall be contested by any Security Party or Affiliate of any Security Party, and in the case of clause (i) or (ii) (unless the event set forth in clause (ii) is the result of a declaration as set forth in clause (s) below), such circumstance continues unremedied for more than ten (10) Banking Days after notice of such circumstance from the Administrative Agent; or

(q)	Security Documents. Except as otherwise addressed in this Section 8.1, any the Borrower or any of its Subsidiaries under a Security Document (including each counterparty to a Consent and Agreement) shall default in the performance of any of its obligations (other than a payment obligation, which is governed by other provisions of this Section 8.1) under such Security Document and such default shall continue unremedied for more than 30 days after the occurrence thereof; provided that if such default constitutes a contest or repudiation of the enforceability of such Security Document against the Borrower or any of its Subsidiaries, such event shall be governed by either paragraph (r) or (p) of this Section 8.1; or

(r)	Government Approval. Any Government Approval shall be Impaired and such Impairment continues to exist for more than 30 days or such Government Approval is not replaced within 30 days; or

(s)	Event of Abandonment. An Event of Abandonment shall have occurred; or

(t)	Event of Taking. An Event of Taking shall have occurred with respect to (i) any Equity Interest in any Security Party or (ii) all or substantially all of the Project, or otherwise could reasonably be expected to have a Material Adverse Effect; or

(u)	Environmental Claim. An Environmental Claim shall have been brought against an the Borrower or any Subsidiary of the Borrower, which, individually or, in the case of multiple similar fact claims, in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(v)	Judgment. A judgment is or judgments are rendered against the Borrower or any of its Subsidiaries in an aggregate amount of $10,000,000 or more (or the equivalent in other currencies) and shall remain unsatisfied, undischarged and in effect for a period of 30 or more days without a stay of execution, unless the same is adequately bonded or is being contested by appropriate proceedings properly instituted and diligently conducted and, in either case, such process is not being executed against assets thereof; or
THEREUPON: in any such event, (1) the Administrative Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower, declare the Commitments to be terminated forthwith, whereupon the Commitments shall forthwith terminate, and/or (2) the Administrative Agent shall, upon request of the Majority Lenders, by notice to the Borrower declare the principal of and the accrued interest on the Advances and the Notes and all other amounts whatsoever payable by the Borrower hereunder (including any amounts payable under Section 12.5) to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Borrower; provided that, in the case of an Event of Default of the kinds referred to in clauses (j)(i) or (j)(ii) with respect to the Borrower, the Commitments shall automatically terminate and the Advances and such other amounts shall automatically become due and payable, without any further action by any party.
9. COVENANTS
     9.1 Affirmative Covenants. The Borrower hereby covenants and undertakes with the Lenders that, from the date hereof and so long as any Secured Obligations remain outstanding the Borrower will, and will cause it Subsidiaries, if any, to:
(a)	Corporate Existence. Maintain, and procure that each of its Subsidiaries preserve and maintain, (A) its corporate existence and remain duly organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as the case may be, and (B) all of its material rights, privileges, licenses and franchises, including all permits, trademarks, patents, agreements with respect to the usage of technology and other intellectual property necessary for its business, except, solely in the case of this clause (B), to the extent the failure to preserve and maintain the same could not reasonably be expected to have a Material Adverse Effect.

(b)	Events of Default. Promptly, but no later than five (5) days after obtaining knowledge thereof, notify the Administrative Agent of any occurrence of (i) which constitutes a Default or an Event of Default or (ii) which, in its reasonable opinion, might adversely affect its ability, or the ability of any other party thereto, to perform its obligations under this Agreement, any other Loan Document or the Contribution Agreement.

(c)	Further Acts. Without prejudice to Section 2.1 and this Section 9.1, from time to time give, execute, deliver, file and record any financing statement, notice, instrument, document, agreement or other papers that may be necessary or desirable or that may be reasonably requested by Administrative Agent or the Majority Lenders for the continued due performance of all its and each other Security Party’s respective obligations under this Agreement, the other Loan Documents and the Contribution Agreement, including but not limited to obtaining documentation as to the validity of the ownership structure of the Borrower and the tax implications, if any, relating thereto.

(d)	Financial Information. Deliver to the Administrative Agent:
(i)	as soon as available but not later than one hundred twenty (120) days after the end of each fiscal year of the Borrower, complete copies of the audited consolidated financial reports thereof, all in reasonable detail, which shall include at least a balance sheet as of the end of such year, an income statement and a statement of sources and uses of funds for such year all reported on in conformity with GAAP, with the opinion of an Acceptable Accounting Firm;

(ii)	as soon as available, but not later than forty-five (45) days after the end of each quarter of each fiscal year, commencing at the end of the first full fiscal quarter after the Closing Date, of the Borrower, quarterly interim consolidated balance sheets and profit and loss statements thereof, certified to be true, complete and in conformity with GAAP by the chief financial officer of Frontier Drilling USA, Inc. on behalf of the Borrower;

(iii)	concurrently with each delivery of financial statements pursuant to subparagraphs (i) and (ii) of this sub-section (d), a certificate substantially in the form of Exhibit K of the chief financial officer of Frontier Drilling USA, Inc. on behalf of the Borrower stating (A) that he is generally familiar with the business and operations of the Borrower and the assets of the Borrower, (B) he has reviewed the provisions of this Agreement, each other Loan Document and the Contribution Agreement, in connection with the performance or observance by the Borrower and Frontier Drillships 2, as the case may be, thereof, (C) he has reviewed such other documentation and information and has made such investigations and inquiries as deemed necessary and prudent, (D) that to his knowledge no Default or Event of Default has occurred and is continuing or a Default or Event of Default has occurred and is continuing setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto and (E) if such certificate is delivered after the first day of the first full fiscal quarter following the Shell Commencement Date, the Debt Service Coverage Ratio for the most recent fiscal quarter and including reasonable detail of the calculations in making such determination; and

(iv)	such other statement or statements, lists of property and accounts, budgets, reports and financial information with respect to operation and management of the Vessel and information regarding possible claims or disputes with respect to the Vessel, certified to be true and complete by the chief financial officer of Frontier Drilling, USA Inc. on behalf of the Borrower, as the Administrative Agent may from time to time reasonably request.
(e)	Governmental Approvals.
(i)	Comply in all material respects with all applicable Government Rules and shall from time to time obtain and renew, and shall comply in all material respects with, applicable Government Approvals as is or in the future shall be necessary for the operation of the Vessel (including prior to mobilizing the Vessel to another work location pursuant to the Drilling Contract) under applicable Government Rules (except any such Government Rules and Government Approvals the non-compliance with which could not reasonably be expected (either individually or in the aggregate) to have a Material Adverse Effect).

(ii)	Issue such notices of transfer and shall take such other actions as the Administrative Agent, acting for the benefit of itself and the Lenders, reasonably requests, without undue expense or delay, to secure for the Administrative Agent and the Lenders the benefit of each Government Approval related to the Project upon the exercise of remedies under the Security Documents.
(f)	Environmental Matters. Promptly upon the occurrence of any of the following conditions, provide to the Administrative Agent a certificate of the Authorized Officer of the Borrower, specifying in detail the nature of such condition and its proposed response or the response of its Environmental Affiliates to any written communication whatsoever that alleges that such Person is not in compliance with the HSE Case, any applicable Environmental Law or Environmental Approval, if such noncompliance could reasonably be expected (either individually or in the aggregate) to have a Material Adverse Effect, knowledge by it, or any of its Environmental Affiliates that there exists any Environmental Claim or action to challenge, revoke, cancel, terminate, limit or modify any Environmental Approval pending or threatened against any such Person, which could reasonably be expected (either individually or in the aggregate) to have a Material Adverse Effect, or knowledge by it of any release, emission, discharge or disposal of any material that could form the basis of any Environmental Claim against it or any of its Environmental Affiliates if such Environmental Claim could reasonably be expected (either individually or in the aggregate) to have a Material Adverse Effect. Upon the written request of the Agent, it will submit to the Agent at reasonable intervals, a report providing an update of the status of any issue or claim identified in any notice or certificate required pursuant to this subsection.

(g)	Litigation. As soon as the same is instituted (or, to the knowledge of the Borrower, threatened), furnish or caused to be furnished to the Administrative Agent notice thereof with a description thereof in reasonable detail of any investigation, litigation, arbitration or administrative proceedings against or involving the Borrower or any other Security Party that could reasonably be expected (either individually or in the aggregate) to have a Material Adverse Effect. Upon the written request of the Administrative Agent, it will submit to the Administrative Agent at reasonable intervals, a report providing an update of the status of any investigation, litigation, arbitration or administrative proceedings identified in any notice or certificate required pursuant to this subsection.

(h)	ERISA Liability. Promptly upon learning of the occurrence of any material liability of the Borrower or any ERISA Affiliate pursuant to ERISA in connection with the termination of any Plan or withdrawal or partial withdrawal from any multiemployer plan (as defined in ERISA) or of a failure to satisfy the minimum funding standards of Section 412 of the Code or Part 3 of Title I of ERISA by any Plan in each case for which the Borrower, the Pledgors or any ERISA Affiliate is plan administrator (as defined in ERISA), furnish or cause to be furnished to the Administrative Agent written notice thereof.

(i)	ISM Code and ISPS Code. After the Shell Commencement Date, (i) as applicable, procure that each Operator will comply with and ensure that the Vessel which it operates will comply with the requirements of the ISM Code and the ISPS Code, including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto; and (ii) as applicable will procure that the Operators will immediately inform the Administrative Agent if there is any threatened or actual withdrawal of its DOC or the ISSC or the SMC in respect of any Vessel; and (iii) will procure that the

Operators will promptly inform the Administrative Agent upon the issuance to the Borrower or Operators of a DOC and the issuance to the Vessel of an SMC and an ISSC.

(j)	Insurance; Events of Loss.
(i)	Compliance with Insurance Requirements. (A) Comply with all insurance requirements set forth in any Project Document with respect to the Project and (B) enforce the obligations of all Project Parties with respect to insurance requirements applicable to such Project Parties under the respective Project Documents.

(ii)	Insurance Maintained During Construction. (A) To the extent commercially available at reasonable terms (as confirmed by the Insurance Consultant and Technical and Environmental Consultant or otherwise agreed by the Administrative Agent), maintain or cause to be maintained (for, among others, its benefit and for the benefit of the Collateral Agent on behalf of the Secured Parties) the insurance policies annexed to the Insurance Report (the “Construction Period Insurances”) for the duration specified in such policies or such later date or dates when approved by the Administrative Agent (following consultation with the Insurance Consultant) but in no event (taking in account timely renewals) expiring prior to the Shell Commencement Date, (B) not materially change any terms of any Construction Period Insurances or suffer them to be materially changed, or materially change underwriters or any Construction Period Insurances or suffer them to be materially changed, without Majority Lender approval, (C) take all reasonable actions necessary to ensure that the Builders do not Construct the Vessel other than in conformity with the terms of all policies, binders, cover notes or other instruments of the Construction Period Insurances (including any warranties express or implied therein) without first obtaining the written consent of the insurers under the Construction Period Insurances to such activities (if required by such insurers) and complying with such requirements as to extra premiums or otherwise as the Majority Lenders and/or such insurers may prescribe and (D) to do all things necessary and proper, and execute and deliver all documents and instruments to enable the Collateral Agent to collect or recover any moneys to become due the Collateral Agent in respect of the Construction Period Insurances.

(iii)	Insurance Maintained During Operations. (A) To the extent commercially available at reasonable terms (as confirmed by the Insurance Consultant or otherwise agreed by the Administrative Agent), maintain or cause to be maintained the insurance identified in Section 5(B) of Exhibit C (Form of Marshall Islands Mortgage)

for the period between the expiry of the Construction Period Insurances and the Final Payment Date and (B) comply with Section 5(B) of Exhibit C (Form of Marshall Islands Mortgage), and after execution thereof, the Mortgage.

(iv)	Right to Procure Insurance. In the event that the Borrower or any of its Subsidiaries fails to (A) procure or maintain, or (B) cause the Builders to procure and maintain, the insurance coverage required by this Section 9.1(j) or Section 5(B) of Exhibit C (Form of Marshall Islands Mortgage), and after execution thereof, the Mortgage, the Administrative Agent, upon 30 days’ prior notice (unless such insurance coverage would lapse within such period, in which event notice shall be given as soon as reasonably possible) to the Borrower of any such failure, may (but shall not be obligated to) take out the required policies of insurance and pay the premiums on the same. All amounts so advanced for such purpose by the Administrative Agent and the Lenders shall become an additional obligation of the Borrower to the Administrative Agent and the Lenders, and the Borrower shall forthwith pay such amounts to the Administrative Agent, together with interest on such amounts at the Default Rate from the date so advanced.

(v)	Compromise, Adjustment or Settlement. The Administrative Agent shall be entitled at its option to participate in any compromise, adjustment or settlement in connection with any Event of Loss under any policy or policies of insurance (other than third-party liability insurance policies) or any proceeding with respect to any Event of Taking of Property of the Borrower or any of its Subsidiaries or otherwise in excess of $5,000,000 and the Borrower shall within five (5) Banking Days after the Administrative Agent’s request, reimburse the Administrative Agent for all out-of-pocket expenses (including reasonable attorneys’ and experts’ fees) incurred by the Administrative Agent in connection with such participation. The Borrower shall not make any compromise, adjustment or settlement in connection with any such claim without the approval of the Administrative Agent (in the case of amounts in excess of $5,000,000) or the Majority Lenders (in the case of amounts in excess of $10,000,000), which such approval shall not be unreasonably withheld or delayed.

(vi)	Notice of Event of Loss or Change in Insurance Coverage. Promptly notify the Administrative Agent of any Event of Loss which it believes will exceed $5,000,000, individually or in the aggregate. The Borrower shall promptly notify the Administrative Agent of (A) each written notice received by it with respect to the cancellation of, adverse change in, or default under, any insurance policy required to be maintained in accordance with this Section 9.1(j) and Section 5 of Exhibit C (Form of Marshall Islands Mortgage), and after execution thereof, the Mortgage and (B) any event specified in Section 9.1(j) and Section 5 of Exhibit C (Form of Marshall Islands Mortgage), and after execution thereof, the Mortgage.

(vii)	No Duty of Secured Parties to Verify. No provision of this Section 9.1(j) nor any other provision of this Agreement or any Transaction Document shall impose on the Secured Parties any duty or obligation to verify the existence or adequacy of the insurance coverage maintained by the Borrower and/or any of its Subsidiaries, nor shall the Secured Parties be responsible for any representations or warranties made by or on behalf of the Borrower to any insurance company or underwriter.

(viii)	Loss Proceeds.
(A)	Deposits to Revenue Account. In the event that the Borrower or any of its Subsidiaries or the Administrative Agent receives any amount of proceeds of insurance and other payments received for interruption of operations in respect of any Event of Loss, such amounts shall be deposited in accordance with the Depositary Agreement in the Revenue Account.

(B)	Deposits to Loss Proceeds Account. In the event that the Borrower or any of its Subsidiaries or the Administrative Agent receives an amount of Loss Proceeds in respect of any Event of Loss, the Net Available Amount shall be deposited in accordance with Section 3.10 of the Depositary Agreement in the Loss Proceeds Account.

(C)	Corrections. In the event the Borrower or any of its Subsidiaries receives any amount specified in clauses (A) or (B) above and fails to deposit such amount in the correct account pursuant to clause (A) or (B) above, the Borrower shall correct any such error within two (2) Banking Days of receipt of such amounts.
(ix)	Restoration.
(A)	Amounts to be made available to the Borrower from the Loss Proceeds Account for Restoration following any Event of Loss shall be remitted to the Borrower pursuant to Section 3.10 of the Depositary Agreement, in the event that the Net Available Amount is less than or equal to $2,000,000.

(B)	Amounts to be made available to the Borrower from the Loss Proceeds Account for Restoration following any Event of Loss shall be remitted to the Borrower pursuant to Section 3.10 of the Depositary Agreement in the event that the Net Available Amount is greater than $2,000,000 but less than or equal to $10,000,000 if the Technical and Environmental Consultant shall have delivered to the Administrative Agent and the Collateral Agent a certificate to the effect that the Net Available Amount deposited in the Loss Proceeds Account is sufficient (together with all other monies reasonably expected to be available to the Borrower as determined by the Administrative Agent in consultation with the Technical and Environmental Consultant), in the reasonable opinion of the Technical and Environmental Consultant, for such Restoration. Amounts made available to the Borrower shall only be utilized for Restoration and, if determined by the Borrower (and confirmed in writing by the Technical and Environmental Consultant) that any portion of such Net Available Amount is no longer required for such Restoration, such remaining amounts shall be used to prepay the Advances pursuant to Section 5.2.

(C)	Amounts to be made available to the Borrower from the Loss Proceeds Account for Restoration following any Event of Loss shall be remitted to the Borrower pursuant to Section 3.10 of the Depositary Agreement in the event that the Net Available Amount is greater than $10,000,000 if (A) the Borrower shall submit a plan for Restoration as soon as commercially practicable, but in no event more than 60 days after the occurrence of such Event of Loss and the Technical and Environmental Consultant shall have delivered a certificate to the Administrative Agent and the Collateral Agent to the effect that the Borrower’s plan of Restoration is prudent and sound and the Net Available Amount deposited in the Loss Proceeds Account is sufficient (together with all other monies reasonably expected to be available to the Borrower as determined by the Administrative Agent in consultation with the Technical and Environmental Consultant), in the reasonable opinion of the Technical and Environmental Consultant, for such Restoration and (B) the Majority Lenders have consented to such use of the Net Available Amount. Amounts made available to the Borrower shall only be utilized for such Restoration and, if determined by the Borrower (and confirmed in writing by the Technical and Environmental Consultant) that any portion of such to Net Available Amount is no longer required for such Restoration, such remaining amounts shall be used to prepay the Advances pursuant to Section 5.2.
(x)	Modifications to Insurance Coverage. The Majority Lenders (in consultation with the Insurance Consultant) may at any time and in consultation with the Borrower propose an amendment to the requirements of this Section 9.1(j) and the insurance requirements in Exhibit C (Form of Marshall Islands Mortgage) and after execution thereof, the Mortgage, upon a change in circumstances with respect to the Project arising after the Closing Date that in the reasonable judgment of the Majority Lenders and the Insurance Consultant renders the coverage specified therein materially inadequate and such amendment shall require the Borrower’s consent in accordance with the terms hereof, such consent not to be unreasonably withheld taking into consideration the prudent practices of vessel owners and operators primarily engaged in the same type of operations as the Borrower; provided that any such request for change in or additional coverage shall be commercially available at reasonable terms.
(k)	Money Laundering. Upon the Administrative Agent’s request, promptly supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent in order for each Lender to carry out and be satisfied with the results of all necessary “know your client” or other checks which it is required to carry out in relation to the transactions contemplated by this Agreement, the other Loan Documents and the Contribution Agreement and to the identity of any parties to the Loan Documents and the Contribution Agreement (other than the Lenders) and their directors and officers.

(l)	Construction Completion Date.
(i)	The Borrower shall notify the Administrative Agent in writing of the date it projects to be the Construction Completion Date (the “Projected Construction Completion Date”) at least thirty days prior to such Projected Construction Completion Date. If at any point after such notification, but prior to the Projected Construction Completion Date, the Borrower determines that such Projected Construction Completion Date will not be the Construction Completion Date, the Borrower shall promptly provide the Administrative Agent the revised Projected Construction Completion Date.

(ii)	The Borrower shall provide a written certification by an Authorized Officer of the Borrower notifying the Administrative Agent of the occurrence of the Construction Completion Date no later than two (2) Banking Days after the occurrence thereof.
(m)	Fees. In the event that the Initial Drawdown Date has not occurred within fifteen (15) days after the Closing Date, (i) the Borrower shall pay the Upfront Fee and the Coordination Fee on or prior to the fifteenth (15th) day after the Closing Date in accordance with the terms of the Upfront Fee and Coordination Fee Letter and (ii) the Borrower shall pay all fees and expenses due and payable pursuant to Article 14 on or prior to the fifteenth (15th) day after the Closing Date.

(n)	Ownership of Borrower. The Borrower shall insure that if, as a result of the Approved Joint Venture, the ownership of the Borrower or any Subsidiary changes from that set forth in Section 2.1(q), the new owner shall immediately become a Pledgor hereunder and shall execute a pledge of its shares in the Borrower or a Subsidiary of the Borrower, as the case may be, in favor of the Collateral Agent substantially in the form of Exhibit G hereto.

(o)	Taxes; Payment of Obligations. Timely file all required Tax returns and, except as contested in good faith by the Borrower (for which adequate reserves have been maintained to the extent required in accordance with GAAP), the Borrower shall pay and discharge, and cause any Subsidiary to pay and discharge, (A) all Taxes imposed on it or upon its properties or assets prior to the date on which penalties could attach thereto, and all lawful claims for labor, materials and supplies, which, if unpaid, might become a lien upon any properties or assets of the Borrower, (B) all lawful claims which, if unpaid would by law become a lien upon its properties and (C) Indebtedness, as and when due and payable.

(p)	Mortgage. Promptly upon registration of the Vessel under Marshall Islands flag, but in any event no later than the Shell Commencement Date, execute and deliver to the Administrative Agent the Mortgage and the Borrower shall provide the Administrative Agent with evidence satisfactory to it and its legal advisers that:
(i)	the Vessel is in the sole and absolute ownership of the Borrower, unencumbered save and except for the Mortgage thereon in favour of the Collateral Agent and Permitted Liens, and is duly registered in the name of the Borrower under the flag of the Republic of the Marshall Islands;

(ii)	RESERVED;

(iii)	RESERVED;

(iv)	the Mortgage is duly recorded under the laws of the Republic of the Marshall Islands and constitutes a first preferred mortgage lien on the Vessel under the laws of such jurisdiction;

(v)	legal opinions, dated the date of recordation of the Mortgage each in form and substance reasonably satisfactory to the Administrative Agent and its counsel from (a) Gardere Wynne Sewell LLP, special counsel to the Security Parties (other than Shell EP Wells Equipment Services B.V. and Shell EP Offshore Ventures Limited), (b) Appleby, special Cayman Islands counsel to the Borrower and (c) a reasonably acceptable legal opinion from such other legal counsel as requested by the Administrative Agent;

(vi)	RESERVED;

(vii)	RESERVED; and

(viii)	the Vessel is in compliance with all Government Rules (except to the extent that the noncompliance with any Government Rule could not reasonably be expected (either individually or in the aggregate) to have in a Material Adverse Effect) and Environmental Laws, as are applicable to the Vessel.
(q)	Separateness. Maintain separate bank accounts and separate books of account for each of its Subsidiaries and Frontier Drillships 2. The separate liabilities of the Borrower shall be readily distinguishable from the liabilities of each Affiliate of the Borrower, including the Pledgors (except to the extent otherwise contemplated by the Transaction Documents).

(r)	Keeping of Books; Visitation Rights. Keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and its Subsidiaries in accordance with GAAP and permit representatives of the Administrative Agent or any Lender, during normal business hours, at their own cost and expense (provided that, if an Event of Default has occurred and is continuing the Borrower shall indemnify the Administrative Agent and each Lender for such costs and expenses) and following reasonable notice (provided that, if an Event of Default has occurred and is continuing, no such notice shall be required), to examine, copy and make extracts from its books and records, to inspect any of its Property, and to discuss its business and affairs with its officers and accountants, to the extent reasonably requested by the Administrative Agent or such Lender, as the case may be.

(s)	Project Documents.
(i)	Perform and observe all of its material covenants and material obligations contained in each of the Project Documents, cause each Subsidiary of the Borrower to perform and observe all of its material covenants and material obligations contained in each of the Project Documents, take all reasonable and necessary action to ensure that each Permitted Affiliate and Permitted Local Agent performs and observes all of its material covenants and material obligations contained in each of the Project Documents, take all reasonable and necessary action to prevent the termination, suspension or cancellation of any Project Document in accordance with the terms of such Project Documents or otherwise (except for the expiration of any Project Document in accordance with its terms and not as a result of a breach or default thereunder) and enforce against the relevant Project Party each material covenant or material obligation of each Project Document to which such Person is a party in accordance with such agreement’s terms.

(ii)	Subject to Section 9.1(s)(iii), promptly provide copies of any material change orders under the Construction Contracts or material variations under the Drilling Contract.

(iii)	After the aggregate amount of Project Costs (not including Interest Expense during Construction and other financing costs) incurred by the Project or the “Current Project Outlook” line item (or its equivalent) contained in the most recent Construction Report exceeds the Project Cost Threshold Amount (whichever occurs first), obtain the prior written consent of the Administrative Agent in consultation with the Technical and Environmental Consultant (such approval not to be unreasonably withheld or delayed) prior to approving any change order under the Construction Contracts if (A) the amount of such change order exceeds $1,000,000, (B) the approval of such change order would result in the aggregate Project Costs incurred by the Project to exceed the Project Cost Threshold Amount plus $5,000,000.00; provided that the calculation of the aggregate Project Costs incurred by the Project referenced in this clause (B) shall not include (1) Interest Expense during Construction and other financing costs and (2) amounts related to change orders consented to by the Administrative Agent or (C) such proposed change order could reasonably be expected to have a Material Adverse Effect.

(iv)	Furnish a Consent and Agreement with respect to any Project Document entered into after the Closing Date promptly after the execution of such Project Document (other than those entered into in connection with a Permitted Transaction), to the extent the

Borrower informs the Administrative Agent that after reasonable efforts it is unable to obtain such Consent and Agreement from the applicable Project Party, the Borrower shall promptly send a letter on the Borrower’s letterhead and signed by an Authorized Officer of Borrower (and deliver a copy of such letter to the Administrative Agent) notifying such Project Party that its Project Document and all associated documents and obligations have been pledged as collateral security to the Secured Parties and are subject to the Secured Parties’ Lien on such Property. The requirement to deliver Consent and Agreements with respect to Project Documents entered into pursuant to a Permitted Transaction shall be governed by Section 9.2(p).

(v)	Subject to Section 9.2(k), furnish to the Administrative Agent and the Technical and Environmental Consultant with certified copies of (A) all amendments, supplements or modifications of any Project Documents, and (B) all Project Documents executed after the Closing Date, in each case, promptly after execution and delivery of such documents to the Borrower.

(vi)	Furnish to the Administrative Agent and the Technical and Environmental Consultant any notice constituting a Shell Cancellation Event within three (3) Banking Days of receipt thereof.
(t)	Ranking. Promptly take all actions as may be necessary to ensure that the Secured Obligations of the Borrower under this Agreement and the other Loan Documents will at all times constitute senior secured obligations of the Borrower ranking at least pari passu with all other present and future senior secured Indebtedness of the Borrower.

(u)	Hedging Agreements.
(i)	Provide evidence no later than thirty (30) Banking Days after the Initial Drawdown Date that the Borrower shall have entered into (A) interest rate Hedging Agreements (in form and substance satisfactory to the Administrative Agent) for no less than 60% of the aggregate of the Senior Term Loan Commitments and (B) foreign currency Hedging Agreements (in form and substance satisfactory to the Administrative Agent) for no less than 100% of the amounts denominated in foreign currency and to be paid by the Borrower under the Construction Contracts; each of such agreements in clause (A) and (B) shall be secured on a pari passu basis with the Facilities (each, a “Senior Secured Hedge Agreement”);

(ii)	Provide evidence no later than thirty (30) Banking Days after the disbursement of the Initial Cost Overrun Term Loan Advance that the Borrower shall have entered into an interest rate Hedging Agreement (in form and substance satisfactory to the Administrative Agent) for no less than 100% of the aggregate of the Cost Overrun Term Loan Commitment, which shall be secured on a pari passu basis with the Facilities (each, a “Cost Overrun Secured Hedge Agreement”);
(v)	Wet Tow. Provide certified copies of an executed Rig Transportation Agreement by no later than the date that is one (1) month prior to the scheduled departure date from the Shanghai Shipyard Co., Ltd. shipyard, each in form and substance acceptable to the Independent Engineer and Administrative Agent.

(w)	Construction Reports. Prior to the Construction Completion Date, deliver to the Administrative Agent and the Technical and Environmental Consultant Construction Reports certified by an Authorized Officer of the Borrower on a monthly basis commencing for the first full month after the Closing Date containing a summary of data relating to the Construction of the Vessel with respect to the categories listed in Schedule 3.

(x)	Use of Proceeds. Use the proceeds of:
(i)	the Senior Term Loan and Cost Overrun Term Loan to pay for the Project Costs in respect of the Construction of the Project or as otherwise approved by the Majority Lenders and the Technical and Environmental Consultant;

(ii)	RESERVED;

(iii)	the Senior Revolver to pay for Operation and Maintenance Expenses related to the operation of the Vessel including mobilization costs of the Vessel incurred after the Construction Completion Date; and

(iv)	the Initial Advance of the Senior Term Loan to pay all outstanding principal and interest on the Bridge Loan Notes.
(y)	Operating Budget and Capital Budget.
(i)	At least thirty (30) days prior to the Construction Completion Date, adopt an Operating Budget and a Capital Budget for the period from such date to the conclusion of the then current fiscal year (and for each month during such period) (the “Initial Operating Budget” and the “Initial Capital Budget”, respectively), and, no less than ten (10) days in advance of the beginning of each fiscal year of the Borrower thereafter, the Borrower shall adopt an Operating Budget and a Capital Budget for the succeeding fiscal year (and for each month during such period); provided that the Capital Budget shall be subject to the prior approval of the Administrative Agent, following consultation with the Technical and Environmental Consultant, if the Capital Expenditures portion exceeds $4,000,000 multiplied by the ratio of days between the Construction Completion Date and the end of the fiscal year to 365, which approval shall not be unreasonably withheld or delayed

(ii)	Copies of each proposed Operating Budget and Capital Budget after the Initial Operating Budget and Initial Capital Budget shall be furnished to the Administrative Agent at least thirty (30) days before the beginning of the fiscal year to which such Operating Budget and Capital Budget apply.
(iii)	With respect to any Operating Budget proposed after the Initial Operating Budget, to the extent the Operating Budget exceeds the Operating Budget of the immediately preceding year by 10% or more on a per day basis, such Operating Budget shall be subject to the prior approval of the Administrative Agent, following consultation with the Technical and Environmental Consultant, which approval shall not be unreasonably withheld or delayed. In the event that any proposed Operating Budget or amendment thereof pursuant to Section 9.1(y)(v) is not approved by the Administrative Agent, the Operating Budget from the previous fiscal year shall apply for the then-current fiscal year until an Operating Budget is approved.

(iv)	With respect to any Capital Budget proposed after the Initial Capital Budget, to the extent the Capital Budget exceeds $4,000,000, such Capital Budget shall be subject to the prior approval of the Administrative Agent, following consultation with the Technical and Environmental Consultant, which approval shall not be unreasonably withheld or delayed; provided that approval of the Administrative Agent shall not be required for the Capital Budget proposed for the first full fiscal year following the first day of the fourth anniversary of the Construction Completion Date unless such Capital Budget exceeds $7,000,000. In the event that any proposed Capital Budget or amendment thereof pursuant to Section 9.1(y)(v) is not approved by the Administrative Agent, the Capital Budget from the previous fiscal year shall apply for the then-current fiscal year until a Capital Budget is approved.

(v)	Comply, within the variances described below, with each of the Operating Budget and the Capital Budget. If during any fiscal year the Borrower reasonably projects that (A) aggregate actual expenditures for labor, insurance, rig maintenance, catering, freight or under any other line item of Operation and Maintenance Expenses contained in the Operating Budget for such fiscal year will exceed by more than 15% or Two Million Dollars ($2,000,000) on an annual basis the amount budgeted for Operation and Maintenance Expenses in the then-applicable Operating Budget or (B) actual expenditures for Capital Expenditures will exceed by more than 10% or Five Hundred Thousand Dollars ($500,000) the amount budgeted for Capital Expenditures in the then-applicable Capital Budget, then the Borrower shall prepare and submit for the approval (such approval not to be unreasonably withheld or delayed) of the Administrative Agent and the Technical and Environmental Consultant an amended Operating Budget and Capital Budget (as applicable) for the remainder of such fiscal year.
(z)	Operating Statements and Reports. Furnish to the Administrative Agent and the Technical and Environmental Consultant (i) commencing forty-five (45) days after the Construction Completion Date, a monthly operating statement of the Project not more than thirty-five (35) days after the end of each month, and (ii) not more than ninety (90) days after the end of each fiscal year of the Borrower, an operating statement of the Project for such fiscal year (with monthly detail). The monthly operating statement shall include summary of the information relating to the operation of the Project with respect to the categories listed in Schedule 9.1(z). The monthly and annual operating statements shall each be certified as materially complete and correct by an Authorized Officer of the Borrower. The form of such operating statements shall be in form and substance satisfactory to the Administrative Agent, in consultation with the Technical and Environmental Consultant, and shall be agreed upon with the Borrower.

(aa)	Evidence of Project Costs. Furnish to the Administrative Agent and the Technical and Environmental Consultant, within thirty (30) days after the end of each fiscal quarter of the Borrower (for purposes of this Section, “Applicable Quarter”), a certificate dated as of such date certifying and attaching the following:
(i)	(A) evidence demonstrating that all amounts borrowed pursuant to the Advances made during such Applicable Quarter were used to pay Project Costs, including a copy of all invoices paid excluding amounts related to interest payments from the proceeds of each Advance made during such Applicable Quarter and related documentation in connection with any other Project Costs which the Borrower paid with such Advance, each to the extent that the related Project Cost was in individually in excess of Two Million Dollars ($2,000,000), (B) certification that Advances made during to the Applicable Quarter and all capital contributions not yet expended as previously projected shall be expended during the next thirty (30) days, or (C) in the event that (B) cannot be satisfied, reduce the amount of the Advance immediately following such certification in an amount equal to the amounts not previously expended and not contemplated to be spent pursuant to clause (B) above; provided that in no event shall the Borrowing be reduced below $1,000,000.
(bb)	Delivery of HSE Case. At least one hundred and eighty days prior to the Construction Completion Date and at each other date a HSE Case is required to be delivered to Shell EP Wells Equipment Services B.V. pursuant to the terms and conditions of the Drilling Contract, deliver to the Administrative Agent a HSE Case and the Borrower shall provide the Administrative Agent with evidence satisfactory to it, that such HSE Case was prepared in accordance with IADC Guidelines and has been accepted by Shell EP Wells Equipment Services B.V. in accordance with the terms and conditions of the Drilling Contract.

(cc)	Compliance with HSE Case. Comply with the HSE Case, including all requirements relating to implementation of the HSE Case contained in Section V, Article 6 and Section V, Article 7 of the Drilling Contract.

(dd)	Construction Contracts Consent and Agreement; Acknowledgments. Furnish to the Administrative Agent within thirty (30) days after the Closing Date (1) the executed Shanghai Consent and Agreement and (2) acknowledgments to the Assignments of Construction Contracts from each of Keppel and Huisman in connection with the Keppel Construction Contract and the Huisman Construction Contract, respectively.

(ee)	Subsidiary Dividends and Distributions. Commencing on and after the Initial Principal Payment Date, to the maximum extent permitted under applicable Government Rules, cause each Subsidiary to make dividends or distributions directly or indirectly to the Borrower no less frequently than quarterly (on or prior to the date fifteen (15) days after the end of each calendar quarter) or, if applicable Government Rules require a longer period of time to elapse between such dividends and distributions, as frequently as permitted by such applicable Government Rules, in an amount at least equal to the collected balance in any Local Payment Account of such Subsidiary to the extent such balance exceeds 110% of the aggregate amount required to pay Operating and Maintenance Expenses of such Subsidiary that are currently payable or reasonably anticipated to be payable during the thirty (30) day period commencing on the Monthly Payment Date (as defined in the Depositary Agreement) falling on or immediately prior to the date of such dividend or distribution.

(ff)	Shell Commencement Date.

(i)	On or prior to the Shell Commencement Date, provide the Administrative Agent with evidence satisfactory to it and its legal advisers that:
(A)	the Vessel has been accepted by Shell EP Wells Equipment Services B.V. in accordance with the terms and conditions of the Drilling Contract and all delay penalties or fines and any other amounts payable to Shell EP Wells Equipment Services B.V. under the Drilling Contract (if any) shall have been paid in full; and

(B)	the Vessel is duly licensed and all necessary Government Approvals will have been obtained for the operation of the Vessel.
(ii)	On the Shell Commencement Date, provide the Administrative Agent with satisfactory evidence to it and its legal advisers that at such time:
(A)	the Vessel is classed in the highest classification and rating for vessels of the same age and type with the relevant Classification Society without any material outstanding overdue recommendations affecting class; and

(B)	the Vessel is insured in accordance with the provisions of the Mortgage and Section 9.1(j) and the Independent Insurance Consultant has delivered a report (in form and substance acceptable to the Majority Lenders) confirming, among other things, that the insurance policies required pursuant to the Mortgage are typical for undertakings similar to the Project, are in full force and effect, the premiums due thereon have been paid, that such policies otherwise conform with the requirements specified in the Loan Documents and including as annexes the certificates of insurance for such insurance policies.
     9.2 Negative Covenants. The Borrower hereby covenants and undertakes with the Lenders that, from the date hereof and so long as any principal, interest or other moneys are owing in respect of the Facilities or under this Agreement or any other Loan Document, that the Borrower will not, nor will it permit any Subsidiary, to the extent applicable, to:
(a)	Liens and Accounts.
(i)	Without written prior consent of the Majority Lenders, create, assume or permit to exist any Lien whatsoever upon any of its property or other assets, real or personal, tangible or intangible, whether now owned or hereafter acquired except Permitted Liens.

(ii)	Without prior written consent of the Majority Lenders, maintain, or permit any of its Subsidiaries to maintain, deposit accounts or securities accounts in its name or for its account, other than the Collateral Accounts, Local Payment Accounts and Unsecured Local Payment Accounts.
(b)	Nature of Business.
(i)	Change, or permit any of its Subsidiaries to change, the nature of its business or commence or engage in any business other than the owning, operation and chartering of the Vessel;

(ii)	Create, acquire or permit to exist any Subsidiary unless:
(A)	such Subsidiary is a wholly-owned Subsidiary of the Borrower or such Subsidiary is created pursuant to Section 9.2(p)(i) as part of a Permitted Transaction;

(B)	such Person becomes a guarantor by executing and delivering to the Administrative Agent a Guarantee Agreement substantially in the form of Exhibit O; and

(C)	such Person enters into and delivers to the Collateral Agent a Borrower Subsidiary Security Agreement substantially in the form of Exhibit Q securing such Person’s obligations under such Person’s Guarantee Agreement; and
provided that, until such Person either (1) delivers all documentation requested pursuant to Section 10.2 or 10.3, as applicable or (2) delivers to the Agents such evidence as the Agents may reasonably require (including appropriate corporate documentation, resolutions and legal opinions in form and substance reasonably satisfactory to the Administrative Agent) as to the due organization, authorization, execution, delivery, legality, validity, binding effect and enforceability of such instruments, and of the guarantee agreement and the security agreement and/or instruments, and as to the perfection and first priority of the Collateral provided by such Subsidiary, such Person shall not be permitted to own or maintain any Property with a value in excess of One Hundred Thousand Dollars ($100,000) or to enter into any contracts, agreements, instruments, letters, undertakings or other documentation under which such Subsidiary could reasonably be expected to have obligations or liabilities in excess of One Hundred Thousand Dollars ($100,000).

(c)	Change Offices. Change its name or the location of its chief executive office or the office where its corporate records are kept or open any new office for the conduct of its business on less than thirty (30) days prior written notice to the Administrative Agent.

(d)	Permitted Investments. Notwithstanding anything to the contrary contained in the Control Agreement entered into with Wells Fargo Bank, National Association, make or instruct any relevant Person to make, any Investments except (each of the following a “Permitted Investment”):
(i)	the Hedging Agreements;

(ii)	Reserved;

(iii)	Investments permitted in connection with a Permitted Transaction;

(iv)	readily marketable direct obligations of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the United States,;

(v)	obligations of domestic and foreign corporations, provided that in each case such obligations are rated at least “AAA” (or the then equivalent grade) by Moody’s or “AAA” (or the then equivalent grade) by S&P;

(vi)	certificates of deposit of or time deposits with any commercial bank that is a Lender or a member of the Federal Reserve System, issues (or the parent of which issues) commercial paper rated as described in clause (vii) below, is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $1 billion;

(vii)	commercial paper in an aggregate amount of no more than $5,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any State of the United States and rated at least “P-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P; or

(viii)	Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market funds that are registered under the Investment Company Act of 1940, as amended, the portfolios of which are limited solely to Investments of the character and quality described in clauses (iv) and (v) of this Section.
(e)	Permitted Indebtedness. Incur or suffer to exist any indebtedness other than Permitted Indebtedness.

(f)	Assume Obligations. Assume, guarantee, endorse or otherwise become liable in connection with any obligation of any Person, firm or entity, other than wholly-owned Subsidiaries of the Borrower, and except as contemplated by this Agreement or any other Loan Document.

(g)	Restricted Payments. Declare any Restricted Payment, or make any distribution of any kind thereon, except the Borrower may make a Restricted Payment on or within ten (10) days after a Principal Payment Date (a “Restricted Payment Date”) in cash from and to the extent of cash then on deposit in the Distribution Account, subject to the satisfaction of each of the following conditions (the “Distribution Conditions”) on the Restricted Payment Date and after giving effect to such Restricted Payment:
(i)	No Default or Event of Default shall have occurred and be continuing or would occur as a consequence of such Restricted Payment;

(ii)	all Advances under the Cost Overrun Term Loan have been repaid in full;

(iii)	all outstanding Advances under the Senior Revolver have been repaid in full;

(iv)	the Debt Service Coverage Ratio, for the Computation Period most recently ended prior to such Restricted Payment Date, is not less than 1.25 to 1.0;

(v)	the Borrower shall have delivered to the Agent, at least five (5) Banking Days prior to the proposed Restricted Payment Date, a certificate of an Authorized Officer of the Borrower dated the Restricted Payment Date (a “Distribution Certificate”):
(A)	to the effect that each of the foregoing conditions shall have been satisfied as of such Restricted Payment Date;

(B)	to the effect that the making of such Restricted Payment is not expected to have a Material Adverse Effect on the Borrower;

(C)	setting out in reasonable detail the calculations for computing the Debt Service Coverage Ratio, for the Computation Period and stating that such calculations were prepared pursuant to clause (iv) and above and were made, in each case, in good faith and were based on assumptions believed to be reasonable; and
(vi)	The Administrative Agent, in its reasonable discretion may, from time to time, give notice to the Borrower of its intention to review the Borrower’s calculations and certifications. In the event that the Administrative Agent disputes the Borrower’s calculations and certifications or requests additional information in order to facilitate its evaluation of the Borrower’s calculation, the

Administrative Agent (at the request of the Majority Lenders) may give to the Borrower notice in writing instructing that such Restricted Payment be delayed for such reasonable period of time as shall be necessary to resolve such dispute or complete such evaluation.
(h)	Prohibition of Fundamental Changes.
(i)	Except as otherwise permitted pursuant to a Permitted Transaction, (i) change its legal form, amend its operating agreement or any other organizational document, merge into or consolidate with, or acquire all or any substantial part of the assets or any class of stock of (or other equity interest in), any other Person and shall not liquidate or dissolve or (ii) convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any assets except: (A) Dispositions of (1) Permitted Investments in accordance with the Depositary Agreement, (2) obsolete, worn out, surplus or defective assets, whether now owned or hereafter acquired, sold in the ordinary course of business or (3) damaged or destroyed property, upon receipt of insurance proceeds in connection therewith; (B) Dispositions of property to the extent that (1) such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased or (2) the proceeds of such Dispositions are applied to the purchase price of replacement property (which replacement property is actually promptly purchased in accordance with the terms of the purchase order related to such replacement property) pursuant to Section 3.11(b) of the Depositary Agreement; (3) Dispositions in respect of property having an aggregate fair market value not in excess of $2,000,000 in any calendar year; (4) Dispositions of property, the Net Cash Payments received in respect of which are applied to prepay the Advances in accordance with Section 5.2; and (5) Restricted Payments made in accordance with this Agreement.

(ii)	Purchase or acquire any assets other than: (i) the purchase of assets reasonably required for the completion of the Vessel in accordance with the Construction Contracts, applicable Government Approvals and applicable Government Rules and as contemplated by the Approved AFE and the Master Construction Schedule, (ii) the purchase of assets in the ordinary course of business reasonably required in connection with the operation of the Project contemplated by the then-effective Operating Budget, (iii) the purchase of assets reasonably required in connection with Permitted Capital Expenditures under the Capital Budget and (iv) Permitted Investments.

(i)	Change Flag, Class or Operator. Without the prior written consent of the Majority Lenders, change, or allow to be changed, the Vessel’s flag, registration, classification society or Operator from that in effect on the Shell Commencement Date.

(j)	Money Laundering. In connection with this Agreement, any other Loan Document and the Contribution Agreement, contravene or permit the Borrower or any Subsidiary of the Borrower to contravene, any law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Communities) and comparable United States Federal and state laws, including without limitation, (A) the United States Trading with the Enemy Act of October 6, 1917, as amended, (B) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, (C) Executive Order No. 13224, 66 Fed. Reg. 49,079 (2001), issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism) and (D) the anti-money laundering provisions of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Public Law 107-56 (October 26, 2001) amending the Bank Secrecy Act, 31 U.S.C. Section 5311 et seq. No part of the proceeds from the Facilities will be used, directly or, to the Borrower’s knowledge, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in material violation of the United States Foreign Corrupt Practices Act of 1977, as amended. Neither the Borrower nor any other Security Party, (A) will become a “blocked person” or entity described in Schedule 1 of the Terrorism Order or described in such Department of the Treasury Rule or (B) engage in any dealings or transactions, nor is any such Person otherwise associated, with any such blocked person or entity.

(k)	Project Documents.
(i)	Without the prior written consent of the Majority Lenders in consultation with the Technical and Environmental Consultant:
(A)	suspend, cancel or terminate or consent to, allow to subsist, or accept any suspension, cancellation or termination of, any (A) Construction Contract, (B) the Drilling Contract, (C) the Management Agreement and (D) any other Project Document the suspension, cancellation or termination of which could reasonably be expected (either individually or in the aggregate) to have a Material Adverse Effect;

(B)	except as otherwise permitted pursuant to a Permitted Transaction, sell, transfer, assign (other than pursuant to the Security Documents) or otherwise dispose of (by operation of law, capacity release or otherwise) or consent to any such sale, transfer, assignment or disposition of any part of its interest in (A) any Construction Contract, (B) the Drilling Contract, (C) the Management Agreement and (D) any other Project Document that the sale, transfer, assignment or other disposition of which could reasonably be expected (either individually or in the aggregate) to have a Material Adverse Effect, or consent to the sale, transfer, assignment or disposition under such Project Document by the other Project Party thereto (expect with respect to consenting to an assignment of the Drilling Contract by Shell EP Wells Equipment Services B.V. which shall be governed by Section 9.2(k)(ii)),

(C)	waive any material default under, or material breach of, or waive, fail to enforce, forgive, compromise, settle, adjust or release (or consent to any of the foregoing in respect of) any material right, interest or entitlement, howsoever arising, under, or in respect of, (A) any Construction Contract, (B) the Drilling Contract, (C) the Management Agreement and (D) any other Project Document under which the failure to comply with this Section 9.2(k)(i)(C) could reasonably be expected (either individually or in the aggregate) to have a Material Adverse Effect,

(D)	initiate or settle a material arbitration claim or proceeding under (A) any Construction Contract, (B) the Drilling Contract, (C) the Management Agreement and (D) any other Project Document with respect to which such initiation or settlement could reasonably be expected (either individually or in the aggregate) to have a Material Adverse Effect,

(E)	agree to or petition, request or take any other material legal or administrative action that seeks, or may reasonably be expected, to Impair (A) any Construction Contract, (B) the Drilling Contract, (C) the Management Agreement and (D) any other Project Document,

(F)	except as otherwise permitted pursuant to a Permitted Transaction, amend, supplement or modify or in any way vary, or agree to the variation of, any material provision, covenant or obligation of (A) any Construction Contract, (B) the Drilling Contract, (C) the Management Agreement

and (D) any other Project Document with respect to which such amendment, supplement, modification or variation could reasonably be expected (either individually or in the aggregate) to have a Material Adverse Effect, other than through change orders with respect to the Construction Contracts, which change order protocol is addressed in Section 9.1(s), and
(ii)	Prior to the Borrower providing its consent, if such consent is required under the Drilling Contract, to an assignment or novation of any or all of Shell EP Wells Equipment Services B.V.’s rights, duties and obligations under the Drilling Contract or any subleasing of the Vessel by Shell EP Wells Equipment Services B.V., the Borrower shall have received the prior written consent of the Supermajority Lenders in consultation with the Technical and Environmental Consultant.
(l)	Permitted Capital Expenditures. Make any Capital Expenditures other than Capital Expenditures provided for in the then-applicable Capital Budget (including the Capital Expenditure allowed pursuant to the variance permitted pursuant to Section 9.1(y)(v)) and as otherwise approved by the Majority Lenders in writing, such approval to be subject to the sole discretion of the Majority Lenders (“Permitted Capital Expenditures”).

(m)	Accounting Changes. Change the last day of its fiscal year from December 31 of each year, or the last days of the first three fiscal quarters in each of its fiscal years from March 31, June 30 and September 30 of each year, respectively or permit any change in its accounting policies or reporting practices, except as required by GAAP, without the prior written consent of the Administrative Agent.

(n)	Transaction with Affiliates. Directly or indirectly enter into any transaction with an Affiliate except in the ordinary course of and pursuant to the reasonable requirements of its business and upon commercially reasonable terms that are not less favorable to it than those which might be obtained in a comparable arm’s-length transaction at the time from a Person which is not such an Affiliate.

(o)	Governmental Approvals. Petition, request or take any legal or administrative action that seeks to amend, supplement or modify any Government Approval in any material respect unless (A) the Borrower shall have furnished to the Administrative Agent a copy (certified by an Authorized Officer of the Borrower) of the proposed amendment, supplement or modification and a description of the actions that the Borrower proposes to take and (B) such amendment, supplement or modification could not reasonably be expected (either individually or in the aggregate) to have a Material Adverse Effect. The Borrower shall promptly upon receipt or publication furnish a copy (certified by the Authorized Officer of the Borrower) of each such amendment, supplement or modification to the Administrative Agent.

(p)	Permitted Transactions. Enter into any bareboat charter agreement, time charter agreement or local agency agreement (as applicable) unless:
(i)	the counterparty to such bareboat charter agreement and / or time charter agreement is (each a “Permitted Person”):
(A)	a wholly owned Subsidiary of the Borrower;

(B)	a partially owned Subsidiary of the Borrower; provided that such Subsidiary is owned directly or indirectly by (1) the Borrower, (2) any Subsidiary of the Borrower or (3) any Frontier Group Company;

(C)	an Affiliate of the Borrower; provided that such Affiliate is owned directly or indirectly by (1) the Borrower, (2) any Subsidiary of the Borrower or (3) any Frontier Group Company (a “Permitted Affiliate”); or

(D)	a local agent company; provided that (1) such local agent is not a restricted entity under the Foreign Asset Control Regulations or other similar regulations to the extent applicable to the Lenders and (2) such local agent is approved as part of the approval of the Proposed Transaction pursuant to Section 10.3 (a “Permitted Local Agent”);
(ii)	the counterparty to such local agency agreement is a Permitted Local Agent;

(iii)	to the extent any Permitted Person party to the Proposed Transaction is not a wholly-owned Subsidiary of the Borrower, the form and substance of such bareboat charter agreement, time charter agreement and / or local agency agreement (as applicable) is approved as part of the Proposed Transaction in accordance with Section 10.3;

(iv)	simultaneously with the execution and delivery of any bareboat charter agreement, time charter agreement and / or local agency agreement (as applicable), the Borrower and the counterparty to such bareboat charter agreement, time charter agreement and / or local agency agreement (as applicable) executes and delivers a Consent and Agreement related to such bareboat charter agreement, time charter agreement and / or local agency agreement (as applicable);

(v)	the Borrower and counterparty to each such bareboat charter agreement, time charter agreement and / or local agency agreement (as applicable) performs any other actions reasonably requested by the Joint Committee with respect to the Collateral Agent maintaining a first priority Lien in the Collateral on behalf of the Secured Parties and assuring that each bareboat charter agreement, time charter agreement and / or local agency agreement (as applicable) remains subject to such Lien at all times;

(vi)	the Borrower shall deliver to the Joint Committee:
(A)	certified copies of the constitutive documents of each Permitted Person party to the Proposed Transaction;

(B)	certified copies of the shareholder and / or board resolutions of the Borrower and each Permitted Person authorizing such Proposed Transaction;

(C)	evidence of the Borrower and each Permitted Person party to the Proposed Transaction having obtained any material Governmental Approvals required for the operation of the Vessel under the Proposed Transaction;

(D)	a tax report relating to the tax structure of the Proposed Transaction, in form and substance acceptable to the Joint Committee;

(E)	a certificate of chief financial officer of Frontier Drilling USA Inc. on behalf of the Borrower stating that (x) he has reviewed the provisions of each agreement required to entered into in connection with the Proposed Transaction and (y) that after giving effect to any Taxes related to the Proposed Transaction and any agency fees and other fees attendant to the Proposed Transaction (including amounts required to be paid to or by the Permitted Local Agent), such Proposed Transaction shall not cause the average Debt Service Coverage Ratio of the Project for the period beginning on the first full fiscal quarter following the date of such certificate until the Final Payment Date to be below the average Debt Service Coverage Ratio assumed in the Modified Base Case Forecast for the period beginning on the first full fiscal quarter following the date of such certificate until the Final Payment Date;

(F)	legal opinions reasonably requested by the Joint Committee with respect to the Proposed Transaction, in form and substance acceptable to the Joint Committee;

(G)	certified copies of any reports or information provided to the Borrower by Trace International Inc. (or any replacement thereof) as part of the Borrower’s due diligence of any proposed Permitted Person; and

(H)	any other information reasonably requested by the Joint Committee.
(q)	No Restrictions on Subsidiary Dividends and Distributions. Permit any Subsidiary to, enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to make dividends or distributions to its immediate parent.
10. JOINT COMMITTEE
     10.1 Appointment of the Joint Committee. Each Lender hereby appoints and authorizes SCB to act as a member of the joint committee hereunder and further agrees that SCB, in consultation with the Borrower may appoint on behalf of the Lenders another lender as the second member of the joint committee (SCB and such second member, together with any replacement members, the “Joint Committee”) with such powers as are expressly delegated to the Joint Committee by the terms of Section 9.2(p), together with such other powers as are reasonably incidental thereto. The Joint Committee shall not have any duties or responsibilities except those expressly set forth in Section 9.2(p) and such other powers as are reasonably incidental thereto, or be a trustee or fiduciary for any Lender. Notwithstanding anything to the contrary contained herein, the Joint Committee shall not be required to take any action which is contrary to this Agreement or any other Loan Document or any Government Rule. All determinations to be made by the Joint Committee under this Agreement shall be made by unanimous vote of its members and otherwise in accordance with the procedures set forth in this Agreement. In the event that either member of the Joint Committee at any time reduces its Commitments to less than $10,000,000, ceases to be a Lender hereunder, or otherwise resigns from the Joint Committee, the remaining member of the Joint Committee shall appoint a Lender as a successor member to the Joint Committee; provided (a) such Lender shall be a Lender with one of the five largest Commitments at such time among the Lenders who are not then members of the Joint Committee and (b) the Borrower approves of such Lender’s appointment (such approval not to be unreasonably withheld) within two Business Days of receipt of notice of such Lender’s appointment to the Joint Committee. For any period that SCB is the sole Lender under this Agreement, the Joint Committee shall be deemed to consist solely of SCB.
     10.2 Approval of a Wholly Owned Subsidiary Proposed Transaction. Notwithstanding any other provision of this Agreement, any Proposed Transaction in which each Person proposed as a Permitted Person is a wholly owned Subsidiary of the Borrower shall be automatically approved in accordance with the following protocol:

(a)	prior to implementation of the Proposed Transaction, the Borrower shall deliver to the Joint Committee all Proposed Transaction Documentation;

(b)	within ten (10) Banking Days of the receipt of the Proposed Transaction Documentation, the Joint Committee shall provide written confirmation to the Borrower and the Administrative Agent of the receipt of (i) the Proposed Transaction Documentation and (ii) request any other actions requested by the Joint Committee with respect to the Collateral Agent maintaining a first priority Lien in the Collateral on behalf of the Secured Parties, (ii) whether any additional legal opinions are requested by the Joint Committee with respect to the Proposed Transaction or (iii) any other information is requested by the Joint Committee (the “Required Proposed Transaction Documentation”), if any;

(c)	if no Required Proposed Transaction Documentation is requested pursuant to Section 10.2(b), the Proposed Transaction shall be deemed automatically approved and the Borrower may execute the Proposed Transaction;

(d)	if any Required Proposed Transaction Documentation is requested and the Joint Committee notifies the Borrower that the Proposed Transaction could be expected to result in a Material Adverse Effect unless such Required Proposed Transaction Documentation is provided, the delivery of such Required Proposed Transaction Documentation to the Administrative Agent shall be required prior to the implementation of the Proposed Transaction; and

(e)	if any Required Proposed Transaction Documentation is requested and the Joint Committee does not notify the Borrower that the Proposed Transaction could be expected to result in a Material Adverse Effect unless such Required Proposed Transaction Documentation is provided, the Proposed Transaction shall be automatically approved and the Borrower may execute the Proposed Transaction; provided that the Required Proposed Transaction Documentation is provided to the Joint Committee within forty-five (45) days of the receipt by the Joint Committee of the Proposed Transaction Documentation.
     10.3 Approval of a Proposed Transaction. Notwithstanding any other provision of this Agreement, approval of any Proposed Transaction in which any Permitted Person is not a wholly-owned Subsidiary of the Borrower shall be determined in accordance with the following protocol:
(a)	The Borrower shall deliver to the Joint Committee all Proposed Transaction Documentation.

(b)	The Joint Committee (after consultation with the Technical and Environmental Consultant) shall notify the Borrower within twenty (20) days of receipt of the Proposed Transaction Documentation whether the members of the Joint Committee have obtained all required internal approval for the authorization of the Proposed Transaction (“Joint Committee Approval”).

(c)	Upon achieving Joint Committee Approval, the Joint Committee shall deliver to the Lenders the Proposed Transaction Documentation for their review and approval in accordance with clause (d) below.

(d)	The Proposed Transaction shall be deemed to be approved by the Lenders unless an amount of Lenders equal to the Majority Lenders provide the Joint Committee with written notification of their rejection of the Proposed Transaction within ten (10) Banking Days of the date such Lender acknowledges to the Joint Committee that they have received the Proposed Transaction Documentation delivered by the Joint Committee.
     10.4 Proposed Transaction Fee. Commencing with and including the third Proposed Transaction presented to the Joint Committee under Section 10.3 and each Proposed Transaction thereafter, the Borrower shall pay a non-refundable fee of $7,500.00 per member of the Joint Committee to the Administrative Agent, acting on the behalf of the members of the Joint Committee, prior to the delivery of the Proposed Transaction Documentation for such Proposed Transaction.
     10.5 No Waiver; Proposed Transaction. Approval of a Proposed Transaction under this Article 10 shall not be construed to waive any other provision of this Agreement in respect of such Proposed Transaction.
11. SUCCESSORS AND ASSIGNS
     11.1 Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.2, (ii) by way of participation in accordance with the provisions of Section 11.5 or (iii) by way of pledge or assignment of a security interest pursuant to Section 11.6 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of Section 11.2 and, to the extent expressly contemplated hereby, the respective Related Parties of the Administrative Agent, Collateral Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     11.2 Assignment; Participations; Etc. by the Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(a)	Minimum Amounts.
(i)	in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Advances at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(ii)	in any case not described in clause (a)(i) above, the amount of the Commitment (which for this purpose includes the Advances outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than One Million Dollars ($1,000,000), unless each of the Administrative Agent and, so long as no Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
(b)	Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advances or the Commitment assigned.

(c)	Required Consents. The consent of (i) the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) any Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund and (ii) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund.

(d)	Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the assignee, if it is not already a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(e)	No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates.

(f)	No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(g)	No Assignment to Competitors. No such assignment shall be made to any Person or Affiliate of a Person who is primarily engaged in the same type of operations as the Borrower.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.4, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Article 12 and 19.5 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.5.
     11.3 Assignment by SCB.
          (a) (i) SCB hereby irrevocably sells and assigns to China Development Bank Corporation all of its rights and obligations in its capacity as a Senior Lender under this Agreement and any other documents or instruments delivered pursuant hereto to the extent related to the Advances and the unutilized Senior Term Loan Commitment amount identified on Schedule 1A hereto and (ii) China Development Bank Corporation hereby irrevocably purchases and assumes such assignment (and its Senior Term Loan Commitment Amount shall be utilized by virtue of such assignment to the amount set forth on Schedule 1A hereto). By the execution and delivery of this Agreement the Administrative Agent and Borrower consent to such assignment. The Administrative Agent shall make all payments in respect of the outstanding rights and obligations assigned pursuant to this subclause (a) (including all payments of principal, interest and other amounts) to SCB for amounts which have accrued to but excluding the Effective Date and to China Development Bank Corporation for amounts which have accrued from and after the Effective Date.
          (b) (i) SCB hereby irrevocably sells and assigns to The Export-Import Bank of China all of its rights and obligations in its capacity as a Senior Lender under this Agreement and any other documents or instruments delivered pursuant hereto to the extent related to the Advances and the unutilized Senior Term Loan Commitment amount identified on Schedule 1A hereto and (ii) The Export-Import Bank of China hereby irrevocably purchases and assumes such assignment (and its Senior Term Loan Commitment Amount shall be utilized by virtue of such assignment to the amount set forth on Schedule 1A hereto). By the execution and delivery of this Agreement the Administrative Agent and Borrower consent to such assignment. The Administrative Agent shall make all payments in respect of the outstanding rights and obligations assigned pursuant to this subclause (b) (including all payments of principal, interest and other amounts) to SCB for amounts which have accrued to but excluding the Effective Date and to The Export-Import Bank of China for amounts which have accrued from and after the Effective Date.
          (c) SCB (a) represents and warrants that (i) it is the legal and beneficial owner of the interests being assigned by it hereunder, (ii) such interests are free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with this Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any collateral hereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of this Agreement or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates.
          (d) Each of China Development Bank Corporation and The Export-Import Bank of China (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to become a Lender under this Agreement, (ii) it meets all requirements of an eligible assignee under this Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of this Agreement as a Lender hereunder and, to the extent of the interests being assigned to it hereunder, shall have the obligations of a Lender hereunder, (iv) it has received copies of such documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement and to purchase the interests being assigned to it hereunder on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, SCB or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and (ii) it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
     11.4 Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     11.5 Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances owing to it); provided that

(i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
          Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would (i) increase or extend the term of such Lender’s Commitment, (ii) extend the date fixed for the payment of principal of or interest on any Advance or any portion of any fee hereunder payable to the Participant, (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable thereon to a level below the rate at which the Participant is entitled to receive such interest, (v) release any Guarantor from the Guarantee Agreement (other than in accordance with the provisions of the Loan Documents) or (vi) release any Property covered by any Security Document, except in connection with Dispositions permitted hereunder or as otherwise provided herein or in the Security Documents. The Borrower agrees that each Participant shall be entitled to the benefits of Article 12 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.2. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 7.4 as though it were a Lender, provided that such Participant agrees to be subject to Section 7.4 as though it were a Lender.
     11.6 Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and any Note to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     11.7 Taxes.
          (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions for Indemnified Taxes or Other Taxes (including deductions for Indemnified Taxes or Other Taxes applicable to additional sums payable under this Section) each Administrative Agent and each Lender receives an amount equal to the sum it would have received had no such deductions for Indemnified Taxes or Other Taxes been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

          (b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes that arise from any payment made under, or otherwise with respect to, any Loan Document to the relevant Governmental Authority in accordance with applicable law.
          (c) Indemnification by the Borrower. The Borrower shall indemnify each Agent and each Lender, within thirty (30) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) attributable to the Borrower or that arise from any payment made under, or otherwise with respect to, any Loan Document, and paid by such Administrative Agent or such Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Collateral Agent (in each case with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Collateral Agent, shall be conclusive absent manifest error.
          (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) Any Lender that is not resident for tax purposes in the jurisdiction in which the Borrower is resident for such purposes and is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall, to the extent legally able to do so, use reasonable efforts to deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate; provided that nothing herein shall obligate any Lender to disclose any confidential information in connection therewith.
     11.8 Treatment of Certain Refunds. If the Administrative Agent or a Lender reasonably determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid by the Borrower under this Section with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant taxing authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant taxing authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such taxing authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
12. YIELD PROTECTION, ETC.
     12.1 Illegality. Notwithstanding any other provision of this Agreement, in the event that any Change in Law shall make it unlawful for any Lender or its Applicable Lending Office to make or maintain its Advances or give effect to its obligations as contemplated by this Agreement (and, in the opinion of such Lender, the designation of a different Applicable Lending Office would either not avoid such unlawfulness or would be disadvantageous to such Lender), such Lender shall inform the Administrative Agent and the Borrower to that effect, whereafter (a) such Lender’s Commitment shall be suspended until such time as such Lender may again make and maintain its Advances hereunder and (b) if such Change in Law shall so mandate, such Lender’s Advances shall be prepaid by the Borrower, together with accrued and unpaid interest thereon and all other amounts payable by the Borrower under this Agreement, on or before such date as shall be mandated by such Change in Law. In any such event, but without prejudice to the aforesaid obligations of the Borrower to prepay the amounts referenced above, the Borrower and relevant Lender shall negotiate in good faith with a view to agreeing on terms for making its portion of the Commitment available from another jurisdiction on a basis which is not unlawful.
     12.2 Increased Costs.
(a)	Increased Costs Generally. If any Change in Law shall:
(i)	impose, modify or deem applicable any reserve requirements or require the making of any special deposits, compulsory loans, insurance charge or similar requirement against or in respect of any assets of, deposits with or for the account of, or loans by, any Lender; or

(ii)	impose on any Lender any other condition, cost or expense affecting this Agreement or any Advance of such Lender;
and the result of any of the foregoing is either to increase the cost to such Lender of making available or maintaining its Advances or of maintaining its Commitments, or any part thereof or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Bank such additional amount or amounts as will compensate such Bank for such additional costs incurred or reduction suffered. This Section 12.2(a) shall not apply to matters covered by Section 11.7.
(b)	Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Advances of such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered in accordance with Section 12.2(c) below.

(c)	Certificate for Reimbursement.
(i)	Lenders shall deliver a certificate to the Borrower notifying of the occurrence of any Change in Law referenced in Sections 12.2(a) and (b) above and setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, such certification shall be conclusive absent manifest error.

(ii)	The Borrower shall within ten (10) days after receipt of such certification pay to such Lender such amount as the Lender certifies to be necessary to compensate such Lender or its holding company, as the case may be.
(d)	Delay. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than 270 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof).
     12.3 Interest Rate Determination. If on or prior to the first day of any Interest Period (an “Affected Interest Period”):
(a)	the Administrative Agent shall determine that, by reason of circumstances affecting the London Interbank Market generally, adequate and reasonable means do not or will not exist for ascertaining LIBOR pursuant to the definition thereof, or

(b)	(i) with respect to the Senior Facility, Senior Lenders holding more than 33% of the aggregate outstanding principal amount of the Advances under the Senior Facility (for purposes of this Section 12.3, the “Required Senior

Lenders”) or (ii) with respect to the Cost Overrun Term Loan, Cost Overrun Lenders holding more than 33% of the aggregate outstanding principal amount of the Advances under the Cost Overrun Term Loan or, if no Advances under the Cost Overrun Term Loan are outstanding, Cost Overrun Lenders having more than 33% of the aggregate Cost Overrun Term Loan Commitments as most recently in effect (for purposes of this Section 12.3, the “Required Cost Overrun Lenders”), determine and notify the Administrative Agent not later than 5:00 p.m. London, England time on the date two (2) Banking Days prior to such Interest Period that the relevant rates of interest referred to in the definition of “LIBOR” in Article 1 upon the basis of which the rate of interest for Advances under the Senior Facility or Cost Overrun Term Loan, as the case may be, for such Affected Interest Period is to be determined will not be adequate to cover the cost to such Lenders of making or maintaining their Advances under the Senior Facility or Cost Overrun Term Loan, as the case may be, for such Affected Interest Period, the Administrative Agent shall give notice thereof (a “Rate Determination Notice”) to the Borrower and the Lenders as soon as practicable thereafter.
If such notice is given, during the fifteen (15) day period following such Rate Determination Notice, the Administrative Agent shall notify (a “Substitute Basis Notice”) the Borrower of a substitute interest rate basis for the Advances under the Senior Facility or Cost Overrun Term Loan, as the case may be, determined by the Supermajority Lenders or Supermajority Cost Overrun Lenders, as the case may be, which shall constitute for purposes of this Agreement the cost to the Lenders of funding or maintaining their Advances under the Senior Facility or Cost Overrun Term Loan, as the case may be (a “Substitute Basis”), and thereafter the Borrower and the Administrative Agent shall consult in good faith regarding such Substitute Basis and if such Substitute Basis is agreed to by the Borrower in writing within ten (10) Banking Days following delivery of the Substitute Basis Notice, such Substitute Basis shall apply in lieu of LIBOR to all Interest Periods under the applicable Facility commencing on or after the first day of the Affected Interest Period, until notified by the Administrative Agent (acting on the behalf of the Supermajority Lenders or Supermajority Cost Overrun Lenders, as the case may be) that the circumstances giving rise to such notice have ceased to apply; provided that the Borrower may, at least five (5) Banking Days prior to the end of each Affected Interest Period, request that the Supermajority Lenders or Supermajority Cost Overrun Lenders, as the case may be, provide confirmation that the circumstances giving rise to the applicable Substitute Basis continue and if so whether the Substitute Basis will remain the same, increase or decrease for the immediately subsequent Affected Interest Period. If the Borrower rejects the Substitute Basis or fails to approve the Substitute Basis within the required ten (10) Banking Days, the Borrower may elect to prepay the Advances under the Senior Facility or Cost Overrun Term Loan, as the case may be, pursuant to Section 5.3, applying such Substitute Basis with respect to the calculation of interest accrued on and after the first day of the Affected Interest Period until the date of such prepayment; provided, however, that if the Borrower does not elect so to prepay, each Senior Lender or Cost Overrun Term Loan, as applicable, shall determine (and shall certify from time to time in a certificate delivered by such Lender to the Administrative Agent setting forth in reasonable detail the basis of the computation of such amount) the rate basis reflecting the cost to such Lender of funding and maintaining, as applicable, its Advances for the Interest Period commencing on or after the first day of the Affected Interest Period, until the circumstances giving rise to such notice have ceased to apply, and such rate basis shall be binding upon the Borrower and such Lender and shall apply in lieu of LIBOR for the relevant Interest Period. Solely for purposes of this Section, at any time that there is more than one (1) Senior Lender but four (4) or less Senior Lenders under this Agreement, the determination of the Required Senior Lender or Supermajority Lender (as applicable) threshold shall require the approval of at least two (2) Senior Lenders in addition to satisfaction of the percentage requirements for such voting threshold.
     12.4 Administrative Agent’s Certificate. A certificate or determination notice of the Administrative Agent as to any of the matters referred to in this Article 12 shall, save for any manifest error, be conclusive and binding on the Borrower.
     12.5 Break-Funding. The Borrower shall pay to the Administrative Agent for account of each Lender, upon the request of such Lender through the Administrative Agent, such amount or amounts (if any) as shall be sufficient to compensate it for any loss, cost or expense that such Lender determines is attributable to:
(a)	any prepayment of any Advance of such Lender for any reason on a date other than the last day of an Interest Period in respect thereof; or

(b)	the failure by the Borrower for any reason (including the failure of any of the conditions precedent specified in Article 4 to be satisfied) to make the relevant borrowing on the Drawdown Date specified in the relevant Drawdown Notice given pursuant to Section 3.4, or to prepay any Advance in accordance with a notice of prepayment under Section 5.3.
Each Lender will furnish to the Borrower a certificate setting forth the basis and amount of each request by such Lender for compensation under this Section 12.5, which certificate shall be conclusive and binding on the Borrower in the absence of manifest error.
     12.6 Mitigation Obligations. If any Lender requests compensation under Section 12.2, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 11.7, then such Lender shall use reasonable efforts to designate a different Applicable Lending Office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 11.7 or 12.2, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by each Lender in connection with any such designation or assignment.

13. CURRENCY INDEMNITY
     13.1 Judgment Currency. This is an international loan transaction in which the specification of Dollars and payment in New York, New York, is of the essence, and the obligations of the Borrower under this Agreement and the other Loan Documents to each Lender or the Administrative Agent or the Collateral Agent (in this Section 13.1 called an “Entitled Person”) to make payment in Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any other currency or in another place except to the extent that on the Banking Day following receipt of any sum adjudged to be so due in the judgment currency such Entitled Person may in accordance with normal banking procedures purchase, and transfer to New York, New York, Dollars in the amount originally due to such Entitled Person with the judgment currency. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency (in this Section 13.1 called the “judgment currency”), the rate of exchange that shall be applied shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase such Dollars at New York, New York, with the judgment currency on the Banking Day immediately preceding the day on which such judgment is rendered. The Borrower hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay each Entitled Person on demand, in Dollars, the amount (if any) by which the sum originally due to such Entitled Person in Dollars hereunder exceeds the amount of the Dollars purchased and transferred as aforesaid.
14. FEES AND EXPENSES
     14.1 Fee Letters.
          (a) Upfront Fee and Coordination Fee. The Borrower shall pay to SCB such fees as the parties have agreed pursuant to (i) the Upfront Fee and Coordination Fee Letter and (ii) the Additional Upfront Fee Letter in accordance with the terms therewith.
          (b) Agency and Depositary Fee. The Borrower shall pay to the Administrative Agent, for its own account, the Agency and Depositary Fee commencing on the earlier to occur of (i) the Initial Drawdown Date and (ii) the date occurring fifteen (15) days after the Closing Date, and annually in advance on each anniversary of the Closing Date thereafter until the Termination Date (as defined in the Collateral Agency Agreement) in the amounts set forth in the Agency and Depositary Fee Letter. The Agency and Depositary Fee shall be payable in advance in accordance with the terms and in the amounts as set forth in the Agency and Depositary Fee Letter.
     14.2 Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender (as applicable), for each day during the period from the date hereof until the last day of (a) the Senior Revolver Availability Period, with respect to the unused Senior Revolver Commitments at a rate equal to 1.25% per annum, (b) the Term Loan Availability Period, with respect to the unused Senior Term Loan Commitments at a rate equal to 1.25% per annum and (c) the Term Loan Availability Period, with respect to the unused Cost Overrun Term Loan Commitments at a rate equal to 1.25% per annum, accrued commitment fees to be payable on each Quarterly Date and upon termination or expiry of the Commitments.

     14.3 Expenses.
          (a) Subject to Section 14.3(b) below, the Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Lead Arranger, member of the Joint Committee, Agent and its respective Affiliates (including the reasonable fees and expenses of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to the Administrative Agent, Stamford Law Corporation special Singapore local counsel to the Administrative Agent and any other counsel to the Administrative Agent retained in connection with Section 9.1(p)(v) and retained in connection with the review of a Proposed Transaction by the Joint Committee), in connection with the syndication of the Facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (including, without limitation, reasonable out-of-pocket expenses with respect to the Technical and Environmental Consultant, Insurance Consultant, (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by the Lead Arranger, the Mandated Lead Arrangers, the Agents or any Lender (including the fees, charges and disbursements of any counsel for the Agents or any Lender) in connection with the enforcement or, during the continuance of an Event of Default, protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Advances made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances.
          (b) Any out of pocket expenses of the Lead Arranger and member of the Joint Committee that are reasonably expected to exceed $5,000 shall require the Borrower’s written consent, which shall not be unreasonably withheld, prior to the Lead Arranger incurring such out of pocket expense; provided that (i) the Borrower’s approval shall be deemed given if (1) the Borrower does not respond within five Banking Days of the relevant request for approval, (2) such costs and expenses are reasonably necessary to keep the Advances and/or the Lenders’ rights in respect thereof unaffected and in full force and effect or (3) an Event of Default has occurred.
15. APPLICABLE LAW AND JURISDICTION
     15.1 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW (EXCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).
     15.2 Submission to Jurisdiction; Process Agent; Alternative Process; Waiver of Venue, Etc.. The Borrower hereby (i) irrevocably submits, for itself and its Property, to the non-exclusive jurisdiction of the courts of the State of New York and of the United States District Court for the Southern District of New York , and any applicable appellate court, in any action or proceeding arising out of or relating to any Loan Document or any instrument delivered hereunder or thereunder, or for recognition or enforcement of any judgment, and each of the parties hereto, (ii) irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court, (iii) irrevocably waives (to the fullest extent permitted by applicable law) any objection which it now or hereafter may have to the laying of venue of any such action or proceeding brought in any of the foregoing courts, and any objection on the ground that any such action or proceeding in any such court has been brought in an inconvenient forum and (iv) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner permitted by law. The Borrower hereby irrevocably appoints, for the duration of this Agreement and until the Facility has been repaid in full, C T Corporation System, with a place of business at 111 Eighth Avenue, New York, New York 10011, its attorney-in-fact and agent for service of summons or other legal process thereon, which service may be made by serving a copy of any summons or other legal process in any such action or proceeding on such agent and such agent is hereby authorized and directed to receive and forward by and on behalf of the Borrower, service of summons and other legal process in any such action or proceeding against it. The service, as herein provided, of such summons or other legal process in any such action or proceeding shall be deemed personal service and accepted by the Borrower as such, and shall be legal and binding upon the Borrower for all the purposes of any such action or proceeding. Nothing herein shall in any way be deemed to limit the ability of the Administrative Agent, Collateral Agent or any Lender to serve any such process or summonses in any other manner permitted by applicable law. Final judgment (a certified or exemplified copy of which shall be conclusive evidence of the fact and of the amount of any indebtedness of the Borrower to the Lenders) against the Borrower in any such legal action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment. In the event that the Borrower shall not be conveniently available for such service, the Borrower hereby irrevocably appoints the Person who then is the Secretary of State of the State of New York as such attorney-in-fact and agent. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, the Collateral Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any other appropriate jurisdiction.
     15.3 WAIVER OF JURY TRIAL. IT IS MUTUALLY AGREED BY EACH PARTY HERETO THAT EACH OF THEM HEREBY IRREVOCABLY WAIVES , TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO AGAINST ANY OTHER PARTY HERETO ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE NOTES BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

16. THE ADMINISTRATIVE AGENT
     16.1 Appointment of Administrative Agent.
(a)	Each of the Lenders appoints the Administrative Agent to act as the administrative agent under and in connection with the Loan Documents.

(b)	Each of the Lenders authorizes the Administrative Agent to exercise the rights, powers, authorities and discretions specifically given to the Administrative Agent under or in connection with the Loan Documents together with any other incidental rights, powers, authorities and discretions.
     16.2 Duties of the Administrative Agent.
(a)	The Administrative Agent shall promptly forward to a Lender the original or a copy of any document which is delivered to the Administrative Agent for that Lender by any other party.

(b)	Except where a Loan Document specifically provides otherwise, the Administrative Agent is not obligated to review or check the adequacy, accuracy or completeness of any document it forwards to another party.

(c)	If the Administrative Agent receives notice from a party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Lenders.

(d)	If the Administrative Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Lender (other than the Administrative Agent, the Lead Arranger or the Collateral Agent) under this Agreement it shall promptly notify the Lenders.

(e)	The Administrative Agent’s duties under the Loan Documents are solely mechanical and administrative in nature.
     16.3 Role of the Lead Arranger; Mandated Lead Arrangers. Except as specifically provided in the Loan Documents, the Lead Arranger has no obligations of any kind to any other party under or in connection with any Loan Document. The Mandated Lead Arrangers and the Cost Overrun Term Loan Lead Arranger have no obligations of any kind to any other party under or in connection with any Loan Document.
     16.4 No Fiduciary Duties.
(a)	Nothing in this Agreement constitutes the Administrative Agent as a trustee or fiduciary of any other person.

(b)	The Administrative Agent, the Lead Arranger, the Mandated Lead Arrangers and the Cost Overrun Term Loan Lead Arranger shall not be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.
     16.5 Business with the Borrower and the Joint Venturers. The Administrative Agent, the Lead Arranger, the Mandated Lead Arrangers and the Cost Overrun Term Loan Lead Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with the any Security Party.
     16.6 Rights and Discretions.
(a)	The Administrative Agent may rely on:
(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorized; and

(ii)	any statement made by a director, authorized signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
(b)	The Administrative Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:
(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Section 8.1(a) and (b);

(ii)	any right, power, authority or discretion vested in any party or the Lenders has not been exercised; and

(iii)	any notice or request made by the Borrower is made on behalf of and with the consent and knowledge of all the Joint Venturers.
(c)	Subject to Section 14.3, the Administrative Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Administrative Agent may act in relation to the Loan Documents through its personnel and agents.

(e)	The Administrative Agent may disclose to any other party to this agreement any information it reasonably believes it has received as agent under this Agreement.

(f)	Notwithstanding any other provision of any Loan Document to the contrary the Administrative Agent, the Lead Arranger, the Mandated Lead Arrangers and the Cost Overrun Term Loan Lead Arranger are not obligated to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.
     16.7 Required Lenders’ Instructions.
(a)	Unless provided to the contrary in a Loan Document, the Administrative Agent shall (i) exercise any right, power, authority or discretion vested in it as Administrative Agent in accordance with any instructions given to it by the requisite Lenders (or, if so instructed by the requisite Lenders, refrain from exercising any right, power, authority or discretion vested in it as Administrative Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the requisite Lenders.

(b)	Unless provided to the contrary in a Loan Document, any instructions given by the requisite Lenders will be binding on all the Lenders other than the Collateral Agent.

(c)	The Administrative Agent may refrain from acting in accordance with the instructions of the requisite Lenders until it has received such security as it may require for any cost, loss or liability which it may incur in complying with the instructions.

(d)	In the absence of instructions from the requisite Lenders, the Administrative Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Administrative Agent is not authorized to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Loan Document. This Section 16.7 shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Liens in favor of the Collateral Agent on the behalf of the Secured Parties.
     16.8 Responsibility for Documentation. The Administrative Agent, the members of the Joint Committee, the Lead Arranger, the Mandated Lead Arrangers and the Cost Overrun Term Loan Lead Arranger shall not be:
(a)	responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Administrative Agent, the Lead Arranger or any other person given in or in connection with any Loan Document or the transactions contemplated in the Loan Documents; or

(b)	responsible for the legality, validity, effectiveness, adequacy or enforceability of any Loan Document or the Liens in favor of the Collateral

Agent on the behalf of the Secured Parties or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Loan Document or any Liens in favor of the Collateral Agent on the behalf of the Secured Parties.
     16.9 Exclusion of Liability.
(a)	Without limiting Section 16.9(b), the Administrative Agent will not be liable for any action taken by it under or in connection with any Loan Document or the Collateral, unless directly caused by its gross negligence or willful misconduct.

(b)	No party to this Agreement (other than the Administrative Agent) may take any proceedings against any officer, employee or agent of the Administrative Agent in respect of any claim it might have against the Administrative Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Loan Document or any Transaction Document and any officer, employee or agent of the Administrative Agent may rely on this Section 16.9(b).

(c)	The Administrative Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Loan Documents to be paid by the Administrative Agent if the Administrative Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognized clearing or settlement system used by the Administrative Agent for that purpose.

(d)	Nothing in this Agreement shall obligate the Administrative Agent, the Lead Arranger, the Mandated Lead Arrangers and the Cost Overrun Term Loan Lead Arranger to carry out any “know your borrower” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Administrative Agent and the Lead Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or the Lead Arranger.
     16.10 Resignation of the Administrative Agent.
(a)	The Administrative Agent may resign and appoint one of its Affiliates acting through an office in London or New York City, New York as successor by giving notice to the Lenders and the Borrower.

(b)	Alternatively the Administrative Agent may resign by giving notice to the Lenders and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Administrative Agent reasonably acceptable to the Borrower.

(c)	If the Majority Lenders have not appointed a successor Administrative Agent in accordance with Section 16.10(b) within 30 days after notice of resignation was given, the Administrative Agent (after consultation with the Borrower) may appoint a successor Administrative Agent (acting through an office in New York City, New York) reasonably acceptable to the Borrower.

(d)	The retiring Administrative Agent shall, at its own cost, make available to the successor Administrative Agent such documents and records and provide such assistance as the successor Administrative Agent may reasonably request for the purposes of performing its functions as Administrative Agent under the Loan Documents.

(e)	The Administrative Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Administrative Agent shall be discharged from any further obligation in respect of the Loan Documents but shall remain entitled to the benefit of this Article 16. Its successor and each of the other parties to this Agreement shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original party to this agreement.

(g)	After consultation with the Borrower, the Majority Lenders may, by notice to the Administrative Agent, require it to resign in accordance with Section 16.10(b) above. In this event, the Administrative Agent shall resign in accordance with Section 16.10(b) above.
     16.11 Confidentiality.
(a)	In acting as agent for the Lenders, the Administrative Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Administrative Agent, it may be treated as confidential to that division or department and the Administrative Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Loan Document to the contrary, none of the Administrative Agent or the Lead Arranger are obligated to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

     16.12 Relationship with the Lenders.
(a)	The Administrative Agent may treat each Lender as a Lender, entitled to payments under this Agreement unless it has received not less than five Banking Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Administrative Agent with any information that the Collateral Agent may reasonably specify (through the Administrative Agent) as being necessary or desirable to enable the Collateral Agent to perform its functions as Collateral Agent. Each Lender shall deal with the Collateral Agent exclusively through the Administrative Agent and shall not deal directly with the Collateral Agent.
     16.13 Credit Appraisal by the Lenders.
          Without affecting the responsibility of the any Security Party for information supplied by it or on its behalf in connection with any Loan Document, each Lender confirms to the Administrative Agent, the Lead Arranger, the Mandated Lead Arrangers and the Cost Overrun Term Loan Lead Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Loan Document including but not limited to:
(a)	the financial condition, status and nature of the Borrower;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Loan Document and the Liens and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document or the Liens;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any party to this agreement or any of its respective assets under or in connection with any Loan Document, the Liens in favor of the Collateral Agent on the behalf of the Secured Parties, the transactions contemplated by the Loan Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;

(d)	the adequacy, accuracy and/or completeness of any information provided by the Administrative Agent, any party hereto or by any other person under or in connection with any Loan Document, the transactions contemplated by the Loan Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document; and

(e)	the right or title of any Person in or to, or the value or sufficiency of any part of the Collateral, the priority of any of the Liens or the existence of any Liens affecting the Collateral.
     16.14 Administrative Agent’s and Joint Committee Management Time. Any amount payable to the Administrative Agent under Article 14, Section 19.5(a) and Section 19.5(b) shall include any reasonable costs in utilizing the Administrative Agent’s management time or other resources (as shall be approved in writing by the Borrower (such approval not to be unreasonably withheld or delayed)) and will be calculated on the basis of such reasonable daily or hourly rates as the Administrative Agent and members of the Joint Committee may notify to the Borrower and the Lenders, and is in addition to any fee paid or payable to the Administrative Agent under Article 14 or to the Joint Committee.
     16.15 Deduction from Amounts payable by the Administrative Agent. If any party hereto owes an amount to the Administrative Agent under the Loan Documents the Administrative Agent may, after giving notice to that party, deduct an amount not exceeding that amount from any payment to that party which the Administrative Agent would otherwise be obligated to make under the Loan Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Loan Documents that party shall be regarded as having received any amount so deducted.
     16.16 Reliance and Engagement Letters. Each Lender confirms that each of the Lead Arranger and the Administrative Agent has authority to accept on its behalf (and ratifies the acceptance on its behalf of any letters, engagement letters or reports from the Insurance Consultant and Technical and Environmental Consultant already accepted by the Lead Arranger or Administrative Agent) the terms of any letters, engagement letters or reports relating to the Insurance Consultant and Technical and Environmental Consultant in connection with the Loan Documents or the transactions contemplated in the Loan Documents and to bind it in respect of those letters, engagement letters or reports and to sign such documents on its behalf and further confirms that it accepts the terms and qualifications set out in such documents.
17. COLLATERAL AGENT
     17.1 Appointment by Administrative Agent. Each Lender hereby irrevocably authorizes the Administrative Agent to act as its agent under the Collateral Agency Agreement to appoint the Collateral Agent thereunder on behalf of such Lender and the other Secured Parties, such appointment subject to the terms and conditions of such agreement.
18. NOTICES AND DEMANDS
     18.1 Addresses. Every notice or demand required or permitted under this Agreement shall be in writing and may be given or made by facsimile, mail, prepaid overnight courier or other means, sent as follows:
If to the Security Parties:

BULLY 2, LTD. Appleby Trust (Cayman) Ltd. Clifton House 75 Fort Street P.O. Box 1350, Grand Cayman KY1-1108, Cayman Islands British West Indies Facsimile No.: +1-345-949-4901 Attention: The Secretary

with a copy to:

FRONTIER DRILLING USA, INC. 1000 Louisiana, Suite 1210 Houston, TX 77002 Telephone No.: +1-713-481-7500 Attention: John Stevenson
If to the Administrative Agent:
STANDARD CHARTERED BANK 6th Floor, 1 Aldermanbury Square London EC2V 7SB Facsimile No.: +44-207-885-6460 Attention: Lisa Lee / Michelle Goodridge — Loans & Agency UK / Europe
If to the Joint Committee:
STANDARD CHARTERED BANK 6th Floor, 1 Aldermanbury Square London EC2V 7SB Facsimile No.: +44-207-885-6460 Attention: Lisa Lee / Michelle Goodridge — Loans & Agency UK / Europe
If to the Lenders:
          To their respective addresses set forth on Schedule 1 hereto or as otherwise set forth in any Assignment and Assumption provided to the Administrative Agent by such Lender.
     18.2 Receipt. Every notice or demand required or permitted under this Agreement shall except so far as otherwise expressly provided by this Agreement, be deemed to have been received in the case of a facsimile at the time of dispatch thereof (provided that if the date of dispatch is not a Banking Day in the locality of the party to whom such notice or demand is sent it shall be deemed to have been received on the next following Banking Day in such locality), in the case of a letter delivered by hand or by courier, at the time of delivery and, in the case of a letter, on the expiration of five (5) days after the same is put into the mail.
19. MISCELLANEOUS
     19.1 No Waiver. No failure or delay on the part of the Administrative Agent, Collateral Agent or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, remedy, power or privilege under any Loan Document shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The remedies provided herein are cumulative and are not exclusive of any remedies provided by law.
     19.2 Survival. The obligations of the Borrower under Sections 11.7, 12.2, 12.5 and 14.3, 19.5, and the obligations of the Lenders under Section 14.3, shall survive the repayment of the Advances and the termination of the Commitments and, in the case of any Lender that may assign any interest in its Commitment or Advances hereunder, shall survive, in the case of any event or circumstance that occurred prior to the effective date of such assignment, the making of such assignment, notwithstanding that such assigning Lender may cease to be a “Lender” hereunder. In addition, each representation and warranty made, or deemed to be made by a notice of any Advance, herein or pursuant hereto shall survive the making of such representation and warranty.
     19.3 Severability. In case any one or more of the provisions contained in this Agreement or any other Loan Document is found by a court to be invalid or unenforceable, to the fullest extent permitted by applicable law the parties agree that such invalidity or unenforceability shall not impair the validity or enforceability of any other provision hereof.
     19.4 No Fiduciary Relationship. The Borrower acknowledges that the Lenders have no fiduciary relationship with, or fiduciary duty to, the Borrower arising out of or in connection with this Agreement or the other Loan Documents, and the relationship between each Lender and the Borrower is solely that of creditor and debtor. This Agreement and the other Loan Documents do not create a joint venture among the parties.
     19.5 Indemnification by Borrower.
          (a) Indemnification by Borrower. The Borrower shall indemnify each Agent, each member of the Joint Committee, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Security Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Advance or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
          (b) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 14.3 and Section 19.5(a) to be paid by it to either Agent, member of the Joint Committee or any Related Party thereof, each Lender severally agrees to pay to such Agent or such Related Party, as the case may be, pro rata in accordance with such Lender’s Commitment (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against either Agent in its capacity as such, or against any Related Party of any of the foregoing acting for such Agent in connection with such capacity.
          (c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, each party hereto agrees that it will not assert, and hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance or the use of the proceeds thereof.
          (d) Payments. All amounts due under this Section 19.5 shall be payable not later than ten days after demand therefor.
     19.6 Captions. The table of contents and captions and section headings appearing herein are included solely for convenience of reference and shall not be taken into account in the interpretation of any provisions of this Agreement.
     19.7 Amendments. Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be modified or supplemented only by an instrument in writing signed by the Borrower and the Majority Lenders, or by the Borrower and the Administrative Agent acting with the consent of the Majority Lenders, and any provision of this Agreement may be waived by the Majority Lenders or by the Administrative Agent acting with the consent of the Majority Lenders; provided that (a) no modification, supplement or waiver shall, unless by an instrument signed by all of the Lenders or by the Administrative Agent acting with the consent of all of the Lenders (i) increase or extend the term of the Commitments, (ii) extend the date fixed for the payment of principal of or interest on any Advance or any fee hereunder, (iii) reduce the amount of any such payment of principal, (iv) reduce the rate at which interest is payable thereon or any fee is payable hereunder, (v) release any Property covered by any Security Document, except in connection with Dispositions permitted hereunder or as otherwise provided herein or in the Security Documents, (vi) alter the terms of this Section 19.7, or (vii) subject to Section 19.12, modify the definition of the term “Requisite Lenders” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof, or (viii) alter the (1) terms of priority among the Secured Parties in the Lien granted to the Collateral Agent or (2) the priority of payment of the Secured Obligations to the Lenders as set forth in the Loan Documents and (b) any modification or supplement of Article 16, or of any of the rights or duties of an Agent hereunder, shall require the consent of such Agent.
     19.8 Lender Confidentiality. The Lenders shall keep information provided by the Borrower or relating to the Borrower confidential except that the Lenders may disclose such information to:
(a)	the Agents, any Lender or any of the Lender’s affiliates;

(b)	to the Agents’, any Lender’s or any Lender’s affiliates’ service provider or professional advisor who is under a duty of confidentiality to the discloser;

(c)	any actual or potential participant, sub-participant or transferee of the Lender’s rights or obligations under this Agreement (or any of its agents or professional advisors);

(d)	any rating agency, insurer or insurance broker, or direct or indirect provider of credit protection; or

(e)	as required by law or any government, quasi-government, administrative, regulatory or supervisory body or authority, court or tribunal.
     19.9 Entire Agreement. This Agreement and the other Loan Documents constitute the entire agreement among the parties hereto (including all parties added hereto pursuant to any assignment made pursuant to Section 11.2) relating to the subject matter hereof and supercede any and all previous agreements and understandings, oral written, relating to the subject matter hereof. This Agreement may be executed in any number of counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all such counterparts when taken together shall constitute a single contract. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.
     19.10 WAIVER OF IMMUNITY. TO THE EXTENT THAT ANY SECURITY PARTY MAY BE OR BECOME ENTITLED TO CLAIM ANY IMMUNITY FROM SUIT,

JURISDICTION OF ANY COURT OR ANY LEGAL PROCESS (WHETHER THROUGH ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OF A JUDGMENT, OR FROM ANY OTHER LEGAL PROCESS OR REMEDY) AND TO THE EXTENT THAT IN ANY SUCH JURISDICTION THERE MAY BE ATTRIBUTED SUCH AN IMMUNITY (WHETHER OR NOT CLAIMED) WITH RESPECT TO ITSELF OR ITS PROPERTY OR REVENUES, SUCH SECURITY PARTY HEREBY IRREVOCABLY AGREES NOT TO CLAIM AND HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY WITH RESPECT TO ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.
     19.11 USA Patriot Act Notice; OFAC and Bank Secrecy Act. The Administrative Agent hereby notifies the Borrower and each other Security Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”), and the Administrative Agent’s policies and practices, the Administrative Agent and each of the Lenders is required to obtain, verify and record certain information and documentation that identifies each Security Party, which information includes the name and address of each Security Party and such other information that will allow the Administrative Agent and the Lenders to identify each Security Party in accordance with the Act. In addition, each Security Party shall (a) ensure that no Person who owns a controlling interest in or otherwise controls any Security Party or any subsidiary of any thereof is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (b) not use or permit the use of the proceeds of the Facilities to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto, and (c) comply, and cause any of its subsidiaries to comply, with all applicable Bank Secrecy Act laws and regulations, as amended.
     19.12 Defaulting Lenders.
(a)	Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled:
(i)	to any fees accruing during such period pursuant to Section 14.2 of the Credit Agreement (without prejudice to the rights of the Lenders other than Defaulting Lenders in respect of such fees);

(ii)	to the fullest extent permitted by applicable law, to vote in respect of amendments and waivers under the Credit Agreement and the Commitment and the outstanding Advances or other extensions of credit of such Lender under the Credit Agreement will not be taken into account in determining whether the Requisite Lenders have approved any such amendment or waiver (and the definition of “Requisite Lenders” will automatically be deemed modified accordingly for the duration of such period); provided, that any such amendment or waiver that would (A) increase or extend the term of the Commitments, (B) extend the date fixed for the payment of principal of or interest on any Advance or any fee under the Credit Agreement, (C) reduce the amount of any such payment of principal, (D) reduce the rate at which interest is payable thereon or any fee is payable under the Credit Agreement, (E) release any Property covered by any Security Document, except in connection with Dispositions permitted hereunder or as otherwise provided herein or in the Security Documents; or (F) alter the terms of this proviso, will require the consent of such Defaulting Lender;
(iii)	to act as a Reference Bank; and

(iv)	to enter into any Hedging Agreement as a Permitted Hedging Counterparty; provided, that to the extent that such Defaulting Lender has previously entered into a Hedging Agreement, it shall continue to comply with its obligations thereunder.
(b)	Anything herein to the contrary notwithstanding, if at any time a Person acting as a member of the Joint Committee becomes a Defaulting Lender, such Defaulting Lender shall resign from the Joint Committee.

(c)	Anything herein to the contrary notwithstanding, if at any time the Requisite Lenders determine that the Person serving as Administrative Agent is (without taking into account any provision in the definition of “Defaulting Lender” or “Potential Defaulting Lender” requiring notice from the Administrative Agent or any other party) a Defaulting Lender or a Potential Defaulting Lender, the Majority Lenders (determined after giving effect to Section 19.12(a)(ii) above) may by notice to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a replacement Administrative Agent hereunder. Such removal will, to the fullest extent permitted by applicable law, be effective on the earlier of (i) the date a replacement Administrative Agent is appointed and (ii) the date 30 Business Days after the giving of such notice by the Majority Lenders (regardless of whether a replacement Administrative Agent has been appointed).

(d)	If the Borrower and the Administrative Agent agree in writing in their discretion that a Lender that is a Defaulting Lender or a Potential Defaulting Lender should no longer be deemed to be a Defaulting Lender or Potential Defaulting Lender, as the case may be, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will cease to be a Defaulting Lender or Potential Defaulting Lender and will be a Non-Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender or Potential Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender or Potential Defaulting Lender.
[SIGNATURES ON NEXT PAGE]

          IN WITNESS whereof the parties hereto have caused this Agreement to be executed by their respective duly authorized representative on the day and year first above written.

BULLY 2, LTD., as Borrower
By:	/s/ Vernon G. Westerhout
	Name:	Vernon G. Westerhout
	Title:	General Manager

CHINA DEVELOPMENT BANK CORPORATION, as Senior Lender
By:	/s/ Song Weinong
	Name:	Song Weinong
	Title:	General Manager, Dalian Branch

THE EXPORT-IMPORT BANK OF CHINA, as Senior Lender
By:	/s/ [Illegible]
	Name:	[Illegible]
	Title:	General Manager, Transport Finance Department

STANDARD CHARTERED BANK, as Senior Lender
By:	/s/ Paul Clifford
	Name:	Paul Clifford
	Title:	Director, Head of Project Finance Americas

By:	/s/ Robert K. Reddington
	Name:	Robert K. Reddington
	Title:	AVP/Credit Documentation

HSBC BANK PLC, as Senior Lender
By:	/s/ M. Bonnici
	Name:	M. Bonnici
	Title:	Director, Project & Export Finance

STANDARD CHARTERED BANK, as Lead Arranger
By:	/s/ Paul Clifford
	Name:	Paul Clifford
	Title:	Director, Head of Project Finance Americas

By:	/s/ Robert K. Reddington
	Name:	Robert K. Reddington
	Title:	Assistance Vice President, Credit Documentation

CHINA DEVELOPMENT BANK CORPORATION, as Mandated Lead Arranger
By:	/s/ Song Weinong
	Name:	Song Weinong
	Title:	General Manager, Dalian Branch

THE EXPORT-IMPORT BANK OF CHINA, as Mandated Lead Arranger
By:	/s/ [Illegible]
	Name:	[Illegible]
	Title:	General Manager, Transport Finance Department

STANDARD CHARTERED BANK, as Mandated Lead Arranger
By:	/s/ Paul Clifford
	Name:	Paul Clifford
	Title:	Director, Head of Project Finance Americas

By:	/s/ Robert K. Reddington
	Name:	Robert K. Reddington
	Title:	Assistance Vice President, Credit Documentation

HSBC BANK PLC., as Mandated Lead Arranger
By:	/s/ M. Bonnici
	Name:	M. Bonnici
	Title:	Director, Project & Export Finance

RZB FINANCE LLC, as Cost Overrun Lender
By:	/s/ Shirley Ritch
	Name:	Shirley Ritch
	Title:	Vice President

By:	/s/ John A. Valiska
	Name:	John A. Valiska
	Title:	First Vice President

RZB FINANCE LLC, as Cost Overrun Term Loan Lead Arranger
By:	/s/ Shirley Ritch
	Name:	Shirley Ritch
	Title:	Vice President

By:	/s/ John A. Valiska
	Name:	John A. Valiska
	Title:	First Vice President

STANDARD CHARTERED BANK, as Administrative Agent
By:	/s/ Charles Mildred
	Name:	Charles Mildred
	Title:	Associate Director, Agency UK/Europe

STANDARD CHARTERED BANK, as Collateral Agent
By:	/s/ Charles Mildred
	Name:	Charles Mildred
	Title:	Associate Director, Agency UK/Europe

Remaining Schedules and Exhibits To Be Attached Separately

EXECUTION VERSION

OMNIBUS AMENDMENT AND CONSENT AGREEMENT
Dated as of July 28, 2010
among
BULLY 2, LTD.,
AND
STANDARD CHARTERED BANK,
AS ADMINISTRATIVE AGENT AND COLLATERAL AGENT

          THIS OMNIBUS AMENDMENT AND CONSENT AGREEMENT dated as of July 28, 2010 (this “Agreement”) is made between (i) BULLY 2, LTD., an exempt company incorporated in the Cayman Islands (the “Borrower”) and (ii) STANDARD CHARTERED BANK, a company incorporated by Royal Charter in England (with reference number ZC18, hereinafter “SCB”), as administrative agent (in such capacity and any successor thereto, the “Administrative Agent”) acting on the behalf of the Majority Lenders and as collateral agent (in such capacity and any successor thereto, the “Collateral Agent”) for the Secured Parties.
          WHEREAS, the Borrower, the Administrative Agent, SCB, in its capacity as lead arranger, China Development Bank Corporation, The Export-Import Bank of China, SCB and HSBC Bank PLC, as mandated lead arrangers, RZB Finance LLC, as cost overrun term loan lead arranger, the Collateral Agent, and the financial institutions identified therein as lenders party thereto (the “Lenders”) are parties to that certain Term Loan and Revolving Loan Credit Facility Agreement dated as of October 21, 2008, and amended and restated as of October 9, 2009 (as amended, supplemented or modified from time to time, the “Credit Agreement”);
          WHEREAS, FDR Holdings, certain shareholders of FDR Holdings and Noble Corporation (“Noble”) intend to consummate a transaction whereby Noble shall acquire a 100% ownership interest in FDR Holdings (the “Transaction”);
          WHEREAS, in connection with the Transaction, the Borrower desires to effectuate certain amendments to the Credit Agreement, obtain certain consents from the required Lenders with respect to certain actions to be taken in connection with the Transaction and terminate the Sponsor Purchase Agreement;
          NOW, THEREFORE, in consideration of the foregoing premises and the covenants and agreements contained herein, the parties hereto hereby enter into this Agreement in order to effectuate certain amendments to the Credit Agreement and grant the referenced consents.
ARTICLE 1
DEFINITIONS
          1.01 Certain Defined Terms. Except as otherwise expressly provided herein, capitalized terms used herein which are defined in the Credit Agreement shall have the same meanings herein (including in the introductory paragraph and recitals hereto) as therein and the principles of interpretation set forth therein shall apply herein.
          “Administrative Agent” has the meaning ascribed thereto in the recitals.
          “Agreement” has the meaning ascribed thereto in the recitals.
          “Collateral Agent” has the meaning ascribed thereto in the recitals.
          “Borrower” has the meaning ascribed thereto in the recitals.
          “Credit Agreement” has the meaning ascribed thereto in the recitals.

          “Effective Date” has the meaning ascribed thereto in Section 4.01.
          “Lenders” has the meaning ascribed thereto in the recitals.
          “Mortgagee” has the meaning ascribed thereto in the Mortgage.
          “Noble” has the meaning ascribed thereto in the recitals.
          “SCB” has the meaning ascribed thereto in the recitals.
          “Transaction” has the meaning ascribed thereto in the recitals.
          “Transaction Closing Date” means the date of consummation of the Transaction as confirmed in writing by the Borrower to the Administrative Agent.
ARTICLE 2
CREDIT AGREEMENT AMENDMENTS
          2.01 Amendments to the Representations and Warranties.
          (a) Ownership. Subject to Section 4.01, Section 2.1(q) of the Credit Agreement is hereby amended by deleting the words “and the Purchasers” in clause (iii) thereof and by deleting the words “the Sponsor Purchase Agreement or” in the second sentence thereof.
          (b) Sponsor Purchase Agreement. Subject to Section 4.01, Section 2.1(bb) of the Credit Agreement is hereby deleted in its entirety and replaced with the word “Reserved”.
          2.02 Amendments to Events of Default. Subject to Section 4.01, Section 8.1(n) of the Credit Agreement is hereby deleted in its entirety and replaced with the word “Reserved.”
          2.03 Amendments to Loan Document Definition. Subject to Section 4.01, the definition of “Loan Documents” in Section 1.1 of the Credit Agreement is hereby amended by (i) deleting the phrase “and the Fee Letters” in its entirety and (ii) inserting the phrase “, the Fee Letters and the Omnibus Amendment and Consent Agreement dated as of July 28, 2010 among the Borrower and SCB, as Administrative Agent and Collateral Agent” immediately after words “the Fee Letters” in place thereof.
          2.04 Amendment to Notice Information.
          (a) Subject to Section 4.01, the notice information for the Security Parties contained in Section 18.1 of the Credit Agreement is hereby deleted in its entirety and replaced with the following (the “New Notice Information”):
“BULLY 2, LTD.
c/o Maples and Calder
PO Box 309, Ugland House
South Church Street, George Town

Grand Cayman KY1-1104
Cayman Islands
with a copy to:
BULLY 2, LTD.
c/o Noble Drilling Services Inc.
13135 South Dairy Ashford, Suite 800
Sugar Land, TX 77478
Attn: Steve Donley
Facsimile No.: 281.276.6344”
          (b) Subject to Section 4.01, Section 18.1 of the Credit Agreement is hereby amended to add the following sentence directly at the end thereof:
“Any party hereto may change its address or facsimile number for notices and other communications hereunder by providing prior written notice to the other parties hereto.”
          (c) Subject to Section 4.01, the Borrower hereby notifies the Administrative Agent and the Collateral Agent that, pursuant to each of Section 20 of the Mortgage, Section 23 of the Assignment of Earnings, Section 19 of the Assignment of Insurances, Section 21 of each Assignment of Construction Contract, Section 21 of the Assignment of Drilling Contract, Section 21 of the Assignment of Management Contract, Section 5.04 of the Security Agreement, Section 7.04 of the Collateral Agency Agreement, Section 6.2 of the Depositary Agreement, Section 7(b) of the Direct Agreement, Section 8(b) of the Consent and Agreement in respect of the Management Agreement, Section 7(b) of the Consent and Agreement in respect of the Shanghai Construction Contract, and Section 18 of the Control Agreement with Wells Fargo Bank, National Association and with respect to the notice information of the Borrower in any other Loan Document, on and after the Effective Date, it designates the New Notice Information as its address for notices delivered pursuant to any of the foregoing Loan Documents.
          2.05 New Vessel Name.
          (a) The Borrower hereby informs the Administrative Agent that, at or after the consummation of the Transaction, the name of the Vessel may be changed to a new name (the “New Vessel Name”).
          (b) The Borrower hereby agrees to (i) deliver written notice from the Borrower to the Administrative Agent specifying the New Vessel Name, (ii) execute an amendment to the Mortgage in form and substance reasonably acceptable to the Administrative Agent and the Mortgagee effectuating such change in vessel name, (iii) deliver evidence reasonably requested and satisfactory to the Administrative Agent, Collateral Agent and Mortgagee that all actions required by applicable law for effectuating such amendment to the Mortgage and change in vessel name have been completed and (iv) pay all reasonable out-of-pocket expenses incurred by the Agents and their respective Affiliates (including the reasonable fees and expenses of

Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to the Administrative Agent, Holland and Knight, special maritime counsel to the Administrative Agent and any other counsel to the Administrative Agent) in connection with the transactions contemplated by this Section 2.05.
          (c) The Administrative Agent (acting on the behalf of the Majority Lenders) hereby acknowledges and agrees that upon satisfaction of the requirements set forth in Section 2.05(b), (i) the Credit Agreement (as amended hereby) and each other Loan Document (other than the Mortgage) shall be automatically amended without any further action by any party thereto to replace the phrase “Frontier Bully II” in each instance where such phrase appears therein with the New Vessel Name and (ii) the defined term “Vessel” in the Credit Agreement (as amended hereby) shall be automatically amended without any further action by any party thereto to reflect the New Vessel Name.
ARTICLE 3
LENDER CONSENTS
          3.01 Sponsor Purchase Agreement.
          (a) Subject to Section 4.01, the Borrower hereby requests, and the Administrative Agent (acting on the behalf of the Majority Lenders) hereby consents to, the termination of the Sponsor Purchase Agreement, and the Administrative Agent (acting on the behalf of the Majority Lenders) agrees that such termination shall not constitute an Event of Default under Section 8.1(n) of the Credit Agreement.
          3.02 Change of Office.
          (a) The Borrower hereby informs the Administrative Agent that, at or after the consummation of the Transaction, the registered office of the Borrower may be changed to Maples & Calder, PO Box 309, Ugland House, South Church Street, George Town, Grand Cayman KY1-1104, Cayman Islands (the “New Registered Office”).
          (b) In connection with the change of the Borrower’s registered office to the New Registered Office, the Borrower hereby agrees to: (i) deliver written notice from the Borrower to the Administrative Agent that the registered office shall be changed to the New Registered Office, (ii) execute an amendment to the Mortgage in form and substance reasonably acceptable to the Administrative Agent and the Mortgagee evidencing such change in registered office and deliver such evidence as is reasonably requested and satisfactory to the Administrative Agent and Mortgagee that all actions required by applicable law for effectuating such amendment to the Mortgage have been completed, (iii) deliver evidence reasonably requested and satisfactory to the Administrative Agent that all actions required by applicable law for effectuating such change in registered office have been completed, including but not limited to (A) that the register of mortgages and charges and register of directors and officers are maintained at the New Registered Office and (B) notifications with respect to such change in registered office have been made in accordance with applicable law and within the statutory time limits for such notification and (iv) pay all reasonable out-of-pocket expenses incurred by the Agents and their respective Affiliates (including the reasonable fees and expenses of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to the Administrative Agent, Holland and Knight, special maritime counsel to the Administrative Agent and any other counsel to the Administrative Agent) in connection with the transactions contemplated by this Section 3.02.
          (c) The Administrative Agent (acting on the behalf of the Majority Lenders) hereby acknowledges and agrees that upon satisfaction of the requirements set forth in Section 3.02(b), (i) Section 2.1(s) of the Credit Agreement (as amended hereby) shall be automatically amended and restated as follows:
“(s) Offices. The registered office of the Borrower is located at Maples & Calder, PO Box 309, Ugland House, South Church Street, George Town, Grand Cayman KY1-1104, Cayman Islands”
and (ii) each reference to the Borrower’s registered office in each of the Security Documents (other than the Mortgage) shall be automatically amended and restated to refer to “Maples & Calder, PO Box 309, Ugland House, South Church Street, George Town, Grand Cayman KY1-1104, Cayman Islands”.
          (d) Notwithstanding anything contained in the Credit Agreement (as amended hereby), the Notes or any Security Document to the contrary, the Administrative Agent (acting on the behalf of the Majority Lenders) hereby (i) subject to the satisfaction of the requirements set forth in Section 3.02(b), consents to the change in the location of the Borrower’s registered office to the New Registered Office pursuant to this Section 3.02, and (ii) agrees that the change in the location of the Borrower’s registered office to the New Registered Office pursuant to this Section 3.02 shall not result in an Event of Default under the Credit Agreement, any Notes or any of the Security Documents.
          3.03 Reflagging.
          (a) The Borrower hereby informs the Administrative Agent that, at or after the consummation of the Transaction but in any event no later than within one (1) calendar year after the date hereof, the Vessel may be reflagged in Liberia (the “Vessel Reflagging”).
          (b) The Administrative Agent (acting on the behalf of the Majority Lenders) hereby consents to the Vessel Reflagging, provided that the Borrower shall, prior to giving effect to the Vessel Reflagging, (i) give, execute, deliver, file and record any financing statement, notice, instrument, document (including Security Document), agreement, legal opinions or other papers that may be necessary or desirable or that may be reasonably requested by the Administrative Agent, Collateral Agent or Mortgagee in form and substance reasonably satisfactory to the Administrative Agent, Collateral Agent and Mortgagee with respect to the Vessel and the creation and perfection, in favor of the Collateral Agent for the benefit of the Secured Parties, of a legal, valid and enforceable first priority Lien on and security interest in all right, title and interest of the Borrower in the Vessel, (ii) take such necessary and appropriate actions with respect to the Vessel Reflagging (and provide evidence thereof) as may be reasonably requested by the Administrative Agent and (iii) pay all reasonable out-of-pocket expenses incurred by the Agents and their respective Affiliates (including the reasonable fees and expenses of the Insurance Consultant, Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to the Administrative Agent, Holland and Knight, special maritime counsel to the Administrative Agent and any other counsel to the Administrative Agent) in connection with the transactions contemplated by this Section 3.03. The Borrower shall deliver certified copies of such documents and instruments as are required by applicable law to evidence the reflagging of the Vessel in Liberia promptly after receipt thereof.
          (c) Upon receipt by the Administrative Agent of written notice from the Borrower of the consummation of the Vessel Reflagging and satisfaction of the requirements set forth in Section 3.03(b), the Credit Agreement (as amended hereby), the Notes and each Security Document shall be automatically amended without any further action by any party thereto to reflect the Vessel Reflagging. The Administrative Agent (acting on the behalf of the Majority Lenders) hereby agrees that the Vessel Reflagging shall not result in an Event of Default under the Credit Agreement, any Notes or any of the Security Documents.
ARTICLE 4
EFFECTIVE DATE
          4.01 Effectiveness.
          (a) The parties hereto acknowledge and agree that for all purposes under the Loan Documents this Agreement shall become effective upon (a) the Transaction Closing Date and (b) delivery of evidence of payment by the Borrower to the Administrative Agent for all reasonable and documented out-of-pocket expenses incurred by the Agents and their respective Affiliates (including the reasonable fees and expenses of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to the Administrative Agent, Holland and Knight, special maritime counsel to the Administrative Agent and any other counsel to the Administrative Agent) in connection with the negotiation, execution, delivery and administration of this Agreement and the provisions hereof (the “Effective Date”).
          (b) The amendments in Articles 2 and 3 shall be applicable solely with respect to those matters expressly provided herein and no other amendments may be construed or implied. Each reference in the Credit Agreement and each of the other Loan Documents to “the Credit Agreement”, “hereunder”, “hereof”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended by this Agreement. Except as modified pursuant hereto, each of the Loan Documents are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. The execution, delivery and effectiveness of this Agreement shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Secured Party under any of the Loan Documents nor constitute a waiver of any provision of any of the Loan Documents.
          (c) The Borrower hereby agrees that this Agreement shall constitute a “Loan Document” for purposes of the Credit Agreement.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES
          5.01 Representations and Warranties. The Borrower represents and warrants to the Administrative Agent that (a) the representations and warranties set forth in Article 2 of the Credit Agreement are true and complete on the date hereof as if made on and as of the date hereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, such representation or warranty shall be true and correct as of such specific date), and (b) no Default or Event of Default has occurred and is continuing. No Default or Event of Default will occur under the Loan Documents as a result of the execution, delivery and performance by the Borrower of this Agreement.
ARTICLE 6
MISCELLANEOUS
          6.01 Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby.
          6.02 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.
          6.03 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW (EXCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).
          6.04 WAIVER OF JURY TRIAL. IT IS MUTUALLY AGREED BY EACH PARTY HERETO THAT EACH OF THEM HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO AGAINST ANY OTHER PARTY HERETO ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE NOTES BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

          6.05 SUBMISSION TO JURISDICTION. EACH PARTY HERETO HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK COUNTY (INCLUDING ANY APPELLATE DIVISION THEREOF), AND OF ANY OTHER APPELLATE COURT IN THE STATE OF NEW YORK, FOR THE PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
          6.06 Severability. In case any one or more of the provisions contained in this Agreement is found by a court to be invalid or unenforceable, to the fullest extent permitted by applicable law the parties agree that such invalidity or unenforceability shall not impair the validity or enforceability of any other provision hereof.
[REMAINDER OF THIS PAGE INTENTIONALLY BLANK]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BULLY 2, LTD.
By:	/s/ Vern Westerhout
	Name:	Vern Westerhout
	Title:	General Manager

STANDARD CHARTERED BANK, as Administrative Agent and as Collateral Agent
By:	/s/ Charles Mildred
	Name:	Charles Mildred
	Title:	Associate Director, Agency UK/Europe